Exhibit 99.2
[EXECUTION]
CREDIT AGREEMENT
by and among
DELEK REFINING, INC.,
as Parent
DELEK REFINING, LTD.
as Borrower
THE LENDERS THAT ARE SIGNATORIES HERETO,
as the Lenders
WELLS FARGO CAPITAL FINANCE, LLC,
as Agent
WELLS FARGO CAPITAL FINANCE, LLC
and
BANK OF AMERICA, N.A.,
as Co-Collateral Agents
and
WELLS FARGO CAPITAL FINANCE, LLC
BANC OF AMERICA SECURITIES LLC
and
SUNTRUST ROBINSON HUMPHREY, INC.,
as Joint Lead Arrangers and Joint Bookrunners
and
BANK OF AMERICA, N.A. and SUNTRUST BANK,
as Co-Syndication Agents
and
REGIONS BANK, N.A.,
as Documentation Agent
Dated as of February 23, 2010

TABLE OF CONTENTS

1. DEFINITIONS AND CONSTRUCTION	1

1.1 Definitions	1
1.2 Accounting Terms	1
1.3 Code	1
1.4 Construction	1
1.5 Schedules and Exhibits	2

2. LOAN AND TERMS OF PAYMENT	3

2.1 Revolver Advances	3
2.2 [Reserved]	3
2.3 Borrowing Procedures and Settlements	3
2.4 Payments; Increase of Maximum Credit; Prepayments	10
2.5 Overadvances	18
2.6 Interest Rates and Letter of Credit Fee:	18
2.7 Crediting Payments; Clearance Charge	20
2.8 Designated Account	20
2.9 Maintenance of Loan Account; Statements of Obligations	20
2.10 Fees	21
2.11 Letters of Credit	21
2.12 LIBOR Option	25
2.13 Capital Requirements	27
2.14 Appointment of Administrative Borrower as Agent for Requesting Loans and Receipts of Loans and Statements	28

3. CONDITIONS; TERM OF AGREEMENT	29

3.1 Conditions Precedent to the Initial Extension of Credit	29
3.2 Conditions Precedent to all Extensions of Credit	29
3.3 Maturity	29
3.4 Effect of Maturity	30
3.5 Early Termination by Borrowers	30

4. REPRESENTATIONS AND WARRANTIES	30

4.1 Due Organization and Qualification; Subsidiaries	30
4.2 Due Authorization; No Conflict	31
4.3 Governmental Consents	32
4.4 Binding Obligations; Perfected Liens	32
4.5 Title to Assets; No Encumbrances	32
4.6 Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number	32
4.7 Litigation	33

(i)

4.8 Compliance with Laws	33
4.9 No Material Adverse Change	34
4.10 Fraudulent Transfer	34
4.11 ERISA	34
4.12 Employee Benefits	34
4.13 Environmental Condition	34
4.14 Intellectual Property	34
4.15 Leases	35
4.16 Deposit Accounts and Securities Accounts	35
4.17 Complete Disclosure	35
4.18 Material Contracts	35
4.19 Patriot Act	36
4.20 Indebtedness	36
4.21 Payment of Taxes	36
4.22 Margin Stock	36
4.23 Governmental Regulation	36
4.24 OFAC	37
4.25 Employee and Labor Matters	37
4.26 Intentionally Omitted	37
4.27 Intentionally Omitted	37
4.28 Eligible Accounts	37
4.29 Eligible Petroleum Inventory	37
4.30 Locations of Inventory and Equipment	37
4.31 Inventory Records	38

5. AFFIRMATIVE COVENANTS	38

5.1 Financial Statements, Reports, Certificates	38
5.2 Collateral Reporting	38
5.3 Existence	38
5.4 Maintenance of Properties	38
5.5 Taxes	39
5.6 Insurance	39
5.7 Inspection	39
5.8 Compliance with Laws	40
5.9 Environmental	40
5.10 Disclosure Updates	40
5.11 Formation of Subsidiaries; Additional Borrowers; Redesignation of Guarantor	41
5.12 Further Assurances	42
5.13 Lender Meetings	43
5.14 Material Contracts	43
5.15 Location of Inventory and Equipment	43
5.16 Assignable Material Contracts	43
5.17 Subordinated Working Capital Facility	43
5.18 Subordinated Note	43

(ii)

6. NEGATIVE COVENANTS	44

6.1 Indebtedness	44
6.2 Liens	44
6.3 Restrictions on Fundamental Changes	44
6.4 Disposal of Assets	45
6.5 Change Name	45
6.6 Nature of Business	46
6.7 Prepayments and Amendments	46
6.8 Change of Control	46
6.9 Restricted Payments	46
6.10 Permitted Subordinated Indebtedness	47
6.11 Accounting Methods	48
6.12 Investments; Controlled Investments	48
6.13 Transactions with Affiliates	48
6.14 Use of Proceeds	49
6.15 Consignments	50
6.16 Inventory and Equipment with Bailees	50

7. FIXED CHARGE COVERAGE RATIO	50

8. EVENTS OF DEFAULT	50

9. RIGHTS AND REMEDIES	53

9.1 Rights and Remedies	53
9.2 Remedies Cumulative	54

10. WAIVERS; INDEMNIFICATION	54

10.1 Demand; Protest; etc	54
10.2 The Lender Group’s Liability for Collateral	54
10.3 Indemnification	54

11. NOTICES	55

12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER	56

13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS	57

13.1 Assignments and Participations	57
13.2 Successors	60

14. AMENDMENTS; WAIVERS	61

14.1 Amendments and Waivers	61
14.2 Replacement of Certain Lenders	63
14.3 No Waivers; Cumulative Remedies	63

(iii)

15. AGENT; THE LENDER GROUP	64

15.1 Appointment and Authorization of Agent	64
15.2 Delegation of Duties	65
15.3 Liability of Agent	65
15.4 Reliance by Agent	65
15.5 Notice of Default or Event of Default	65
15.6 Credit Decision	66
15.7 Costs and Expenses; Indemnification	67
15.8 Agent in Individual Capacity	67
15.9 Successor Agent	68
15.10 Co-Collateral Agent Determinations; Successor Co-Collateral Agents	68
15.11 Lender in Individual Capacity	69
15.12 Collateral Matters	69
15.13 Restrictions on Actions by Lenders; Sharing of Payments	71
15.14 Agency for Perfection	71
15.15 Payments by Agent to Lenders	72
15.16 Concerning the Collateral and Related Loan Documents	72
15.17 Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	72
15.18 Several Obligations; No Liability	73

16. WITHHOLDING TAXES	73

17. GENERAL PROVISIONS	76

17.1 Effectiveness	76
17.2 Section Headings	76
17.3 Interpretation	76
17.4 Severability of Provisions	76
17.5 Bank Product Providers	77
17.6 Debtor-Creditor Relationship	77
17.7 Counterparts; Electronic Execution	77
17.8 Revival and Reinstatement of Obligations	77
17.9 Confidentiality	78
17.10 Lender Group Expenses	79
17.11 USA PATRIOT Act	79
17.12 Integration	79

(iv)

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit B-2	Form of Bank Products Provider Agreement
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice

Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule E-1	Eligible Petroleum Inventory Locations
Schedule E-2	Eligible Carriers
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule 1.1	Definitions
Schedule 3.1	Conditions Precedent
Schedule 4.1(b)	Capitalization of Borrowers
Schedule 4.1(c)	Capitalization of Borrowers’ Subsidiaries
Schedule 4.6(a)	States of Organization
Schedule 4.6(b)	Chief Executive Offices
Schedule 4.6(c)	Organizational Identification Numbers
Schedule 4.7(b)	Litigation
Schedule 4.14	Intellectual Property
Schedule 4.16	Deposit Accounts and Securities Accounts
Schedule 4.18	Material Contracts
Schedule 4.20	Permitted Indebtedness
Schedule 4.30	Locations of Inventory and Equipment
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting; Compliance Certificate
Schedule 6.6	Nature of Business

-i-

CREDIT AGREEMENT
THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of February 23, 2010, by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as administrative agent for Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), DELEK REFINING, INC., a Delaware corporation (“Parent”), and DELEK REFINING, LTD., a Texas limited partnership (“Delek Refining” and, together with any other Person that may from time to time become a party hereto as a Borrower, individually each, a “Borrower and collectively, “Borrowers”).
The parties agree as follows:
1. DEFINITIONS AND CONSTRUCTION.
1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.
1.2 Accounting Terms. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Parent most recently received by Agent prior to the date hereof. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is unqualified and also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.
1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that, to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.
1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this

Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. The word “will” when used in this Agreement shall be construed to have the same meaning and effect as the word “shall”. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash (or, in the case of Letters of Credit or Bank Products, providing Letter of Credit Collateralization) of all Obligations other than unasserted contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and that are not required by the provisions of this Agreement to be repaid or cash collateralized. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record. All references to any Borrower, Guarantor, Agent, Co-Collateral Agent and Lenders pursuant to the definitions set forth in the recitals hereto or Schedule 1.1 hereto, or to any other person herein or therein, shall include their respective successors and assigns. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 14.1 or is cured in a manner satisfactory to Agent, if such Event of Default is capable of being cured as determined by Agent. All references to the term “good faith” used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned. Borrowers and Guarantors shall have the burden of proving any lack of good faith on the part of Agent or any Lender alleged by any Borrower or Guarantor at any time. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”. This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Loan Documents shall not be construed against Agent or Lenders merely because of Agent’s or any Lender’s involvement in their preparation.
1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2. LOAN AND TERMS OF PAYMENT.
2.1 Revolver Advances.
(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Commitment agrees (severally, not jointly or jointly and severally) to make revolving loans (including Swing Loans) (collectively, “Advances”) to Borrowers in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the Maximum Credit less the Letter of Credit Usage at such time, and (ii) the Borrowing Base less the Letter of Credit Usage at such time.
(b) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Advances, together with interest accrued thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.
(c) Anything to the contrary in this Section 2.1 notwithstanding Co-Collateral Agents shall have the right to establish Reserves against the Borrowing Base in such amounts, and with respect to such matters, as Co-Collateral Agents in their Permitted Discretion shall deem necessary or appropriate, including Reserves with respect to (i) sums that Parent or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (ii) amounts owing by Parent or its Subsidiaries to any Person to the extent secured by a Lien on, any of the Collateral (other than a Permitted Lien), which Lien, in the Permitted Discretion of Co-Collateral Agents likely would have a priority superior to Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral.
2.2 [Reserved]
2.3 Borrowing Procedures and Settlements.
(a) Procedure for Borrowing. Each Borrowing (whether or not in respect of a Swing Loan) shall be made by a written request by an Authorized Person delivered to Agent. For each Borrowing of Swing Loans pursuant to Section 2.3(b) below, such notice must be received by Agent no later than 12:00 noon on the Funding Date and for each Borrowing pursuant to Section 2.3(c) below, such notice must be received by Agent no later than 12:00 noon on the Business Day immediately preceding the Funding Date. All such notices shall specify (1) the amount of the applicable Borrowing, and (2) the requested Funding Date, which shall be a Business Day.
(b) Making of Swing Loans. In the case of a request for an Advance of a Swing Loan and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus the amount of Collections or payments applied to Swing Loans since the last Settlement Date, plus the amount of the requested Advance does not exceed $30,000,000, or

(ii) Swing Line Lender, in its sole discretion, shall agree to make a Swing Loan notwithstanding the foregoing limitation (provided, that, with respect to any such Swing Loans made by Swing Lender in its discretion, the amounts thereof in excess of the amount contemplated by clause (i) above, shall be subject to Settlement in accordance with Section 2.3(e) on the Business Day following the Funding Date for such amounts), Swing Line Lender shall make an Advance in the amount of such Borrowing (any such Advance made solely by Swing Line Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and such Advances being referred to collectively as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds to the Designated Account. Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Advances, except that all payments on any Swing Loan shall be payable to Swing Line Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Line Lender shall not make and shall not be obligated to make any Swing Loan if Swing Line Lender has actual knowledge that (A) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (B) the requested Borrowing would exceed the Availability on such Funding Date. Swing Line Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Agent’s Liens, constitute Advances and Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.
(c) Making of Loans.
(i) Promptly after receipt of a request for a Borrowing, Agent shall notify Lenders, not later than 1:00 p.m. on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 12:00 noon on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, however, that, subject to the provisions of Section 2.3(d)(ii), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.
(ii) Unless Agent receives notice from a Lender prior to 9:00 a.m. on the date of a Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If any Lender shall not have made its full amount available to Agent in immediately available funds and if Agent in such circumstances has made available to Borrowers such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrowers of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing.
(d) Protective Advances and Optional Overadvances.
(i) Any contrary provision of this Agreement notwithstanding but subject to the provisions of subsection (d)(iv) below, Agent hereby is authorized by Borrowers and Lenders, from time to time in Agent’s sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, to make Advances to, or for the benefit of, Borrowers on behalf of Lenders that Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (any of the Advances described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”). In no event shall any Protective Advances cause the Revolver Usage to exceed the Maximum Credit.
(ii) Any contrary provision of this Agreement notwithstanding but subject to the provisions of subsection (d)(iv) below, Lenders hereby authorize Agent or Swing Line Lender, as applicable, and either Agent or Swing Line Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or thereby would be created (each such Overadvance, an “Intentional Overadvance”) so long as (A) after giving effect to such Advances, the outstanding Revolver Usage does not exceed the Borrowing Base by more than the amount equal to five (5%) percent of the Maximum Credit, (B) after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Credit, and (C) in no event shall Intentional Overadvances remain outstanding for a period of more than forty-five (45) days without the consent of Required Lenders. In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing sentence, regardless of the amount of, or reason for, such excess, Agent shall notify Lenders as soon as practicable (and prior to making any (or any additional) Intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and Lenders with Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any

Lender with a Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. In any event unless otherwise agreed to by the Required Lenders, Borrowers shall repay Advances in an amount sufficient to eliminate all Overadvances requiring mandatory repayments under section 2.4(f) pursuant to and in accordance with such Section, and after the date all such Overadvances have been eliminated, there must be at least five (5) consecutive days before Intentional Overadvances are made. The foregoing provisions are meant for the benefit of Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.5. Each Lender with a Commitment shall be obligated to settle with Agent as provided in Section 2.3(e) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any Intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses. The Required Lenders may revoke the authority of the Agent to make future Intentional Overadvances at any time and in no event shall any Intentional Overadvances cause the Revolver Usage to exceed the Maximum Credit.
(iii) Each Protective Advance and each Intentional Overadvance shall be deemed to be an Advance hereunder, except that no Protective Advance or Intentional Overadvance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to Agent solely for its own account. The Protective Advances and Intentional Overadvances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans. The ability of Agent to make Protective Advances is separate and distinct from its ability to make Intentional Overadvances and its ability to make Intentional Overadvances is separate and distinct from its ability to make Protective Advances. For the avoidance of doubt, the limitations on Agent’s ability to make Protective Advances do not apply to Intentional Overadvances and the limitations on Agent’s ability to make Intentional Overadvances do not apply to Protective Advances. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Line Lender, and Lenders and are not intended to benefit Borrowers in any way. The Required Lenders may revoke the authority of the Agent to make future Protective Overadvances at any time and in no event shall any Protective Overadvances cause the Revolver Usage to exceed the Maximum Credit.
(iv) Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary: (A) no Intentional Overadvance or Protective Advance may be made by Agent if such Advance would cause the aggregate principal amount of Intentional Overadvances and Protective Advances outstanding to exceed an amount equal to five (5%) percent of the Maximum Credit; and (B) no Intentional Overadvance or Protective Advance may be made by Agent if such Advance would cause aggregate Revolver Usage to exceed the Maximum Credit.
(e) Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Line Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among

Lenders as to the Advances, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:
(i) Agent shall request settlement (“Settlement”) with Lenders on a weekly basis, or on a more frequent basis if so determined by Agent (A) on behalf of Swing Line Lender, with respect to the outstanding Swing Loans, (B) for itself, with respect to the outstanding Protective Advances, and (C) with respect to Borrowers’ or their Subsidiaries’ Collections or payments received, as to each by notifying Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Protective Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g): (y) if the amount of the Advances (including Swing Loans and Protective Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share (including Swing Loans and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances), and (z) if the amount of the Advances (including Swing Loans and Protective Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Protective Advances and, together with the portion of such Swing Loans or Protective Advances representing Swing Line Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.
(ii) In determining whether a Lender’s balance of the Advances, Swing Loans, and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to Lenders hereunder, and proceeds of Collateral.
(iii) Between Settlement Dates, Agent, to the extent Protective Advances or Swing Loans are outstanding, may pay over to Lenders or Swing Line Lender, as applicable, any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to the Protective Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no

Protective Advances or Swing Loans are outstanding, may pay over to Swing Line Lender any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Line Lender’s Pro Rata Share of the Advances. If, as of any Settlement Date, Collections or payments of Parent or its Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Line Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Line Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Advances of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Line Lender with respect to Swing Loans, Agent with respect to Protective Advances, and each Lender (subject to the effect of agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Line Lender, Agent, or Lenders, as applicable.
(iv) Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).
(f) Notation. Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount of the Advances, owing to each Lender, including the Swing Loans owing to Swing Line Lender, and Protective Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.
(g) Defaulting Lenders. Agent shall not be obligated to transfer to a Defaulting Lender any payments made by a Borrower to Agent for the Defaulting Lender’s benefit or any Collections or proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any fees or lender expense reimbursements) and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (i) first, to Swing Line Lender to the extent of any Swing Loans that were made by Swing Line Lender and that were required to be, but were not, repaid by the Defaulting Lender, (ii) second, to the Issuing Lender, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, repaid by the Defaulting Lender, (iii) third, to each non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of an Advance (or other funding obligation) was funded by such other non-Defaulting Lender), (iv) to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrowers as if such Defaulting Lender had made its portion of Advances (or other funding obligations) hereunder, and (v) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.4(b)(ii). Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by

Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b) or any similar fees, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero. The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender from the time such Lender qualified as a Defaulting Lender until the earlier of (A) the date on which the non-Defaulting Lenders, Agent, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (B) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (the “Defaulting Lender Period”). The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. The occurrence of any event that causes a Lender to be classified as a Defaulting Lender hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice by Administrative Borrower to Agent, to arrange for one or more Eligible Transferees to assume the Commitment of such Defaulting Lender. In connection with the arrangement of such a substitute Lenders, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lenders (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of the Letters of Credit); provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to the conditions causing it to be classified as a Defaulting Lender. Anything to the contrary contained herein notwithstanding, so long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Loan and the Letter of Credit Issuer shall not be required to issue, amend or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Applicable Percentage (as hereinafter defined) of such Swing Loans or Letter of Credit is not reallocated in accordance with the terms hereof or (y) the Swing Line Lender or Letter of Credit Issuer, as applicable, has not otherwise entered into arrangements satisfactory to it and Borrowers to eliminate the Swing Line Lender or Letter of Credit Issuer’s risk with respect to the Defaulting Lender’s participation in Swing Loans or Letters of Credit. For purposes of this Section 2.3(g), “Applicable Percentage” shall mean, with respect to any Lender, with respect to Loans and Letters of Credit, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the sum of all Commitments. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any claim or cause of action against Borrower, Agent or any other Lender for Defaulting Lender’s share of any Lender Group Expenses or any matters set forth in Section 10.3 arising during a Defaulting Lender Period. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.
(h) Lenders’ Failure to Perform. All Advances (other than Swing Loans and Protective Advances) shall be made by Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.
2.4 Payments; Increase of Maximum Credit; Prepayments.
(a) Payments by Borrowers.
(i) Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 12:00 noon on the date specified herein. Any payment received by Agent later than 12:00 noon shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.
(ii) Unless Agent receives notice from Borrowers prior to the date on which any payment is due to Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.
(b) Apportionment and Application.
(i) So long as no Application Event has occurred and is continuing and except as otherwise provided with respect to Defaulting Lenders, all principal and interest payments shall be apportioned ratably among Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses (other than fees or expenses that are for Agent’s separate account) shall be apportioned ratably among Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. All payments to be made hereunder by Borrowers shall be remitted to Agent and all (subject to Section 2.4(b)(iv), and Section 2.4(f))

such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the Advances outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(ii) At any time that an Application Event has occurred and is continuing and except as otherwise provided with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:
(A) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,
(B) second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,
(C) third, to pay interest due in respect of all Protective Advances until paid in full,
(D) fourth, to pay the principal of all Protective Advances until paid in full,
(E) fifth, ratably to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of Lenders under the Loan Documents, until paid in full,
(F) sixth, ratably to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,
(G) seventh, to pay interest accrued in respect of the Swing Loans until paid in full,
(H) eighth, to pay the principal of all Swing Loans until paid in full,
(I) ninth, ratably, to pay interest accrued in respect of the Advances (other than Protective Advances until paid in full,
(J) tenth, ratably (1) to pay the principal of all Advances until paid in full and (2) to Agent, to be held by Agent, for the benefit of Issuing Lender (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of the Issuing Lender, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof),

(K) eleventh, ratably, to the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Hedge Agreements to the extent of Bank Product Reserves with respect thereto maintained by Co-Collateral Agents in accordance herewith,
(L) twelfth, to pay any other Obligations other than Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of other Bank Product Obligations to the extent of Bank Product Reserves with respect thereto maintained by Co-Collateral Agents in accordance herewith, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof)),
(M) thirteenth, to pay to the Bank Product Providers on account of all other amounts then due and payable in respect of other Bank Product Obligations to the extent in excess of Bank Product Reserves with respect thereto maintained by Co-Collateral Agents in accordance herewith or not subject to any reserves hereunder, in each case not to exceed any then remaining value of the Collateral,
(N) fourteenth, ratably to pay any Obligations owed to Defaulting Lenders; and
(O) fifteenth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(iii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).
(iv) In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by Borrower to Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.
(v) For purposes of Section 2.4(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi) In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) or this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.
(c) Increase in Maximum Credit.
(i) Administrative Borrower may, at any time that a Triggering Event does not exist, deliver a written request to Agent to increase the Maximum Credit. Any such written request shall specify the amount of the increase in the Maximum Credit that Borrowers are requesting; provided, that, (A) in no event shall the aggregate amount of any such increase in the Maximum Credit cause the Maximum Credit to exceed $600,000,000, (B) such request shall be for an increase of not less than $50,000,000, (C) any such request shall be irrevocable, and (D) in no event shall the Maximum Credit be increased more than four (4) times during the term hereof.
(ii) Upon the receipt by Agent of any such written request, Agent shall notify each Lender of such request and each Lender shall have the option (but not the obligation) to increase the amount of its Commitment by an amount up to its Pro Rata Share of the amount of the increase in the Maximum Credit requested by Administrative Borrower as set forth in the notice from Agent to such Lender. Each Lender shall notify Agent within fifteen (15) Business Days after the receipt of such notice from Agent whether it is willing to so increase its Commitment, and if so, the amount of such increase; provided, that, (A) the minimum increase in the Commitments of each existing Lender providing the additional Commitments shall equal or exceed $1,000,000, and the minimum Commitment of any lender not yet a Lender hereunder shall be $10,000,000, and (B) no Lender shall be obligated to provide such increase in its Commitment and the determination to increase the Commitment of a Lender shall be within the sole and absolute discretion of such Lender. If the aggregate amount of the increases in the Commitments received from Lenders does not equal or exceed the amount of the increase in the Maximum Credit requested by Administrative Borrower, Agent may seek additional increases from Lenders or Commitments from such Eligible Transferees as it may determine, after consultation with Administrative Borrower. In the event Lenders (or Lenders and any such Eligible Transferees, as the case may be) have committed in writing to provide increases in their Commitments or new Commitments in an aggregate amount in excess of the increase in the Maximum Credit requested by Borrowers or permitted hereunder, Agent shall then have the right to allocate such commitments, first to Lenders and then to Eligible Transferees, in such amounts and manner as Agent may determine, after consultation with Administrative Borrower and such excess amount or a portion thereof may be added to the increase in the Maximum Credit if Administrative Borrower so elects, subject to the revised approval of each Lender then committed to provide an increase in its Commitment.
(iii) The Maximum Credit shall be increased by the amount of the increase in Commitments from Lenders or new Commitments from Eligible Transferees, in each case selected in accordance with Section 2.4(c)(ii) above, for which Agent has received Assignment and Acceptances thirty (30) days after the date of the request by Administrative Borrower for the increase or such earlier date as Agent and Administrative Borrower may agree (but subject to the satisfaction of the conditions set forth below), whether or not the aggregate amount of the increase in Commitments and new Commitments, as the case may be, equal or exceed the amount of the increase in the Maximum Credit requested by Administrative Borrower in accordance with the terms hereof, effective on the date that each of the following conditions have been satisfied:
(A) Agent shall have received from each Lender or Eligible Transferee that is providing an additional Commitment as part of the increase in the Maximum Credit, an Assignment and Acceptance duly executed by such Lender or Eligible Transferee and each Borrower;
(B) the conditions precedent to the making of Revolving Loans set forth on Schedule 3.1 hereto (other than clauses (h) and (i) thereof) shall be satisfied as of the date of the increase in the Maximum Credit, both before and after giving effect to such increase;
(C) Agent shall have received an opinion of counsel to Borrowers in form and substance and from counsel reasonably satisfactory to Agent and Lenders addressing such matters as Agent may reasonably request (including an opinion as to no conflicts with other Indebtedness);
(D) such increase in the Maximum Credit on the date of the effectiveness thereof shall not violate any applicable law, regulation or order or decree of any court or other Governmental Authority and shall not be enjoined, temporarily, preliminarily or permanently;
(E) there shall have been paid to each Lender and Eligible Transferee providing an additional Commitment in connection with such increase in the Maximum Credit all fees and expenses due and payable to such Person on or before the effectiveness of such increase; and
(F) there shall have been paid to Agent, for the account of the Agent and Lenders (in accordance with any agreement among them) all fees and expenses (including reasonable fees and expenses of counsel) due and payable pursuant to any of the Loan Documents on or before the effectiveness of such increase.
(iv) As of the effective date of any such increase in the Maximum Credit, each reference to the term Maximum Credit herein, and in any of the other Loan Documents shall be deemed amended to mean the amount of the Maximum Credit specified in the most recent written notice from Agent to Administrative Borrower of the increase in the Maximum Credit.
(v) As of the effective date of any such increase in the Maximum Credit, (A) each reference to the term Maximum Credit herein, and in any of the other Loan Documents shall be deemed amended to mean the amount of the Maximum Credit specified in the most recent written notice from Agent to Administrative Borrower of the increase in the

Maximum Credit, (B) each reference to the term Availability herein, and in any of the other Loan Documents shall be deemed amended so that the ratio of the Availability to the Maximum Credit as so increased remains the same as prior to such increase, (C) the reference to “$7,500,000” in clause (f)(ii) of the definition of Borrowing Base (or such other amount as may be specified in such clause (f)(ii)) shall be adjusted to bear the same relationship to the Maximum Credit as increased as it had borne to the Maximum Credit prior to such increase, (D) the sublimit with respect to Swingline Loans shall be deemed automatically increased so that the ratio of the amount of Swingline Loans to the Maximum Credit remains the same as prior to such increase, (E) the amount of the Special Reserve shall be deemed automatically increased so that the ratio of the amount of the Special Reserve to the Maximum Credit as so increased remains the same as prior to such increase, and (F) Borrowers shall have the option to request an increase in the sublimit applicable to Letters of Credit to such amount as may be agreed with Co-Collateral Agents.
(d) Decrease in Maximum Credit.
(i) Administrative Borrower may, at any time, deliver a written request to Agent to decrease the Maximum Credit. Any such written request shall specify the amount of the decrease in the Maximum Credit that Administrative Borrower is requesting and the effective date of such decrease (which date shall not be less than five (5) nor more than ten (10) Business Days after the date of such request); provided, that, except pursuant to a Defaulting Lender Credit Decrease pursuant to Section 2.4(d)(iv) below, (A) in no event shall the aggregate amount of any such decrease cause the Maximum Credit to be less than $225,000,000, (B) any such request for a decrease shall be for an amount of not less than $25,000,000, (C) any such request shall be irrevocable (except that not less than six (6) months after the delivery of any such request, Administrative Borrower may, to the extent otherwise permitted under Section 2.4(c), request an increase in the Maximum Credit), (D) in no event shall more than one such written request for a decrease be delivered to Agent in any calendar quarter nor more than four such requests during the term of this Agreement, and (E) no Default or Event of Default shall exist or have occurred and be continuing.
(ii) Upon the receipt by Agent of a written request to decrease the Maximum Credit, Agent shall notify each of the Lenders of such request and, subject to the terms of Section 2.4(d)(iii) hereof, the Commitment of each Lender shall be decreased on the date requested by Administrative Borrower by an amount equal to such Lender’s Pro Rata Share of the amount of the decrease in the Maximum Credit requested by Administrative Borrower as set forth in the notice from Agent to such Lender.
(iii) In the event of a request to decrease the Maximum Credit, the Maximum Credit shall be decreased by the amount of the decrease in Maximum Credit requested by Borrower Agent in accordance with the terms hereof; provided, that, after giving effect to such decrease, the Maximum Credit shall not be less than the aggregate principal amount of the Loans, Overadvances and Letters of Credit outstanding at such time.
(iv) Notwithstanding anything to the contrary set forth herein, Administrative Borrower may deliver a written request to Agent to decrease the Maximum Credit in an amount equal to the Commitment of any Defaulting Lender (the “Defaulting Lender

Decrease”), which decrease shall be effective three (3) Business Days following Agent’s receipt of such notice; provided, however, Administrative Borrower may not deliver such notice if such Lender is no longer a Defaulting Lender. Borrowers shall pay to Agent, for the account of such Defaulting Lender, not later than one (1) Business Day prior to the effective date of the Defaulting Lender Decrease, such Defaulting Lender’s share of outstanding Obligations, other than in respect of Bank Product Obligations and Lender Group Expenses (the “Defaulting Lender Payoff Amount”). On the effective date of the Defaulting Lender Decrease, Agent shall pay to the Defaulting Lender not later than 12:00 noon, the Defaulting Lender Payoff Amount and, upon such payment, the Defaulting Lender shall cease to be a Lender under this Agreement. No other Lender shall, solely as a result of such payments to such Defaulting Lender, have a claim to any payment of Obligations other than as otherwise set forth in this Agreement and the remaining Lenders’ Commitments shall remain unchanged.
(v) As of the effective date of any such decrease in the Maximum Credit: (A) each reference to the term Maximum Credit and Commitments herein, as applicable, and in any of the other Loan Documents shall be deemed amended to mean the amount of the Maximum Credit and Commitments specified in the most recent written notice from Agent to Administrative Borrower of the decrease in the Maximum Credit and Commitments, as applicable, (B) each reference to the term Maximum Credit herein, and in any of the other Loan Documents shall be deemed amended to mean the amount of the Maximum Credit specified in the most recent written notice from Agent to Administrative Borrower of the decrease in the Maximum Credit, (C) the reference to “$7,500,000” of the definition of Borrowing Base (as such amount may be adjusted in accordance herewith) in clause (f)(ii)) shall be adjusted to bear the same relationship to the Maximum Credit as decreased as it had borne to the Maximum Credit prior to such decrease, and (D) each reference to the term Availability herein, and in any of the other Loan Documents shall be deemed amended so that the ratio of the Availability to the Maximum Credit as so increased remains the same as prior to such decrease.
(e) Optional Prepayments. Borrowers may prepay the principal of any Advance at any time in whole or in part, without premium or penalty.
(f) Mandatory Prepayments.
(i) Borrowing Base. If, at any time, (A) the Revolver Usage on such date exceeds (B) the Borrowing Base (such excess being referred to as the “Borrowing Base Excess”), then Borrowers shall promptly, but in any event, within 1 Business Day prepay the Obligations in accordance with Section 2.4(g)(i) in an aggregate amount equal to the Borrowing Base Excess.
(ii) Dispositions. Within one (1) Business Day of the date of receipt by Parent or any of its Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by Parent or any of its Subsidiaries of assets (including casualty losses or condemnations but excluding sales or dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), or (d) of the definition of Permitted Dispositions), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(g)(ii) in an amount equal to one hundred (100%) percent of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions. To the extent that the amount of such Net Cash Proceeds exceeds the Obligations, if no Default or Event of Default exists or has occurred and is continuing, Agent shall credit such excess to the investment account, Deposit Account or Securities Account in which Qualified Cash of Borrowers is then being maintained. Nothing contained in this Section 2.4(f)(ii) shall permit Parent or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4.
(iii) Extraordinary Receipts. Within one (1) Business Day of the date of receipt by Parent or any of its Subsidiaries of any Extraordinary Receipts Borrowers shall deposit or cause to be deposited all such Extraordinary Receipts (net of any reasonable expenses incurred in collecting such Extraordinary Receipts) into the Designated Account, and such net Extraordinary Receipts shall be applied by Agent to prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(g)(ii).
(iv) Indebtedness. Within one (1) Business Day of the date of incurrence by Parent or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), Borrowers shall deposit or cause to be deposited all Net Cash Proceeds received by any such Person in connection with such incurrence into the Designated Account, and such Net Cash Proceeds shall be applied by Agent to prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(g)(ii). The provisions of this Section 2.4(f)(iv) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms and conditions of this Agreement.
(v) Equity. Within one (1) Business Day of the date of the issuance by Parent or any of its Subsidiaries of any shares of its or their Equity Interest (other than (A) in the event that Parent or any of its Subsidiaries forms any Subsidiary in accordance with the terms hereof, the issuance by such Subsidiary of Equity Interest to Parent or such Subsidiary, as applicable, (B) so long as no Event of Default has occurred and is continuing, the issuance of Equity Interest by Parent to Holdings, (C) the issuance of Equity Interest of Parent to directors, officers and employees of Parent and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors, and (D) the issuance of Equity Interest of Parent to the extent not otherwise prohibited hereby, in order to finance the purchase consideration (or a portion thereof) in connection with a Permitted Acquisition), Borrowers shall deposit or cause to be deposited all Net Cash Proceeds received by any such Person in connection with such incurrence into the Designated Account, and such Net Cash Proceeds shall be applied by Agent to prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(g)(ii) in an amount equal to one hundred (100%) percent of the Net Cash Proceeds received by such Person in connection with such issuance. To the extent that the amount of such Net Cash Proceeds exceeds the Obligations, if no Default or Event of Default exists or has occurred and is continuing, Agent shall credit such excess to the investment account, Deposit Account or Securities Account in which Qualified Cash of Borrowers is then being maintained. The provisions of this Section 2.4(f)(v) shall not be deemed to be implied consent to any such issuance otherwise prohibited by the terms and conditions of this Agreement.
(g) Application of Payments.

(i) Each prepayment pursuant to Section 2.4(f)(i) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Advances until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to one hundred five (105%) percent of the remaining Borrowing Base Excess, if any and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).
(ii) Each prepayment pursuant to Sections 2.4(f)(ii), 2.4(f)(iii), 2.4(f)(iv) or 2.4(f)(v) above shall (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Advances, until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to one hundred five (105%) percent of the remaining Borrowing Base Excess, if any and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).
(iii) At any time that a Borrowing Base Excess as referred to in this Section 2.4(g)(i) and (ii) above no longer exists, at the request of Administrative Borrower, Agent shall transfer to the investment account, Deposit Account or Securities Account in which the Qualified Cash of Borrowers is then being maintained, the amount of cash collateral that had been held as cash collateral under Section 2.4(g)(i) and (ii); provided, that, after giving effect to such transfer, no Borrowing Base Excess will exist.
2.5 Overadvances. If, at any time or for any reason, the amount of Obligations owed by Borrowers to the Lender Group pursuant to Section 2.1 or Section 2.11 is greater than any of the limitations set forth in Section 2.1 or Section 2.11, as applicable (an “Overadvance”), Borrowers shall promptly, but in any event, within one (1) Business Day of the initial occurrence of an Overadvance pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b); provided, however, that, in the case of an Overadvance that is caused solely as a result of the charging by Agent of Lender Group Expenses to the Loan Account, Borrowers shall have three (3) Business Days from the date of the initial occurrence of such Overadvance to pay to Agent, in cash, the amount of such excess (which period of three (3) Business Days shall in no event be duplicative of the three (3) Business Days period referenced in Section 8.1(a) of this Agreement). Borrowers promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full on the Maturity Date or, if earlier, on the date on which the Obligations are declared due and payable pursuant to the terms of this Agreement.
2.6 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.
(a) Interest Rates. Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows:
(i) if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and

(ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.
(b) Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of Lenders with a Commitment, subject to any agreements between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.11(e)) which shall accrue at a per annum rate equal to the LIBOR Rate Margin times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.
(c) Default Rate. Upon the occurrence and during the continuation of an Event of Default and at the election of the Required Lenders,
(i) all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to two (2) percentage points above the per annum rate otherwise applicable hereunder, and
(ii) the Letter of Credit fee provided for in Section 2.6(b) shall be increased to two (2) percentage points above the per annum rate otherwise applicable hereunder.
(d) Payment. Except to the extent provided to the contrary in Section 2.10 or Section 2.12(a), interest, Letter of Credit fees, all other fees payable hereunder or under any of the other Loan Documents, and all costs, expenses, and Lender Group Expenses payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first (1st) day of each calendar quarter at any time that Obligations or Commitments are outstanding. Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers, to charge all interest, Letter of Credit fees, and all other fees payable hereunder or under any of the other Loan Documents (in each case, as and when due and payable), all costs, expenses, and Lender Group Expenses payable hereunder or under any of the other Loan Documents (in each case, as and when incurred), all charges, commissions, fees, and costs provided for in Section 2.11(e) (as and when accrued or incurred), all fees and costs provided for in Section 2.10 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including any amounts due and payable to the Bank Product Providers in respect of Bank Products up to the amount of the Bank Product Reserve) to the Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans. Any interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document not paid when due shall be compounded by being charged to the Loan Account and shall, to the extent so charged to the Loan Account, constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).
(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue (or 365/366 days, in the case of Base Rate Loans). In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.
(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
2.7 Crediting Payments; Clearance Charge. The receipt of any payment item by Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 12:00 noon. If any payment item is received into Agent’s Account on a non-Business Day or after 12:00 noon on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.
2.8 Designated Account. Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon written instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrowers agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Agent or Lenders hereunder. Unless otherwise agreed by Agent and Borrowers, any Advance or Swing Loan requested by Borrowers and made by Agent or Lenders hereunder shall be made to the Designated Account.
2.9 Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with all Advances (including Protective Advances and Swing Loans) made by Agent, Swing Line Lender, or Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued or made by Issuing Lender for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account. Agent shall render monthly statements regarding the Loan Account to Borrowers, including principal, interest, fees, Obligations with respect to Letters of Credit and including an itemization of all charges and expenses constituting

Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within forty-five (45) days after receipt thereof by Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.
2.10 Fees. Borrowers shall pay to Agent,
(a) for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.
(b) for the ratable account of those Lenders with Commitments, as set forth below, on the first (1st) day of each fiscal quarter from and after the Closing Date and on the Payoff Date, an unused line fee in an amount equal to:
(i) during the period from the Closing Date through and including August 31, 2010, one (1%) percent per annum times the result of (A) the aggregate amount of the Commitments, less (B) the average Daily Balance of the Revolver Usage (other than in respect of the Swing Line) during the immediately preceding fiscal quarter (or portion thereof) since the Closing Date.
(ii) during the period from September 1, 2010and adjusted thereafter on a fiscal quarterly basis, one (1%) percent per annum times the result of (A) the Maximum Credit (other than in respect of the Swing Line), less (B) the average Daily Balance of the Revolver Usage (other than in respect of the Swing Line) during the immediately preceding fiscal quarter (or portion thereof); except, that, if the average amount determined by subtracting (B) from (A) with respect to any calendar quarter is greater than fifty (50%) percent of the Maximum Credit, then the unused line fee with respect to such fiscal quarter shall not be one (1%) percent per annum times such result, but shall, instead, be three-quarters of one (.75%) percent per annum times such result.
2.11 Letters of Credit.
(a) Subject to the terms and conditions of this Agreement, upon the request of Borrowers made in accordance herewith, the Issuing Lender agrees to issue, or to cause an Underlying Issuer, as Issuing Lender’s agent, to issue, a requested Letter of Credit. If Issuing Lender, at its option, elects to cause an Underlying Issuer to issue a requested Letter of Credit, then Issuing Lender agrees that it will obligate itself to reimburse such Underlying Issuer (which may include, among, other means, by becoming an applicant with respect to such Letter of Credit or entering into undertakings which provide for reimbursements of such Underlying Issuer with respect to such Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a “Reimbursement Undertaking”) with respect to Letters of Credit issued by such Underlying Issuer. By submitting a request to Issuing Lender for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Issuing Lender issue or that an Underlying Issuer issue the requested Letter of Credit and to have requested Issuing Lender to issue a Reimbursement Undertaking with respect to such requested Letter of Credit if it is to be issued by an Underlying Issuer (it being expressly acknowledged and agreed by Borrowers that

Borrowers are and shall each be deemed to be an applicant (within the meaning of Section 5-102(a)(2) of the Code) with respect to each Underlying Letter of Credit). Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to the Issuing Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to the Issuing Lender and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary of the Letter of Credit, and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. Anything contained herein to the contrary notwithstanding, the Issuing Lender may, but shall not be obligated to, issue or cause the issuance of a Letter of Credit or to issue a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, that supports the obligations of Parent or its Subsidiaries(A) in respect of (1) a lease of real property, or (2) an employment contract or (B) at any time that one or more of the Lenders is a Defaulting Lender. Borrowers agree that this Agreement (along with the terms of letter of credit application in Issuing Bank’s standard form, as may be required by such Issuing Bank) will govern each Letter of Credit and its issuance. The Issuing Lender shall have no obligation to issue a Letter of Credit or a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, if any of the following would result after giving effect to the requested issuance:
(1) the Letter of Credit Usage would exceed the Borrowing Base less the outstanding amount of Advances, or
(2) the Letter of Credit Usage would exceed the Maximum Credit less the outstanding amount of Advances.
Borrowers and the Lender Group hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by Issuing Lender or an Underlying Issuer at the request of Borrowers on the Closing Date. Each Letter of Credit shall be in form and substance reasonably acceptable to the Issuing Lender, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender makes a payment under a Letter of Credit or an Underlying Issuer makes a payment under an Underlying Letter of Credit, Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the date such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, initially, shall bear interest at the rate then applicable to Advances that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be an Advance hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Lender shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.11(b) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

(b) Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(a), each Lender with a Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to Section 2.11(a) on the same terms and conditions as if Borrowers had requested the amount thereof as an Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from Lenders. By the issuance of a Letter of Credit or a Reimbursement Undertaking (or an amendment to a Letter of Credit or a Reimbursement Undertaking increasing the amount thereof) and without any further action on the part of the Issuing Lender or Lenders with Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a Commitment, and each Lender with a Commitment shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Lender and each Reimbursement Undertaking, in an amount equal to its Pro Rata Share of such Letter of Credit or Reimbursement Undertaking, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer and not reimbursed by Borrowers on the date due as provided in Section 2.11(a), or of any reimbursement payment required to be refunded to Borrowers for any reason. Each Lender with a Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.
(c) Borrowers hereby agree to jointly and severally indemnify, save, defend, and hold the Lender Group and each Underlying Issuer harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by Issuing Lender, any other member of the Lender Group, or any Underlying Issuer arising out of or in connection with any Reimbursement Undertaking or any Letter of Credit; provided, however, that, Borrowers shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer. Borrowers agree to be bound by the Underlying Issuer’s regulations and interpretations of any Letter of Credit or by Issuing Lender’s interpretations of any Reimbursement Undertaking even though this interpretation may be different from Borrowers’ own, and Borrowers understand and agree that none of the Issuing Lender, the Lender Group, or any Underlying Issuer shall be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrowers’ instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Borrowers understand that the Reimbursement Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrowers against such Underlying Issuer. Borrowers hereby agree to jointly and severally indemnify, save, defend, and hold Issuing Lender and the other members of the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by them as a result of the Issuing Lender’s indemnification of an Underlying Issuer; provided, however, that, Borrowers shall not be obligated hereunder to indemnify for any such loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Borrowers hereby acknowledge and agree that none of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.
(d) Borrowers hereby authorize and direct any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.
(e) Any and all issuance charges, usage charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and shall be reimbursable promptly, but in any event, within one (1) Business Day by Borrowers to Agent for the account of the Issuing Lender; it being acknowledged and agreed by Borrowers that, as of the Closing Date, the usage charge imposed by the Underlying Issuer is one-quarter of one (.25%) percent per annum times the undrawn amount of each Underlying Letter of Credit, that such usage charge may be changed not more frequently than quarterly by such Underlying Issuer, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.
(f) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Issuing Lender, any other member of the Lender Group, or Underlying Issuer with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):
(A) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or
(B) there shall be imposed on the Issuing Lender, any other member of the Lender Group, or Underlying Issuer any other condition regarding any Letter of Credit or Reimbursement Undertaking, and the result of the foregoing is to increase, directly or indirectly, the cost to the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer of issuing, making, guaranteeing, or maintaining any Reimbursement Undertaking or Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within thirty (30) days after demand therefor, such amounts as Agent may specify to be necessary to compensate the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, however, that, Borrowers shall not be required to provide any compensation pursuant to this Section 2.11(f) for any such amounts incurred more than one hundred eighty (180) days prior to the date on which the demand for payment of such amounts is first made to Borrowers; provided further, however, that, if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(f), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.
2.12 LIBOR Option.
(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the “LIBOR Option”) to have interest on all or a portion of the Advances be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Administrative Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing Borrowers no longer shall have the option to request that Advances bear interest at a rate based upon the LIBOR Rate.
(b) LIBOR Election.
(i) Borrowers may, at any time and from time to time, so long as Administrative Borrower has not received a notice from Agent, after the occurrence and during the continuance of an Event of Default, of the election of the Required Lenders to terminate the right of Borrowers to exercise the LIBOR Option during the continuance of such Event of Default, elect to exercise the LIBOR Option by notifying Agent prior to 12:00 noon at least three (3) Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Borrowers’ election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by written notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii) Each LIBOR Notice shall be irrevocable and binding on Borrowers. In connection with each LIBOR Rate Loan, Borrowers shall, jointly and severally, indemnify, defend, and hold Agent and Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). A certificate of Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrowers shall pay such amount to Agent or Lender, as applicable, within thirty (30) days of the date of its receipt of such certificate. If a payment of a LIBOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of Borrowers, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable LIBOR Rate Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any LIBOR Rate Loan and that, in the event that Agent does not defer such application, Borrowers shall be obligated to pay any resulting Funding Losses.
(iii) Borrowers shall have not more than five (5) LIBOR Rate Loans in effect at any given time. Borrowers only may exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.
(c) Conversion. Borrowers may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, however, that, in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Borrowers’ and their Subsidiaries’ Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrowers shall indemnify, defend, and hold Agent and Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii).
(d) Special Provisions Applicable to LIBOR Rate.
(i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).
(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (A) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (B) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.
(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.
2.13 Capital Requirements.
(a) If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrowers and Agent thereof. Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within forty-five (45) days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that, Borrowers shall not be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than one hundred eighty (180) days prior to the date that such Lender notifies Borrowers of such law, rule, regulation or guideline giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(b) If any Lender requests additional or increased costs referred to in Section 2.12(d)(i) or amounts under Section 2.13(a) (any such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ respective obligations to pay any future amounts to such Affected Lender pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.12(d)(i) or Section 2.13(a), as applicable, may seek a substitute Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s Commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments, pursuant to an Assignment and Acceptance, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.
2.14 Appointment of Administrative Borrower as Agent for Requesting Loans and Receipts of Loans and Statements.
(a) Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent and attorney-in-fact to request and receive Loans and Letters of Credit pursuant to this Agreement and the other Loan Documents from Agent or any Lender in the name or on behalf of such Borrower. Agent and Lenders may disburse the Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letters of Credit to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower or Guarantor. Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b) Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 6.8. Administrative Borrower shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of any Borrower, or the issuance of any Letter of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower.
(c) Each Borrower and other Guarantor hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents.
(d) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower or any Guarantor by Administrative Borrower shall be deemed for all purposes to have been made by such Borrower or Guarantor, as the case may be, and shall be binding upon and enforceable against such Borrower or Guarantor to the same extent as if made directly by such Borrower or Guarantor.
(e) No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after five (5) days’ prior written notice to Agent.
3. CONDITIONS; TERM OF AGREEMENT.
3.1 Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make its initial extension of credit provided for hereunder, is subject to the fulfillment, to the satisfaction of Agent and each Lender of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent ).
3.2 Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Advances hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:
(a) the representations and warranties of Parent or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and
(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.
3.3 Maturity. This Agreement shall continue in full force and effect for a term ending on February 23, 2014 (the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.4 Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all Obligations (including contingent reimbursement obligations of Borrowers with respect to outstanding Letters of Credit and including all Bank Product Obligations) immediately shall become due and payable without notice or demand (and, as a part of such Obligations becoming due and payable, Borrowers shall immediately and automatically be obligated to provide (a) Letter of Credit Collateralization, and (b) Bank Product Collateralization). No termination of the obligations of the Lender Group (other than Payment in Full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, Obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.
3.5 Early Termination by Borrowers. Borrowers have the option, at any time upon five (5) Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by paying to Agent the Obligations (including (a) providing Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage, and (b) providing Bank Product Collateralization with respect to the then existing Bank Products), in full.
4. REPRESENTATIONS AND WARRANTIES.
In order to induce the Lender Group to enter into this Agreement, each Loan Party makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:
4.1 Due Organization and Qualification; Subsidiaries.
(a) Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted (except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect), to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.
(b) Set forth on Schedule 4.1(b) (as such Schedule may be revised from time to time to reflect changes resulting from transactions expressly permitted under this Agreement and which, to the extent revised after the Closing Date, shall only be required to be true, complete and correct as of the making of any Advance or providing any Letter of Credit) is a complete and accurate description of the authorized Equity Interests of Borrowers, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 4.1(b), there are no subscriptions, options, warrants, or calls relating to of Borrowers’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument. No Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.
(c) Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred stock authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Parent. All of the outstanding Equity Interests of each such Subsidiary have been validly issued and is fully paid and non-assessable.
(d) Except as set forth on Schedule 4.1(c), there are no subscriptions, options, warrants, or calls relating to any Equity Interests of Parent or any of its Subsidiaries, including any right of conversion or exchange under any outstanding security or other instrument. Neither Parent nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Interests of Parent or any of its Subsidiaries or any security convertible into or exchangeable for any such Equity Interests.
4.2 Due Authorization; No Conflict.
(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.
(b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party or its Subsidiaries except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any Loan Party’s interest holders or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure of which to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.
4.3 Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date and except for filings and/or disclosures as may be required by applicable federal securities laws and/or the requirements of any national securities exchange or any similar organization.
4.4 Binding Obligations; Perfected Liens.
(a) Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
(b) Agent’s Liens granted by each Loan Party pursuant to the Loan Documents are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title and as to which Agent has not caused its Lien to be noted on the applicable certificate of title, and (ii) any Deposit Accounts and Securities Accounts not subject to a Control Agreement to the extent permitted by Section 6.12, and subject only to possession of Collateral for which the Code requires possession to perfect a security interest and the filing of financing statements, the recordation of the Copyright Security Agreement, in each case, in the appropriate filing offices), and first priority Liens, subject only to Permitted Liens.
4.5 Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in Real Property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.
4.6 Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number.

(a) The name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Loan Party and each of its Subsidiaries is set forth on Schedule 4.6(a) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).
(b) The chief executive office of each Loan Party and each of its Subsidiaries is located at the address indicated on Schedule 4.6(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).
(c) Each Loan Party’s and each of its Subsidiaries’ tax identification numbers and organizational identification numbers, if any, are identified on Schedule 4.6(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).
4.7 Litigation.
(a) Except as set forth in Item 1 of Holdings Quarterly Report on Form 10-Q filed on November 6, 2009 for the quarter ended September 30, 2009, there are no actions, suits, or proceedings pending or, to the knowledge of Borrowers, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.
(b) Schedule 4.7(b) sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $10,000,000 with respect to any one such action, suit or proceeding that, as of the Closing Date, are pending or, to the knowledge of Borrowers, after due inquiry, threatened against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance. If at any time after the Closing Date, actions, suits, or proceedings are pending against a Loan Party or any of its Subsidiaries with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of $25,000,000, then Administrative Borrower shall thereafter promptly notify Agent of all actions, suits, or proceedings pending against a Loan Party or any of its Subsidiaries that could reasonably be expected to result in liabilities in excess of, $5,000,000 in any one case.
4.8 Compliance with Laws. No Loan Party or any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.9 No Material Adverse Change. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrowers to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to changes resulting from audit and year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2008, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect.
4.10 Fraudulent Transfer.
(a) The Loan Parties, taken as a whole, are Solvent.
(b) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
4.11 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated plan benefits under all Plans (determined utilizing the assumptions used for purposes of Statement of Financial Standards No. 35) did not, as of the most recent dates reflected in the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plans, except as disclosed in such financial statements.
4.12 Employee Benefits. No Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan.
4.13 Environmental Condition. Each Loan Party and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof, Borrowers have reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.14 Intellectual Property. Each Loan Party and its Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, and licenses that are necessary to the conduct of its business as currently conducted, and attached hereto as Schedule 4.14 (as updated from time to time) is a true, correct, and complete listing of all material trademarks, trade names, copyrights, patents, and licenses as to which Parent or one of its Subsidiaries is the owner or is an exclusive licensee; provided, however, that, Borrowers may amend Schedule 4.14 to add additional intellectual property so long as such amendment occurs by written notice to Agent not less than thirty (30) days after the date on which the applicable Loan Party or its Subsidiary acquires any such property after the Closing Date at the time that Administrative Borrower delivers the Compliance Certificate pursuant to Section 5.1.

4.15 Leases. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating except where failure to enjoy such peaceful and undisturbed possession could not reasonably be expect to have a Material Adverse Effect, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them except where failure to be so valid and subsisting or where such default could not reasonably be expected to have a Material Adverse Effect.
4.16 Deposit Accounts and Securities Accounts. Set forth on Schedule 4.16 (as updated pursuant to the provisions of the Security Agreement from time to time) is a listing of all of the Loan Parties’ and their Subsidiaries’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.
4.17 Complete Disclosure. Parent and each Borrower has disclosed to Lenders all agreements, instruments, and corporate or other restrictions to which Parent, Borrowers or any of their Subsidiaries is subject, and all other matters known to any of them, the breach of which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. None of the reports (including without limitation all reports that Holdings, Parent or Borrowers are required to file with the SEC), financial statements, certificates or other information furnished by or on behalf of Parent or Borrowers to the Agent in connection with the negotiation of this Agreement or any of the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information and other forward-looking information, the Loan Parties represent only that such information was prepared in good faith on the basis of assumptions believed to be reasonable at the time.
4.18 Material Contracts. Set forth on Schedule 4.18 (as such Schedule may be updated from time to time in accordance herewith) is a reasonably detailed description of the Material Contracts of each Loan Party and its Subsidiaries as of the most recent date on which Borrowers provided its Compliance Certificate pursuant to Section 5.1; provided, however, that, Borrowers may amend Schedule 4.18 to add additional Material Contracts so long as such amendment occurs by written notice to Agent on the date that Administrative Borrower provides the Compliance Certificate. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiary and, to Borrowers’ knowledge, after due inquiry, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.7(b)), and (c)is not in default due to the action or inaction of the applicable Loan Party or its Subsidiary.

4.19 Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
4.20 Indebtedness. Set forth on Schedule 4.20 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.
4.21 Payment of Taxes. Except as otherwise permitted under Section 5.5, all tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable, other than any in de minimis amounts individually and in the aggregate, have been paid when due and payable. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for such taxes not yet due and payable. Borrowers know of no proposed tax assessment against a Loan Party or any of their respective Subsidiaries to which Borrowers or their Subsidiaries object, that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
4.22 Margin Stock. No Loan Party or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.
4.23 Governmental Regulation. No Loan Party or any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party or any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.24 OFAC. No Loan Party or any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party or any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Advance will not be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.
4.25 Employee and Labor Matters. Except as could not reasonably be expected to have a Material Adverse Effect, there are no strikes, lockouts or other material labor disputes or grievances against the Borrowers or any of their Subsidiaries, or, to any Borrower’s knowledge, threatened against the Borrowers or any of their Subsidiaries and no material unfair labor practice, charges or grievances are pending against the Borrowers or any of their Subsidiaries or, to any Borrowers’ knowledge, threatened against any of them before any Governmental Authority. All payments due from Borrowers or any of their Subsidiaries pursuant to the provisions of any collective bargaining agreements have been paid or accrued as a liability on the books of the Borrowers or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
4.26 Intentionally Omitted.
4.27 Intentionally Omitted.
4.28 Eligible Accounts. As to each Account that is identified by Borrowers as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of Borrowers’ business, (b) owed to Borrowers without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than criteria in respect of which Co-Collateral Agents have discretion hereunder) set forth in the definition of Eligible Accounts.
4.29 Eligible Petroleum Inventory. As to each item of Inventory that is identified by Borrowers as Eligible Petroleum Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is (a) of good and merchantable quality, free from known defects that render it (i) unsaleable or (ii) not useful in the ordinary course of the refining process as conducted as of the Closing Date, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Co-Collateral Agent-discretionary criteria) set forth in the definition of Eligible Petroleum Inventory.
4.30 Locations of Inventory and Equipment. The Inventory and Equipment (other than Equipment out for repair and vehicles) of the Loan Parties and their Subsidiaries are not stored with a bailee, warehouseman, or similar party other than Eligible Carriers and are located only at, or in-transit between or to, the locations identified on Schedule 4.30 (as such Schedule may be updated pursuant to Section 5.15).

4.31 Inventory Records. Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.
5. AFFIRMATIVE COVENANTS.
Each Loan Party covenants and agrees that, until termination of all of the Commitments and Payment in Full of the Obligations, the Loan Parties shall and shall cause each of their Subsidiaries to comply with each of the following:
5.1 Financial Statements, Reports, Certificates. Deliver to Agent, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein. Each of Parent and Borrowers agrees that no Subsidiary of a Loan Party will have a fiscal year different from that of Parent. In addition, Parent and Borrowers agree to maintain a system of accounting that enables Parent and Borrowers to produce financial statements in accordance with GAAP. Each Loan Party shall also (a) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its and its Subsidiaries’ sales, and (b) maintain its billing methods and practices as approved by Agent prior to the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent, such consent not to be unreasonably withheld.
5.2 Collateral Reporting. Provide Agent with each of the reports set forth on Schedule 5.2 at the times specified therein. In addition, Borrowers agree to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.
5.3 Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, at all times maintain and preserve in full force and effect its existence (including being in good standing in its jurisdiction of organization) and all rights and franchises, licenses and permits material to its business; provided, however, that, no Loan Party or any of its Subsidiaries shall be required to preserve any such right or franchise, licenses or permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to the Loan Parties, taken as a whole, or to Agent and Lenders.
5.4 Maintenance of Properties. Maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty or condemnation by power of eminent domain excepted and Permitted Dispositions excepted (and except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect), and comply with the material provisions of all material leases to which it is a party as lessee, so as to prevent the loss or forfeiture thereof (except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect).

5.5 Taxes. Cause all federal income and other material taxes or assessments imposed, levied, or assessed against any Loan Party or its Subsidiaries, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that such assessment or tax shall be the subject of a Permitted Protest and so long as, in the case of any such assessment or tax that has become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such assessment or tax.
5.6 Insurance. At Borrowers’ expense, maintain insurance respecting each of the Loan Parties’ and their Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrowers also shall maintain (with respect to each of the Loan Parties and their Subsidiaries) business interruption, general liability, product liability insurance, director’s and officer’s liability insurance, fiduciary liability insurance, and employment practices liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be with responsible and reputable insurance companies reasonably acceptable to Agent and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located. All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and Lenders, as their interests may appear, in case of loss, pursuant to a standard lender’s loss payable endorsement with a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than thirty (30) days (ten (10) days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If Borrowers fail to maintain such insurance, Agent may arrange for such insurance, but at Borrowers’ expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrowers shall give Agent prompt notice of any loss exceeding $1,000,000 covered by its casualty or business interruption insurance. Unless a Default or Event of Default shall exist or have occurred and be continuing, to the extent that Agent receives proceeds of insurance maintained by a Loan Party, such proceeds shall be applied in accordance with Section 2.4(g)(ii) and to the extent that any such proceeds exceed the Obligations, Agent shall credit such excess to the investment account, Deposit Account or Securities Account in which Qualified Cash of Borrowers is then being maintained. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
5.7 Inspection. Permit Agent and each of its duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to conduct appraisals and valuations, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Agent may designate, and at Borrowers’ expense (without limitation upon the obligations of Borrowers as set forth on Schedule 5.1/5.2 with respect to field examinations) not more than once each calendar year so long as no Default or Event of Default exists and at any time at Lenders’ expense and, so long as no Default or Event of Default exists, with reasonable prior notice to Borrowers.
5.8 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
5.9 Environmental.
(a) Keep any property either owned or operated by Parent or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,
(b) Comply, in all material respects, with Environmental Laws, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect and provide to Agent documentation of such compliance which Agent reasonably requests,
(c) Promptly notify Agent of any release of which any Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by Parent or its Subsidiaries to the extent that such release could reasonably be expected to result in liability net of applicable insurance coverage therefor in excess of $1,000,000, and take any Remedial Actions required by applicable Environmental Law to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and
(d) Promptly, but in any event within ten (10) Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Parent or its Subsidiaries, (ii) commencement of any material Environmental Action or written notice that a material Environmental Action will be filed against Parent or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority, other than any with respect to a violation, citation or other administration order that could not reasonably be expected to have a Material Adverse Effect.
5.10 Disclosure Updates. Promptly and in no event later than five (5) Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished by or on behalf of any Loan Party to the Lender Group in connection with or related to the Loan Documents contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading (in all material respects) in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.
5.11 Formation of Subsidiaries; Additional Borrowers; Redesignation of Guarantor.
(a) At the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, such Loan Party shall (i) within ten (10) days following such formation or acquisition (or such later date as permitted by Agent in its sole discretion) cause any such new Subsidiary to provide to Agent a joinder to the Guaranty and the Security Agreement, together with such other security documents, as well as appropriate financing statements, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); provided, that, the Guaranty, the Security Agreement, and such other security documents shall not be required to be provided to Agent with respect to any Subsidiary of Borrowers that is a CFC if providing such documents would result in adverse tax consequences or the costs to the Loan Parties of providing such Guaranty, executing any security documents or perfecting the security interests created thereby are unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefits of Agent and Lenders of the security or guarantee afforded thereby, (ii) within ten (10) days following such formation or acquisition (or such later date as permitted by Agent in its sole discretion) provide to Agent a pledge agreement (or an addendum to the Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary reasonably satisfactory to Agent; provided, that, only sixty-five (65%) percent of the total outstanding Equity Interests entitled to vote of any first tier Subsidiary of Parent that is a CFC (and none of the Equity Interest of any Subsidiary of such CFC) shall be required to be pledged if pledging a greater amount would result in adverse tax consequences or the costs to the Loan Parties of providing such pledge or perfecting the security interests created thereby are unreasonably excessive (as determined by Co-Collateral Agents in consultation with Borrowers) in relation to the benefits of Agent and Lenders of the security or guarantee afforded thereby (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (iii) within ten (10) days following such formation or acquisition (or such later date as permitted by Co-Collateral Agents in their sole discretion) provide to Co-Collateral Agents all other documentation, including one or more opinions of counsel reasonably satisfactory to Co-Collateral Agents, which in their opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall be a Loan Document.
(b) Any direct or indirect Subsidiary of a Loan Party which is formed or acquired under this Section 5.11 and that is not a CFC may, subject to approval of Agent in its Permitted Discretion, be a Borrower, rather than a Guarantor hereunder; provided, however, that, in no event shall any assets or properties of such Borrower be treated by Agent, Co-Collateral Agents or Lenders as eligible for inclusion in the Borrowing Base under the Loan Documents unless and until the applicable eligibility criteria set forth in this Agreement shall have been satisfied as determined by Agent in accordance with the terms hereof and Agent shall have conducted due diligence, including, but not limited to, a field examination, site visit, anti-terrorism and anti-money laundering compliance, and review of books and records in respect thereof and determined that all of the foregoing are in form and substance satisfactory to Agent in its Permitted Discretion. Any assets and properties of a type constituting Collateral hereunder shall nevertheless be and remain part of the Collateral together with the products and proceeds thereof.
(c) Any Guarantor that is not a CFC hereunder may, at the request of Administrative Borrower and subject to approval of Agent in its Permitted Discretion, be redesignated as Borrower, rather than a Guarantor hereunder; provided, however, that, (i) in no event shall any assets or properties of such Borrower be treated by Agent, Co-Collateral Agents or Lenders as eligible for inclusion in the Borrowing Base under the Loan Documents unless and until the applicable eligibility criteria set forth in this Agreement shall have been satisfied as determined by Agent in accordance with the terms hereof and Agent shall have conducted due diligence, including, but not limited to, a field examination, site visit, anti-terrorism and anti-money laundering compliance, and review of books and records in respect thereof and determined that all of the foregoing are in form and substance satisfactory to Agent in its Permitted Discretion, (ii) without limitation upon Section 5.12 or any other provision of any of the Loan Documents, such redesignated Borrower shall execute and deliver such agreements, documents and instruments and/or amendments with respect thereto as Co-Collateral Agents may reasonably request. Any assets and properties of a type constituting Collateral hereunder shall nevertheless be and remain part of the Collateral together with the products and proceeds thereof.
5.12 Further Assurances. At any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, deeds of trust, opinions of counsel, and all other documents (collectively, the “Additional Documents”) that Co-Collateral Agents may reasonably request in form and substance reasonably satisfactory to Co-Collateral Agents, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the Collateral of Parent and its Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible); provided, that, the foregoing shall not apply to any Subsidiary of Parent that is a CFC if providing such documents would result in adverse tax consequences or the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by Co-Collateral Agents in consultation with Borrowers) in relation to the benefits of Agent and Lenders of the benefits afforded thereby. To the maximum extent permitted by applicable law, each of Parent and Borrowers authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s or its Subsidiary’s name, as applicable, and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Parent and its Subsidiaries and all of the outstanding Equity Interests of Borrowers and Borrowers’ Subsidiaries (subject to exceptions and limitations contained in the Loan Documents with respect to CFCs).

5.13 Lender Meetings. Within ninety (90) days after the close of each fiscal year of Parent, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Parent and its Subsidiaries and the projections presented for the current fiscal year of Parent and Borrowers.
5.14 Material Contracts. Contemporaneously with the delivery of each Compliance Certificate pursuant to Section 5.1, provide Agent with copies of (a) each Material Contract entered into since the delivery of the previous Compliance Certificate, and (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate.
5.15 Location of Inventory and Equipment. Keep each Loan Parties’ and its Subsidiaries’ Inventory and Equipment (other than Equipment out for repair and vehicles) only at the locations identified on Schedule 4.30 and their chief executive offices only at the locations identified on Schedule 4.6(b); provided, however, that, Borrowers may amend Schedule 4.30 or Schedule 4.6(b) so long as such amendment occurs by written notice to Agent not less than ten (10) days prior to the date on which such Inventory or Equipment is moved to such new location or such chief executive office is relocated and so long as such new location is within the continental United States, and so long as, at the time of such written notification, Administrative Borrower provides Agent a Collateral Access Agreement with respect thereto.
5.16 Assignable Material Contracts. Use commercially reasonable efforts to ensure that any Material Contract entered into after the Closing Date by Parent or one of its Subsidiaries that generates or, by its terms, will generate revenue, permits the assignment of such agreement (and all rights of Parent or such Subsidiary, as applicable, thereunder) to Parent’s or such Subsidiary’s lenders or an agent for any lenders (and any transferees of such lenders or such agent, as applicable); provided, however, if commercially reasonable efforts are used to permit such assignment and such right to assignment is not granted by the non-Loan Parties party to any such Material Contract, failure to procure such right to assignment shall not be a Default or an Event of Default.
5.17 Subordinated Working Capital Facility. Borrowers may repay from time to time Subordinated Working Capital Indebtedness, and/or any accrued interest thereon, whether incurred voluntarily or otherwise hereunder, if and only if, (a) Excess Availability shall have been greater than $15,000,000 for the five (5) consecutive Business Day period immediately preceding any repayment date and as of the repayment date, (b) immediately after giving effect to such repayments Excess Availability is not less than $15,000,000, (c) the aggregate amount of such repayments do not exceed the amount of the Subordinated Working Capital Indebtedness plus interest and other fees at a rate not to exceed ten (10%) percent per annum in the aggregate, (d) as of the date of any such request and after giving effect thereto, no Default or Event of Default exists and (e) such repayment is made in all respects pursuant to and in accordance with the terms of the Intercompany Subordination Agreement.
5.18 Subordinated Note. Borrowers may repay from time to time Indebtedness, and/or any accrued interest thereon, in respect of the Subordinated Note, if and only if, (a)

Excess Availability shall have been greater than $15,000,000 for the five (5) consecutive Business Day period immediately preceding any repayment date, (b) immediately after giving effect to such repayments Excess Availability is not less than $15,000,000, (c) the aggregate amount of such repayments do not exceed the amount of the Indebtedness in respect of the Subordinated Note, plus interest as provided therein as of the date hereof, (d) as of the date of any such request and after giving effect thereto, no Default or Event of Default exists, and (e) such repayment is made in all respects pursuant to an in accordance with the terms of the Intercompany Subordination Agreement.
6. NEGATIVE COVENANTS.
Each Loan Party covenants and agrees that, until termination of all of the Commitments and Payment in Full of the Obligations, the Loan Parties will not and will not permit any of their Subsidiaries to do any of the following:
6.1 Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.
6.2 Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.
6.3 Restrictions on Fundamental Changes.
(a) Other than in order to consummate a Permitted Acquisition, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger between Loan Parties; provided, that, a Borrower must be the surviving entity of any such merger to which it is a party, (ii) any merger between Loan Parties and Subsidiaries of Parent that are not Loan Parties so long as such Loan Party is the surviving entity of any such merger, and (iii) any merger between Subsidiaries of Parent that are not Loan Parties,
(b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of Loan Parties with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than Borrowers) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interest) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of Parent that is not a Loan Party (other than any such Subsidiary the Equity Interest of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of Parent that is not liquidating or dissolving, or
(c) Suspend or go out of a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above, or in connection with the transactions permitted pursuant to Section 6.4, or (i) in connection with a “turnaround”, (ii) as the result of a Force Majeure event and/or (iii) in connection with the diligent rebuilding or repair of property, plant and equipment, in the case of each of subclauses (i), (ii) and (iii) above, for no longer than reasonably necessary to restore suspended refinery operations.
(d) Notwithstanding anything to the contrary set forth in this Section 6.3, Borrowers may, from time to time, effect a recapitalization or corporate reorganization for the exclusive purpose of causing all or any of Delek Land Texas, Inc., Delek Pipeline Texas, Inc., MPC Land Acquisition, Inc. and MPC Pipeline Acquisition, Inc. (collectively, the “Specified Entities”) to become direct or indirect subsidiaries of Delek Marketing and, in connection therewith, Agent shall deliver to Borrowers, and release any security interest in, any pledged Equity Interests in respect of the Specified Entities; provided, that, each of the following conditions is satisfied, (i) such recapitalization or corporate reorganization shall not violate any law or any order or decree of any court or other Governmental Authority in any material respect and shall not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or any other agreement or instrument to which any Borrower or Guarantor is a party or may be bound, (ii) such recapitalization or corporate reorganization shall be done in accordance with the requirements of all applicable laws and regulations, (iii) effective upon such recapitalization or corporate reorganization, all of the material assets and properties of such Specified Entities used or useful in the business of Borrowers and Guarantors as conducted on the date hereof shall have been duly and validly transferred and assigned to a Borrower, free and clear of any liens, restrictions or encumbrances other than the security interest and liens of Agent as contemplated by the Loan Documents (and Agent shall have received such evidence thereof as Agent may require) and Agent shall have received such deeds, assignments or other agreements as Agent may request to evidence and confirm the transfer of such assets of such Specified Entities to a Borrower, (iv) Agent shall have received all documents and agreements that any Borrower or Guarantor has filed with any Governmental Authority or as are otherwise required to effectuate such recapitalization or corporate reorganization, (v) no Borrower or Guarantor shall assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, or otherwise become liable in respect of any obligations or liabilities of the entity that is winding up, liquidating or dissolving, unless such Indebtedness is otherwise expressly permitted hereunder, (vi) Agent shall have received not less than ten (10) Business Days prior written notice of the intention of the Specified Entities to effect a recapitalization or corporate reorganization in accordance herewith, and (vii) as of the date of such recapitalization or corporate reorganization and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;
6.4 Disposal of Assets. Other than Permitted Dispositions, Permitted Investments, or transactions expressly permitted by Sections 6.3 and 6.12, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of, that is not expressly conditioned upon obtaining any requisite consent of Agent and Lenders hereunder) any of Parent’s or its Subsidiaries assets.
6.5 Change Name. Change Parent’s or any of its Subsidiaries’ name, organizational identification number, state of organization or organizational identity; provided, however, that, Parent or any of its Subsidiaries may change their names upon at least ten (10) days prior written notice to Agent of such change.

6.6 Nature of Business. Make any change in the nature of its or their business as described in Schedule 6.6 or acquire any material properties or assets that are not reasonably related to the conduct of such business activities; provided, however, that, the foregoing shall not prevent Parent and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.
6.7 Prepayments and Amendments.
(a) Except in connection with Refinancing Indebtedness permitted by Section 6.1,
(i) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Parent or its Subsidiaries, other than the Obligations in accordance with this Agreement,
(ii) without limitation upon the rights of Borrowers under Sections 5.17 and 5.18 hereof, make any payment on account of Indebtedness that has been contractually subordinated in right of payment if such payment is not permitted at such time under the subordination terms and conditions applicable thereto including, without limitation, under the Intercompany Subordination Agreement, any other applicable subordination agreement, and the Subordinated Debt Documents of the Loan Documents, or
(b) Directly or indirectly, amend, modify, or change any of the terms or provisions of
(i) any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Permitted Subordinated Indebtedness or Permitted Intercompany Advances, and (C) Indebtedness permitted under clauses (c), (h), (j) and (k) of the definition of Permitted Indebtedness,
(ii) any Material Contract except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of Lenders, or
(iii) the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of Lenders.
6.8 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.
6.9 Restricted Payments. Make any Restricted Junior Payment; provided, however, that, so long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom,
(a) Parent and Borrowers may make distributions to former employees, officers, or directors of Parent or a Borrower, as applicable (or any spouses, ex-spouses, or estates of any of the foregoing), on account of redemptions of Equity Interest of Parent held by such Persons; provided, however, that, the aggregate amount of such redemptions made by Parent and Borrowers during the term of this Agreement plus the amount of Indebtedness outstanding under clause (l) of the definition of Permitted Indebtedness, does not exceed $2,000,000 in the aggregate,
(b) Parent and Borrowers may make distributions to former employees, officers, or directors of Parent or a Borrower, as the case may be (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Parent or Borrowers, as applicable, on account of repurchases of the Equity Interest of Parent held by such Persons; provided, that, such Indebtedness was incurred by such Persons solely to acquire Equity Interest of Parent,
(c) Permitted Intercompany Advances may be made pursuant to and in accordance with the definition thereof, and
(d) Parent and Borrowers may pay any cash dividends or distributions in respect of any class of their Equity Interests; provided, that: (i) Excess Availability for the five (5) consecutive Business Day period immediately preceding the payment of any such dividends or distributions and after giving effect thereto shall be not less than $30,000,000 and (ii) the Fixed Charge Coverage Ratio for the preceding four (4) consecutive fiscal quarter period immediately preceding any proposed date for the payment of such dividends or distribution as reflected in a Compliance Certificate issued by the Borrowers to the Agent in respect of such period (any such proposed payment of a dividend or distribution being included as an additional Fixed Charge for purposes of satisfying the Fixed Charge Coverage Ratio for any applicable measurement period under this clause (c)) and after giving effect thereto shall be not less than 1.1:1.0.
6.10 Permitted Subordinated Indebtedness.
(a) Borrowers will not, and will not permit any of their Subsidiaries to, (i) prepay, redeem, repurchase or otherwise acquire for value any Permitted Subordinated Indebtedness or (ii) make any principal, interest or other payments on any Permitted Subordinated Indebtedness that is not expressly permitted by the subordination provisions of the Subordinated Debt Documents.
(b) Borrowers will not, and will not permit any of their Subsidiaries to, agree to or permit any amendment, modification or waiver of any provision of any Subordinated Debt Document if the effect of such amendment, modification or waiver is to, (i) increase the interest rate on such Permitted Subordinated Indebtedness or change (to earlier dates) the dates upon which principal and interest are due thereon; (ii) alter the redemption, prepayment or subordination provisions thereof; (iii) alter the covenants and events of default in a manner that would make such provisions more onerous or restrictive to Borrowers or any such Subsidiary; or (iv) otherwise increase the obligations of Borrowers or any Subsidiary in respect of such Permitted Subordinated Indebtedness or confer additional rights upon the holders thereof which individually or in the aggregate would be adverse to Borrowers or any of their Subsidiaries or to Agents or any Lender.

6.11 Accounting Methods. Modify or change its fiscal year or its method of accounting (other than as may be required or permitted by GAAP).
6.12 Investments; Controlled Investments.
(a) Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment.
(b) Other than (i) an aggregate amount of not more than $1,000,000 at any one time, in the case of Parent and its Subsidiaries (other than those Subsidiaries that are CFCs), (ii) amounts deposited into Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for Parent’s or its Subsidiaries’ employees, and (iii) an aggregate amount of not more than $1,000,000 (calculated at current exchange rates as determined by Agent) at any one time, in the case of Subsidiaries of Borrowers that are CFCs), make, acquire, or permit to exist Permitted Investments consisting of cash, Cash Equivalents, or amounts credited to Deposit Accounts or Securities Accounts unless Parent or its Subsidiary, as applicable, and the applicable bank or securities intermediary have entered into Control Agreements with Agent governing such Permitted Investments in order to perfect (and further establish) Agent’s Liens in such Permitted Investments. Except as provided in Section 6.12(b)(i), (ii), and (iii), Parent shall not and shall not permit its Subsidiaries to establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account.
6.13 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Parent or any of its Subsidiaries except for:
(a) transactions (other than the payment of management, consulting, monitoring, or advisory fees) between Parent or its Subsidiaries, on the one hand, and any Affiliate of Parent or its Subsidiaries, on the other hand, so long as such transactions (i) are fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by Parent or its Subsidiaries in excess of $5,000,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to Parent or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,
(b) so long as it has been approved by Parent’s or its applicable Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of Parent or its applicable Subsidiary,
(c) so long as it has been approved by Parent’s or its applicable Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of Parent and its Subsidiaries in the ordinary course of business and consistent with industry practice,
(d) transactions permitted by Section 6.3, Section 6.7, Section 6.9, Section 6.10, or any Permitted Intercompany Advance,

(e) the transactions contemplated by each of the Marketing Agreement and the Pipelines and Tankage Agreement, each as in effect on the date hereof, including the payment of amounts payable pursuant to and in accordance therewith,
(f) the payment, pursuant to the Management Agreement as in effect on the date hereof, of (i) management, consulting, monitoring, and advisory fees to Mapco Express, Inc. in an aggregate amount not to exceed $750,000 in any fiscal quarter of Parent and Borrowers, so long as (A) no Event of Default has occurred and is continuing or would result therefrom, and (B) after taking into account all such payments to be made on any date, Parent and its Subsidiaries would have Excess Availability of at least $15,000,000; provided, that, if at any time any such management, consulting, monitoring or advisory fees to Mapco Express, Inc. are not permitted to be paid as a result of the failure to satisfy either of the conditions set forth in subclauses (A) or (B) of this Section 6.13(f), then (x) such amounts shall continue to accrue, and (y) any such amounts that have accrued but which were not permitted to be paid may be paid in any subsequent quarter so long as each of the conditions set forth in subclauses (A) or (B) of this Section 6.13(f) are satisfied at the time of the making of such payments, and (ii) reasonable out-of-pocket expenses pursuant to any financial advisory, financing, underwriting, or placement agreement or in respect of other investment banking activities, including in connection with acquisitions or divestitures that are permitted by this Agreement, or
(g) the payment, pursuant to the Refining Agreement as in effect on the date hereof, of (i) fees for services provided to Delek Refining pursuant to and in accordance with the Refining Agreement as in effect on the date hereof, on terms no less favorable, taken as a whole, to Delek Refining, than would be obtained in an arm’s length transaction with a non-Affiliate, in an aggregate amount for all such fees not to exceed $600,000 in any fiscal quarter of Parent and Borrowers, so long as (A) no Event of Default has occurred and is continuing or would result therefrom, and (B) after taking into account all such payments to be made on any date, Parent and its Subsidiaries would have Excess Availability of at least $15,000,000; provided, that, if at any time any such fees to Holdings are not permitted to be paid as a result of the failure to satisfy either of the conditions set forth in subclauses (A) or (B) of this Section 6.13(g), then (x) such amounts shall continue to accrue, and (y) any such amounts that have accrued but which were not permitted to be paid may be paid in any subsequent quarter so long as each of the conditions set forth in subclauses (A) or (B) of this Section 6.13(g) are satisfied at the time of the making of such payments, and (ii) reasonable out-of-pocket expenses pursuant to any financial advisory, financing, underwriting, or placement agreement or in respect of other investment banking activities, including in connection with acquisitions or divestitures that are permitted by this Agreement.
(h) .
6.14 Use of Proceeds. Use the proceeds of the Advances for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility, and (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for lawful, general corporate purposes, including, without limitation, Permitted Acquisitions.

6.15 Consignments. Consign any of its or their Inventory or sell any of its or their Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.
6.16 Inventory and Equipment with Bailees. Other than in the ordinary course of business as conducted as of the Closing Date, store the Inventory or Equipment of Parent or its Subsidiaries at any time now or hereafter with a bailee, warehouseman, or similar party.
7. FIXED CHARGE COVERAGE RATIO.
(a) Each of Parent and Borrowers covenants and agrees that, until termination of all of the Commitments and Payment in Full of the Obligations, without limitation upon the right of Administrative Borrower to deliver an updated Borrowing Base Certificate more frequently than may then be required hereunder, at any time Excess Availability is less than the greater of (i) $15,000,000 or (ii) ten and one-half (10.5%) percent of the lesser of (A) the Borrowing Base or (B) the Maximum Credit (the greater of (i) and (ii), the “Applicable Amount”), Parent and Borrowers will comply with the following financial covenant, subject in each case to Section 7(b) below:
(1) prior to the first anniversary of the Closing Date, have a Fixed Charge Coverage Ratio, measured on a month-end basis for the number of calendar months for which Agent has received financial statements in accordance with Section 5.1 hereof, of not less than 1.00:1.00, and
(2) on and after the first (1st) anniversary of the Closing Date, have a Fixed Charge Coverage Ratio, measured on a month-end basis for the preceding twelve (12) consecutive calendar months for which Agent has received financial statements in accordance with Section 5.2 hereof, of not less than 1.00:1.00.
(b) Notwithstanding anything to the contrary set forth in Section 7(a) above, in the event that at any time after Excess Availability has been less than the Applicable Amount, Excess Availability is thereafter greater than the Applicable Amount for a period of thirty (30) consecutive days, then, after such period, the Fixed Charge Coverage Ratio shall not be tested again under Section 7(a) unless and until Excess Availability is again less than the Applicable Amount. In the event that Excess Availability is less than the Applicable Amount (such that the Fixed Charge Coverage Ratio is tested under Section 7) and thereafter increases so that the Fixed Charge Coverage Ratio ceases so to be tested two (2) times in any period of twelve (12) consecutive calendar months, then the third (3rd) time the Fixed Charge Coverage Ratio is so tested in accordance with this Section 7 in such twelve (12) month period it shall thereafter continue to be tested monthly until such time as Agent may otherwise agree. Borrowers agree to provide to Agent and Lenders a calculation of the Fixed Charge Coverage Ratio concurrently with the delivery of any financial statements required under Section 5.1, regardless of whether the Fixed Charge Coverage Ratio is then required to be tested under this Section 7.
8. EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:
8.1 If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender

Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of three (3) Business Days, or (b) all or any portion of the principal of the Obligations;
8.2 If any Loan Party or any of its Affiliates:
(a) fails to perform or observe any covenant or other agreement contained in any of (i) Sections 5.2, 5.3 (solely if any Borrower is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit such Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrowers’ affairs, finances, and accounts with officers and employees of Borrowers), 5.10, 5.11, or 5.14 of this Agreement, (ii) Sections 6.1 through 6.16 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 6 of the Security Agreement; or
(b) fails to perform or observe any covenant or other agreement contained in any of (i) Sections 5.1, or 5.13 of this Agreement, and such failure continues for a period of three (3) Business Days after the earlier of (ii) the date on which such failure shall first become known to any officer of any Borrower or (iii) the date on which written notice thereof is given to any Borrower by Agent; or
(c) fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if any Borrower is not in good standing in its jurisdiction of organization), 5.4, 5.5, 5.8, 5.12, and 5.15 of this Agreement and such failure continues for a period of ten (10) days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to any Borrower by Agent; or
(d) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of thirty (30) days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to any Borrower by Agent.
8.3 If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $5,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of thirty (30) consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;
8.4 If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;
8.5 If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party, Holdings, or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Holdings, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;
8.6 If a Loan Party or any of its Subsidiaries is prevented by court order, enjoined, restrained, or in any way prevented from continuing to conduct all or any material part of the business affairs of Parent and its Subsidiaries, taken as a whole, for more than thirty (30) days; provided, however, that during the period prior to the passage of such thirtieth (30th) day (the “Interruption Term”) (a) Borrowers shall not request and Agent, Lenders and Issuing Bank shall not make or provide, as applicable, any Advances, Letters of Credit or other financial accommodations, and (b) all proceeds of Collateral, including collections in respect of Accounts, shall be retained by Agent and applied to the outstanding Obligations and after such application, held as cash collateral for any other Obligations that are not then due and payable under the Loan Documents;
8.7 If there is a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons as an obligor or guarantor with respect to Indebtedness of Holdings or any of its Subsidiaries involving an aggregate amount of $2,000,000 or more, and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Holdings’ or its Subsidiary’s obligations thereunder;
8.8 If any Subordinated Working Capital Credit Document shall cease to be in full force and effect in all material respects or the validity or enforceability thereof is disaffirmed by or on behalf of any party thereto;
8.9 If any Subordinated Debt Document shall cease to be in full force and effect in all material respects or the validity or enforceability thereof is disaffirmed by or on behalf of any subordinated lender party thereto, or any Obligations fail to constitute “Senior Indebtedness” for purposes of the applicable Subordinated Debt Document, or all or any part of the Permitted Subordinated Indebtedness is accelerated, declared to be due and payable, or is required to be prepaid or redeemed, in each case prior to the stated maturity thereof, or the holder of any Permitted Subordinated Indebtedness shall breach the terms of any subordination agreement with Agent or Lenders;

8.10 If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;
8.11 If the obligation of (a) any Guarantor under the Guaranty is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement or such Guaranty) or (b) any obligation of guaranty by Holdings in favor of Agent for the benefit of Lenders is limited or terminated by operation of law or by Holdings (other than in accordance with the terms thereof);
8.12 If the Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on the Collateral covered thereby (except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement); or
8.13 The validity or enforceability of any Loan Document shall at any time for any reason be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document.
9. RIGHTS AND REMEDIES.
9.1 Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall, in each case by written notice to Administrative Borrower and in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following on behalf of the Lender Group:
(a) declare the Obligations, whether evidenced by this Agreement or by any of the other Loan Documents immediately due and payable, whereupon the same shall become and be immediately due and payable, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrowers; and
(b) declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with any obligation of any Lender hereunder to make Advances and the obligation of the Issuing Lender to issue Letters of Credit.
The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other

Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Parent and Borrowers.
9.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.
10. WAIVERS; INDEMNIFICATION.
10.1 Demand; Protest; etc. Each Loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which a Borrower may in any way be liable.
10.2 The Lender Group’s Liability for Collateral. Each Loan Party hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.
10.3 Indemnification. Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided, that, Borrowers shall not be liable for costs and expenses (including attorneys fees) of any Lender (other than WFCF) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Parent’s, Borrowers’ and their Subsidiaries’ compliance with the terms of the Loan Documents (provided, however, that, the indemnification in this clause (a) shall not extend to (i) disputes solely between or among Lenders or (ii) disputes solely between or among Lenders and their respective Affiliates; it being understood and agreed that the indemnification in this clause (a) shall extend to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand), (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by a Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of a Borrower or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrowers shall have no obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.
11. NOTICES.
Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing may be sent by overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Parent, Borrowers or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Parent or Borrowers:	DELEK REFINING, LTD. c/o Delek Refining, Inc. 7102 Commerce Way Brentwood, Tennessee 37027 Attn: Andrew L. Schwarcz, Esq. Fax No. 615-435-1290

with copies to:	BASS, BERRY & SIMS PLC 150 Third Avenue South, Suite 2800 Nashville, Tennessee 37201 Attn: Susan W. Foxman, Esq. Fax No.: 615-742-2785

If to Agent:	WELLS FARGO CAPITAL FINANCE, LLC 1100 Abernathy Road, Suite 1600 Atlanta, Georgia 30328 Attn: Business Finance Manager Fax No.: 770-804-0785

with copies to:	OTTERBOURG, STEINDLER, HOUSTON & ROSEN, P.C. 230 Park Avenue New York, New York 10169 Attn: David W. Morse, Esq. Fax No.: 212-682-6104
Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the date of actual receipt; provided, that, (a) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (b) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).
12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT, ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF PARENT, GUARANTORS AND BORROWERS AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE

DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).
(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF PARENT, GUARANTORS AND BORROWERS AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF PARENT, GUARANTORS AND BORROWERS AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
13.1 Assignments and Participations.
(a) With the prior written consent of Borrowers, which consent of Borrowers shall not be unreasonably withheld, delayed or conditioned, and shall not be required (i) if an Event of Default has occurred and is continuing, (ii) in connection with the syndication of the Commitments and the Obligations by WFCF to the initial Lenders party hereto as of the date hereof (the “Primary Syndication”); provided, that, WFCF shall consult with Borrowers in connection with such Primary Syndication (it being understood that in no event shall WFCF be required to obtain Borrowers’ consent with respect to any assignment made in connection with such Primary Syndication)), and (iii) in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender (except, in each case, to a Defaulting Lender or its Affiliates, which assignment shall not be permitted) and with the prior written consent of Agent, which consent of Agent shall not be unreasonably withheld, delayed or conditioned, and shall not be required in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender, any Lender may assign and delegate to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”; provided, however, that, no Loan Party, Affiliate of a Loan Party, Defaulting Lender, or Affiliate of a Defaulting Lender shall be permitted to become an Assignee) all or any portion of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (A) an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender or (B) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000); provided, however, that, Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (1) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Agent by such Lender and the Assignee, (2) such Lender and its Assignee have delivered to Borrowers and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with Section 13.1(b), and (3) unless waived by Agent, the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $3,500.
(b) From and after the date that Agent notifies the assigning Lender (with a copy to Administrative Borrower) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, however, that, nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).
(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance or observance by Borrowers of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(d) Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.
(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that, (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collections of Borrowers or its Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by Lenders among themselves.
(f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Parent, its Subsidiaries and their respective businesses.
(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.
(h) Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of its Commitment (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its Commitment to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Commitment to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.
(i) In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.
(j) Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.
13.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that, Borrowers may not assign this Agreement or any rights or duties hereunder without Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by Lenders shall release Borrowers from their Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by Borrowers is required in connection with any such assignment.
14. AMENDMENTS; WAIVERS.
14.1 Amendments and Waivers.
(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by Parent or Borrowers therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that,
(i) no such waiver, amendment, or consent shall, unless in writing and signed by all of Lenders directly affected thereby and the Loan Parties that are party thereto, do any of the following:
(A) increase the amount of or extend the expiration date of any Commitment of any Lender,
(B) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,
(C) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders),
(D) amend or modify this Section or any provision of this Agreement providing for consent or other action by all Lenders,
(E) other than as permitted by Section 15.12, release or subordinate Agent’s Lien in and to any of the Collateral,
(F) amend any of the provisions of Section 2.4(b)(i) or (ii), or
(G) amend Section 13.1(a) to permit a Loan Party or an Affiliate of a Loan Party to be permitted to become an Assignee;
(ii) no such waiver, amendment, or consent shall, unless in writing and signed by Co-Collateral Agents, Supermajority Lenders and the Loan Parties that are party thereto, change the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, and Eligible Petroleum Inventory, Eligible Petroleum Inventory-Not-Received, Eligible Positive Exchange Agreement, Paid But Unexpired Standby Letters of Credit, Special Reserve, Bank Product Reserve or Dilution Reserve) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise, or the definition of Maximum Credit;
(iii) no such waiver, amendment, or consent shall, unless in writing and signed by all of Lenders, do any of the following:
(A) change the definition of “Required Lenders” or “Pro Rata Share”,
(B) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release Borrowers or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by Borrowers or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,
(b) No amendment or modification shall reduce either or both of the $15,000,000 amount or the 10.5% percentage in respect of the conditions precedent to the testing of the financial covenant set forth in Section 7 without the written consent of Required Lenders and Co-Collateral Agents,
(c) No amendment, waiver, modification, or consent shall amend, modify, or waive (i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of Lenders), and (ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders,
(d) No amendment, waiver, modification, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Lender, or any other rights or duties of Issuing Lender under this Agreement or the other Loan Documents, without the written consent of Issuing Lender, Agent, Borrowers, and the Required Lenders,
(e) No amendment, waiver, modification, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Line Lender, or any other rights or duties of Swing Line Lender under this Agreement or the other Loan Documents, without the written consent of Swing Line Lender, Agent, Borrowers, and the Required Lenders,
(f) No amendment, waiver, modification, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to a Co-Collateral Agent, or any other rights of a Co-Collateral Agent under this Agreement or the other Loan Documents, without the written consent of such Co-Collateral Agent;

(g) Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Loan Parties, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender;
(h) For purposes of voting or consenting to matters with respect to this Agreement or the other Loan Documents and determining Pro Rata Shares, a Defaulting Lender shall not be deemed to be a “Lender” and its Commitment shall be deemed to be zero (0).
14.2 Replacement of Certain Lenders.
(a) If (i) any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of any Lender directly adversely affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not such greater number of Lenders as may be required by Section 14.1 or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least five (5) Business Days prior irrevocable notice, may permanently replace any Lender (a “Holdout Lender”) that failed to give its consent, authorization, or agreement or made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Holdout Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Business Days after the date such notice is given.
(b) Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Letters of Credit) without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 13.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of such Letters of Credit.
14.3 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Parent and Borrowers of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.
15. AGENT; THE LENDER GROUP.
15.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints WFCF as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Parent and its Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Parent and its Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Parent and its Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Parent or its Subsidiaries, the Obligations, the Collateral, the Collections of Parent and its

Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.
15.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.
15.3 Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by Parent or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Parent or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Parent or its Subsidiaries.
15.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of Lenders (and Bank Product Providers).
15.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that, unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
15.6 Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Parent and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrowers or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to Borrowers, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Parent and its Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by Parent or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that, no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.
15.8 Agent in Individual Capacity. WFCF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though WFCF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, WFCF or its Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent, Borrowers or such other Person and that prohibit the disclosure of such information to Lenders (or Bank Product Providers), and Lenders acknowledge (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include WFCF in its individual capacity.

15.9 Successor Agent. Agent may resign as Agent upon thirty (30) days prior written notice to Lenders (unless such notice is waived by the Required Lenders) and Borrowers (unless such notice is waived by Borrowers) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for Lenders (and the Bank Product Providers). If, at the time that Agent’s resignation is effective, it is acting as the Issuing Lender or the Swing Line Lender, such resignation shall also operate to effectuate its resignation as the Issuing Lender or the Swing Line Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, to cause the Underlying Issuer to issue Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Borrowers, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as Lenders appoint a successor Agent as provided for above.
15.10 Co-Collateral Agent Determinations; Successor Co-Collateral Agents.
(a) Each reference in this Agreement to any action, determination, decision, consent, approval, satisfaction, acceptance, exercise of discretion or other act of, by or with respect to “Co-Collateral Agents” shall be deemed to refer to such action, determination, decision, consent, approval, satisfaction, acceptance, exercise of discretion or other act of or by the Co-Collateral Agents taken, made or exercised, as the case may be, on the basis of the more conservative credit judgment of the two Co-Collateral Agents.
(b) Any Co-Collateral Agent may resign as Co-Collateral Agent upon thirty (30) days prior written notice to Lenders (unless such notice is waived by the Required Lenders) and Borrowers (unless such notice is waived by Borrowers) and without any notice to the Bank Product Providers. If a Co-Collateral Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Co-Collateral Agent for Lenders. If no successor Co-Collateral Agent is appointed prior to the effective date of the resignation of a Co-Collateral Agent, Agent may appoint, after consulting with Lenders and Borrowers, a successor Co-Collateral Agent. If a Co-Collateral Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace such Co-Collateral Agent with a successor Co-Collateral Agent from among Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Co-Collateral Agent hereunder, such successor Co-Collateral Agent shall succeed to all the rights, powers, and duties of the retiring Co-Collateral Agent and the term “Co-Collateral Agent” shall include such successor Co-Collateral Agent and the retiring Co-Collateral Agent’s appointment, powers, and duties as a Co-Collateral Agent shall be terminated. After any retiring Co-Collateral Agent’s resignation hereunder as a Co-Collateral Agent, the provisions of Section 15 applicable to it shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Co-Collateral Agent under this Agreement. If no successor Co-Collateral Agent has accepted appointment as a Co-Collateral Agent by the date which is thirty (30) days following a retiring Co-Collateral Agent’s notice of resignation, the retiring Co-Collateral Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Co-Collateral Agent hereunder until such time, if any, as Lenders appoint a successor Co-Collateral Agent as provided for above.
15.11 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent, Borrowers or such other Person and that prohibit the disclosure of such information to Lenders, and Lenders acknowledge (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.
15.12 Collateral Matters.
(a) The Lenders hereby irrevocably authorize (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral and, subject to the terms thereof, terminate any guarantees, in each case (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Parent or its Subsidiaries owned no interest at the time Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to Parent or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. The Lenders hereby irrevocably authorize (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted by Agent under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, or at any sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (A) if the release is of all or substantially all of the Collateral, all of Lenders (without requiring the authorization of the Bank Product Providers), or (B) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrowers at any time, Lenders will (and is so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, however, that, (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrowers in respect of) all interests retained by Borrowers, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. The Lenders further hereby irrevocably authorize (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to authorize) Agent, at its option and in its sole discretion, to: (x) subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness and (y) with respect to Equipment only, upon the written request of Borrowers, to the extent that senior term loans or high yield bonds or notes for the benefit of Borrowers (which benefit could include additional loan availability in favor of Borrowers in the form of Permitted Subordinated Indebtedness of not less than $50,000,000 in connection therewith) are required to be secured by a first priority security interest in the equipment of Borrowers, (1) subordinate its security interest in the Equipment to the security interest therein securing obligations under the Term Loan Documents, on terms and conditions to be agreed, but subject in all events to an intercreditor agreement in form and substance satisfactory in all respects to Co-Collateral Agents, or (2) if required by the lenders under the Term Loan Documents or other Permitted Subordinated Indebtedness, shall release its security interest in the equipment (subject to receipt by Agent of a collateral access agreement with respect thereto on terms and conditions satisfactory to Agent), in either case; provided, that, the terms of the Term Loan Documents or such other Permitted Subordinated Indebtedness, and all agreements with respect thereto, are in all respects satisfactory to Required Lenders.
(b) Agent shall have no obligation whatsoever to any of Lenders (or the Bank Product Providers) to assure that the Collateral exists or is owned by Parent or its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise provided herein.
15.13 Restrictions on Actions by Lenders; Sharing of Payments.
(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Parent or its Subsidiaries or any deposit accounts of Parent or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against Borrowers or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among Lenders in accordance with their Pro Rata Shares; provided, however, that, to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
15.14 Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.15 Payments by Agent to Lenders. All payments to be made by Agent to Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.
15.16 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent and Co-Collateral Agents to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent and Co-Collateral Agents, as the case may be, of its or their powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of Lenders (and such Bank Product Provider).
15.17 Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:
(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report respecting Parent or its Subsidiaries (each a “Report” and collectively, “Reports”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,
(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,
(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Parent and its Subsidiaries and will rely significantly upon Parent’s, Borrowers’ and their respective Subsidiaries’ books and records, as well as on representations of Borrowers’ personnel,
(d) agrees to keep all Reports and other material, non-public information regarding Parent, Borrowers and their respective Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and
(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
In addition to the foregoing: (A) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Parent, any Borrower or any of their respective Subsidiaries to Agent that has not been contemporaneously provided by Parent, Borrowers or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (B) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Parent, Borrowers or their respective Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Parent, Borrowers or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (C) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.
15.18 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrowers or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.
16. WITHHOLDING TAXES.
(a) All payments made by Borrowers hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, Borrowers shall comply with the next sentence of this Section 16(a). If any Taxes are so levied or imposed, Borrowers agree to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that, Borrowers shall not be required to increase any such amounts if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Borrowers will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrowers.
(b) Borrowers agree to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.
(c) If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to Lender granting the participation only) one of the following before receiving its first payment under this Agreement:
(i) if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrowers (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrowers within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);
(ii) if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;
(iii) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;
(iv) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or
(v) a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.
Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a

Participant, to Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(d) If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms; provided, however, that, nothing in this Section 16(d) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(e) If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16(c) or 16(d) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16(c) or 16(d), if applicable. Borrowers agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.
(f) If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agent (or, in the case of a Participant, to Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Section 16(c) or 16(d) are not delivered to Agent (or, in the case of a Participant, to Lender granting the participation), then Agent (or, in the case of a Participant, to Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.
(g) If the Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys fees and expenses). The obligation of Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.
(h) If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrowers (but only to the extent of payments made, or additional amounts paid, by Borrowers under this Section 16 with respect to Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund); provided, that, Borrowers, upon the request of Agent or such Lender, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges, imposed by the relevant Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrowers or any other Person.
17. GENERAL PROVISIONS.
17.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Parent, Borrowers, Agent, and each Lender whose signature is provided for on the signature pages hereof and Agent shall have received counterparts of each such signature page.
17.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
17.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Parent or Borrowers, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
17.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5 Bank Product Providers. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of providing a Bank Product, each Bank Product Provider shall be automatically deemed to have appointed Agent as its agent; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In connection with any such distribution of payments and collections, Agent shall be entitled to assume no amounts are owing to any Bank Product Provider unless such Bank Product Provider has provided written notification to Agent of the amount that is owing to it and such notification is received by Agent a reasonable period of time prior to the making of such distribution.
17.6 Debtor-Creditor Relationship. The relationship between Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.
17.7 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
17.8 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrowers or Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrowers or Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.9 Confidentiality.
(a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Parent, Borrowers and their respective Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and Lenders in a confidential manner, and shall not be disclosed by Agent and Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group (“Lender Group Representatives”), (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers); provided, that, any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided, that, (A) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (B) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance by Borrowers or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process; provided, that, (A) prior to any disclosure under this clause (v) the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the subpoena or other legal process and (B) any disclosure under this clause (v) shall be limited to the portion of the Confidential Information as may be required by such governmental authority pursuant to such subpoena or other legal process, (vi) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or Lenders or the Lender Group Representatives), (vii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement; provided, that, any such assignee, participant, or pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, (viii) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (viii) with respect to litigation involving any Person (other than Borrowers, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior notice thereof, and (ix) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.
(b) Anything in this Agreement to the contrary notwithstanding, Agent may provide information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services.

17.10 Lender Group Expenses. Borrowers agree to pay any and all Lender Group Expenses in accordance with the terms of the Loan Documents and agrees that its obligations contained in this Section 17.10 shall survive payment or satisfaction in full of all other Obligations.
17.11 USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of Borrowers and other information that will allow such Lender to identify Borrowers in accordance with the Patriot Act.
17.12 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

DELEK REFINING, INC., a Delaware corporation

By:	/s/ Mark B. Cox

Title: CFO

By:	/s/ Andrew L. Schwarcz

Title: VP

DELEK REFINING, LTD., a Texas limited partnership

By:	DELEK U.S. REFINING GP, LLC its General Partner

By:	/s/ Mark B. Cox

Title: CFO

By:	/s/ Andrew L. Schwarcz

Title: VP

WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as Agent, Co-Collateral Agent and as a Lender

By:	/s/ Brian Kennedy

Title: Vice President

[SIGNATURES CONTINUED ON NEXT PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

BANK OF AMERICA, N.A.,
as Co-Collateral Agent, Co-Syndication Agent and a Lender

By:	/s/ John Olsen

Title:	SVP

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

SUNTRUST BANK,
as Co-Syndication Agent and a Lender

By:	/s/ Brian O’Fallon

Title:	Director

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

REGIONS BANK,
as Documentation Agent and a Lender

By:	/s/ Mark Smith

Title:	SVP

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Alex M. Council, IV

Alex M. Council, IV
Title:	Vice President

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

RZB FINANCE LLC,
as a Lender

By:	/s/ Shirley Ritch

Shirley Ritch
Title:	Vice President

By:	/s/ John A. Valiska

John A. Valiska
Title:	First Vice President

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

BANK LEUMI USA,
as a Lender

By:	/s/ Gil Hershman /s/ Avram Keusch

Dr. Avram Keusch
Title:	VP Vice President

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

ISRAEL DISCOUNT BANK OF NEW YORK,
as a Lender

By:	/s/ Mali Golan

Title:	Mali Golan — AVP

By:	/s/ Amir Barash

Amir Barash, SVP

EXHIBIT A-1
FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of  _____  between  _____  (“Assignor”) and  _____  (“Assignee”). Reference is made to the Agreement described in Annex I hereto (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.
1. In accordance with the terms and conditions of Section 13 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor’s portion of the Commitments, all to the extent specified on Annex I.
2. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any Guarantor or the performance or observance by Borrower or any Guarantor of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by Borrower to Assignor with respect to Assignor’s share of the Advances assigned hereunder, as reflected on Assignor’s books and records.
3. The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) confirms that it is an Eligible Transferee; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; [and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.]
4. Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by the Agent. The effective date of this Assignment (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, (b) the receipt by Agent for its sole and separate account a processing fee in the amount of $3,500 (if required by the Credit Agreement), (c) the receipt of any required consent of the Agent, and (d) the date specified in Annex I.

5. As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article 15 and Section 17.9(a) of the Credit Agreement.
6. Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I). From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date. On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.
7. This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.
8. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.

[NAME OF ASSIGNOR] as Assignor
By:
Name:
Title:

[NAME OF ASSIGNEE] as Assignee
By:
Name:
Title:

ACCEPTED THIS ____ DAY OF

WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as Agent

By:
Name:
Title:

ANNEX FOR ASSIGNMENT AND ACCEPTANCE
ANNEX I
1. Borrower:
2. Name and Date of Credit Agreement:
Credit Agreement, dated as of  _____, by and among  _____, Borrower, the lenders from time to time a party thereto (the “Lenders”), Wells Fargo Capital Finance, LLC, a Delaware limited liability company, as the administrative agent for the Lenders

3. Date of Assignment Agreement:

4. Amounts:

a. Assigned Amount of Revolver Commitment	$

b. Assigned Amount of Advances	$

5. Settlement Date:

6. Purchase Price	$

7. Notice and Payment Instructions, etc.

Assignee:	Assignor:

8. Agreed and Accepted:

[ASSIGNOR]		[ASSIGNEE]

By:		By:

	Title:		Title:

Accepted: WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as Agent

By:
Name:
Title:

EXHIBIT B-1
FORM OF BORROWING BASE CERTIFICATE
See Attached

Delek Refining, Ltd	Certificate No.	1
7102 Commerce Way	Report Date	1/31/10
Brentwood, TN 37027	As Of Date	1/31/10

Borrowing Base Report
- Submitted to Wells Fargo Capital Finance, as Administrative Agent

CASH AND CASH EQUIVALENTS
1. Total Cash and Cash Equivalents					$0.00
ACCOUNTS RECEIVABLE
2. Beginning Balance (Ending Balance of Last Report)			$0.00
3. Sales			0.00
4. Other (Debit) Adjustments			0.00
5. Less: Credit Memos			0.00
6. Less: Other (Credit) Adjustments			0.00
7. Less: Total Collections			0.00
8. Add back Change in Fuel Tax Liability			0.00
9. Less: Discounts/Allowances			0.00
10. ENDING BALANCE PER AGINGS			0.00
11. Less: Unapplied Cash			0.00
12. Less: Ineligible Accounts Receivable			0.00
13. ELIGIBLE ACCOUNTS RECEIVABLE			0.00
14. Times: Accounts Receivable Advance Rate			85%
15. ACCOUNTS RECEIVABLE AVAILABILITY			0.00
16. Plus: AR Back by L/C			0.00
17. COMBINED ACCOUNTS RECEIVABLE AVAILABILITY			0.00
18. Dilution Reserve (Amount > 5%)			0.00
19. State Excise Tax Reserve			0.00
20. Other Reserve			0.00
21. Other Reserve			0.00
22. Total AR Availability			0.00
23. AR AVAILABILITY: ▶THE LESSER OF		$300,000,000	OR	Line 22	$0.00

INVENTORY
24. Total Gross Inventory as of 1/31/10			$0.00
25. Less: Ineligible Inventory			0.00
26. ELIGIBLE INVENTORY			0.00
27. Times: Inventory Advance Rate			Various
28. INVENTORY AVAILABILITY			0.00
29. NOLV Reserve			0.00
30. Landlord/Pipeline Reserve (updated a/o 1/31/10)			0.00
31. Other Reserve			1,000,000.00
32. Total Available Inventory			0.00
33. INVENTORY AVAILABILITY: ▶THE LESSER OF		$300,000,000	OR	LINE 32	$0.00

EXCHANGE AGREEMENT BALANCE
34. Eligible Exchange Agreement Balance			$0.00
35. Times: Advance Rate			85%
36. Total Available Inventory			0.00
37. EA AVAILABILITY: ▶THE LESSER OF		$7,500,000	OR	LINE 36	$0.00

TOTAL BORROWING BASE AVAILABILITY
38. Total Borrowing Base Availability	SUM OF LINES 1, 23, 33 and 37				$0.00
39. Less: Special Reserve					$15,000,000.00
40. Less: Bank Product Reserve					$0.00
41. AVAILABILITY: THE LESSER OF MAX. LOAN	300,000,000 OR SUM OF LINE 38 less line 39 & 40				$(15,000,000.00)

AVAILABILITY
42. TOTAL AVAILABILITY					$(15,000,000.00)
43. Less: Ending Loan Balance	as of	_________			0.00
44. Less: Outstanding L/C Balance	a/o 2/15/10 (from Loan Ledger Report)				0.00
45. Less: AP Requirements					0.00
46. Less: Fees and Other Expenses					0.00
47. Plus: Paid but unexpired LCs					0.00
48. Less: Other Reserve					0.00
49. Net Excess Availability					(15,000,000.00)
All capitalized terms used in this certificate have the meanings set forth in the Credit Agreement unless specifically defined herein. The undersigned, Delek Refining, Ltd., pursuant to Schedule 5.2 of that certain Credit Agreement dated as of  _____  (as amended, restated, modified, supplemented, refinanced, renewed, or extended from time to time, the “Credit Agreement”), entered into among Borrower, the lenders signatory thereto from time to time and Wells Fargo Capital Finance, LLC, a Delaware limited liability company as the arranger and administrative agent (in such capacity, together with its successors and assigns, if any, in such capacity, “Agent”), hereby certifies to Agent that the above items, calculated in accordance with the terms and definitions set forth in the Credit Agreement for such items are true and correct, and that Borrower is in compliance with and, after giving effect to any currently requested Advances, will be in compliance with, the terms, conditions, and provisions of the Credit Agreement. Additionally, the undersigned hereby certifies and represents and warrants to the Lender Group on behalf of Borrower that (i) as of the date hereof, each representation or warranty contained in or pursuant to any Loan Document, any agreement, instrument, certificate, document or other writing furnished at any time under or in connection with any Loan Document, and as of the effective date of any advance, continuation or conversion requested above, is true and correct in all material respects (except to the extent any representation or warranty expressly related to an earlier date), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above, and (iv) all of the foregoing is true and correct as of the effective date of the calculations set forth above and that such calculations have been made in accordance with the requirements of the Credit Agreement.

Authorized Signature
By:
Title
	Print Name:	Date:

Exhibit B-2
FORM OF BANK PRODUCTS PROVIDER LETTER AGREEMENT
[Letterhead of Specified Bank Products Provider]
[Date]
Wells Fargo Capital Finance, LLC as Agent
2450 Colorado Avenue
Suite 3000 West
Santa Monica, California 90404
Attention: [          ]
Fax No.:
Reference is hereby made to that certain Credit Agreement, dated as of [ ] (as amended, restated, supplemented, or modified from time to time, the “Credit Agreement”), by and among the lenders party thereto (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as agent for the Lenders (together with its successors and assigns in such capacity, “Agent”), and [          ] (“Borrower”). Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to them in the Credit Agreement.
Reference is also made to that certain [describe the Bank Product Agreement or Agreements] (the “Specified Bank Product Agreement [Agreements]”) dated as of [_____] by and between [Lender or Affiliate of Lender] (the “Specified Bank Products Provider”) and [identify the Loan Party or Subsidiary].
1. Appointment of Agent. The Specified Bank Products Provider hereby designates and appoints Agent, and Agent by its signature below hereby accepts such appointment, as its agent under the Credit Agreement and the other Loan Documents. The Specified Bank Products Provider hereby acknowledges that it has reviewed Sections 15.1, 15.2, 15.3, 15.4, 15.6, 15.7, 15.8, 15.9, 15.11, 15.12, 15.13, 15.14, 15.15, and 17.5 (collectively such sections are referred to herein as the “Agency Provisions”), including, as applicable, the defined terms referenced therein (but only to the extent used therein), and agrees to be bound by the provisions thereof. Specified Bank Products Provider and Agent each agree that the Agency Provisions which govern the relationship, and certain representations, acknowledgements, appointments, rights, restrictions, and agreements, between the Agent, on the one hand, and the Lenders or the Lender Group, on the other hand, shall, from and after the date of this letter agreement also apply to and govern, mutatis mutandis, the relationship between the Agent, on the one hand, and the Specified Bank Product Provider with respect to the Bank Products provided pursuant to the Specified Bank Product Agreement[s], on the other hand.
2. Acknowledgement of Certain Provisions of Credit Agreement. The Specified Bank Products Provider hereby acknowledges that it has reviewed the provisions of Sections 2.4(b)(ii), 14.1, 15.10, 15.11, and 17.5 of the Credit Agreement, including, as applicable, the defined terms referenced therein, and agrees to be bound by the provisions thereof. Without limiting the generality of any of the foregoing referenced provisions, Specified Bank Product Provider understands and agrees that its rights and benefits under the Loan Documents consist solely of it being a beneficiary of the Liens and security interests granted to Agent and the right to share in Collateral as set forth in the Credit Agreement.

3. Reporting Requirements. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products. On a monthly basis (not later than the 10th Business Day of each calendar month) or as more frequently as Agent shall request, the Specified Bank Products Provider agrees to provide Agent with a written report, in form and substance satisfactory to Agent, detailing Specified Bank Products Provider’s reasonable determination of the credit exposure (and mark- to-market exposure) of Parent and its Subsidiaries in respect of the Bank Products provided by Specified Bank Products Provider pursuant to the Specified Bank Products Agreement[s]. If Agent does not receive such written report within the time period provided above, Agent shall be entitled to assume that the reasonable determination of the credit exposure of Parent and its Subsidiaries with respect to the Bank Products provided pursuant to the Specified Bank Products Agreement[s] is zero.
4. Bank Product Reserve Conditions. Specified Bank Products Provider further acknowledges and agrees that Agent shall have the right, but shall have no obligation to establish, maintain, relax or release reserves in respect of any of the Bank Product Obligations and that if reserves are established there is no obligation on the part of the Agent to determine or insure whether the amount of any such reserve is appropriate or not. If Agent so chooses to implement a reserve, Specified Bank Products Provider acknowledges and agrees that Agent shall be entitled to rely on the information in the reports described above to establish the Bank Product Reserve Amount.
5. Bank Product Obligations. From and after the delivery to Agent of this letter agreement duly executed by Specified Bank Product Provider and the acknowledgement of this letter agreement by Agent and Borrower, the obligations and liabilities of Parent and its Subsidiaries to Specified Bank Product Provider in respect of Bank Products evidenced by the Specified Bank Product Agreement[s] shall constitute Bank Product Obligations (and which, in turn, shall constitute Obligations), and Specified Bank Product Provider shall constitute a Bank Product Provider until such time as Specified Bank Products Provider or its affiliate is no longer a Lender. Specified Bank Products Provider acknowledges that other Bank Products (which may or may not be Specified Bank Products) may exist at any time.
6. Notices. All notices and other communications provided for hereunder shall be given in the form and manner provided in Section 11 of the Credit Agreement, and, if to Agent, shall be mailed, sent, or delivered to Agent in accordance with Section 11 in the Credit Agreement, if to Borrower, shall be mailed, sent, or delivered to Borrower in accordance with Section 11 in the Credit Agreement, and, if to Specified Bank Products Provider, shall be mailed, sent or delivered to the address set forth below, or, in each case as to any party, at such other address as shall be designated by such party in a written notice to the other party.

If to Specified Bank
Products Provider:

Attn:
Fax No.

7. Miscellaneous. This letter agreement is for the benefit of the Agent, the Specified Bank Products Provider, the Borrower and each of their respective successors and assigns (including any successor agent pursuant to Section 15.9 of the Credit Agreement, but excluding any successor or assignee of a Specified Bank Products Provider that does not qualify as a Bank Product Provider). Unless the context of this letter agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” This letter agreement may be executed in any number of counterparts and by different parties on separate counterparts. Each of such counterparts shall be deemed to be an original, and all of such counterparts, taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this letter by telefacsimile or other means of electronic transmission shall be equally effective as delivery of a manually executed counterpart.
8. Governing Law.
(a) THE VALIDITY OF THIS LETTER AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS LETTER AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE COURTS, AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS, LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK. EACH BORROWER, SPECIFIED BANK PRODUCTS PROVIDER, AND AGENT WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 7(b).
(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER, SPECIFIED BANK PRODUCTS PROVIDER, AND AGENT EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH BORROWER, SPECIFIED BANK PRODUCTS PROVIDER, AND AGENT EACH REPRESENTS TO THE OTHERS THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS LETTER AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
[signature pages to follow]

Sincerely, [SPECIFIED BANK PRODUCTS PROVIDER]
By:
Name:
Title:

Acknowledged, accepted, and agreed
as of the date first written above:
[     ], as Borrower

By:
Name:
Title:

Acknowledged, accepted, and
agreed as of  _____, 20  _____:
WELLS FARGO CAPITAL FINANCE, LLC,
a Delaware limited liability company,
as Agent

By:
Name:
Title:

EXHIBIT C-1
FORM OF COMPLIANCE CERTIFICATE
[on Borrower’s letterhead]
To:	Wells Fargo Capital Finance, LLC 1100 Abernathy Road Suite 1600 Atlanta, Georgia 30328 Attn: Business Finance Division Manager
Re:	Compliance Certificate dated
Ladies and Gentlemen:
Reference is made to that certain CREDIT AGREEMENT (the “Credit Agreement”) dated as of  _____, 2010, by and among the lenders identified on the signature pages thereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as the administrative agent for the Lenders (“Agent”), Delek Refining, Ltd. (the “Borrower”) and Delek Refining, Inc.. Capitalized terms used in this Compliance Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.
Pursuant to Schedule 5.1 of the Credit Agreement, the undersigned officer of Borrower hereby certifies that:
1. The financial information of Borrower and its Subsidiaries furnished in Schedule 1 attached hereto, has been prepared in accordance with GAAP (except for year-end adjustments and the lack of footnotes), and fairly presents in all material respects the financial condition of Borrower and its Subsidiaries.
2. Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Schedule 5.1 of the Credit Agreement.
3. Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, specifying the nature and period of existence thereof and what action Borrower and its Subsidiaries have taken, are taking, or propose to take with respect thereto.
4. The representations and warranties of Borrower and its Subsidiaries set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof (except to the extent they relate to a specified date), except as set forth on Schedule 3 attached hereto.
5. Borrower and its Subsidiaries are in compliance with the covenant contained in Section 7 of the Credit Agreement as demonstrated on Schedule 4 hereof.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this  _____  day of  _____,  _____.

DELEK REFINING, LTD.
By:
Name:
Title:

SCHEDULE 1
Financial Information

SCHEDULE 2
Default or Event of Default

SCHEDULE 3
Representations and Warranties

SCHEDULE 4
Financial Covenants
1. Fixed Charge Coverage Ratio.
Parent and Borrower’s Fixed Charge Coverage Ratio, measured on a month-end basis, for the month period ending  _____,  _____  is  _____:1.0, which [is/is not] greater than or equal to the amount set forth in Section 7 of the Credit Agreement for the corresponding period.

EXHIBIT L-1
FORM OF LIBOR NOTICE
Wells Fargo Capital Finance, LLC, as Agent
under the below referenced Credit Agreement
1100 Abernathy Road
Suite 1600
Atlanta, Georgia 30328
Ladies and Gentlemen:
Reference hereby is made to that certain Credit Agreement, dated as of                     , 2010 (the “Credit Agreement”), among Delek Refining, Ltd. a Texas limited partnership (“Borrower”), Delek Refining, Inc., a Delaware corporation, the lenders signatory thereto (the “Lenders”), and Wells Fargo Capital Finance, LLC, a Delaware limited liability company, as the administrative agent for the Lenders (“Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.
This LIBOR Notice represents Borrower’s request to elect the LIBOR Option with respect to outstanding Advances in the amount of $_____ (the “LIBOR Rate Advance”), and is a written confirmation of the telephonic notice of such election given to Agent.
The LIBOR Rate Advance will have an Interest Period of [1, 2, or 3] month(s) commencing on                     .
This LIBOR Notice further confirms Borrower’s acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Credit Agreement, of the LIBOR Rate as determined pursuant to the Credit Agreement.
Borrower represents and warrants that (i) as of the date hereof, each representation or warranty contained in or pursuant to any Loan Document or any agreement, instrument, certificate, document or other writing furnished at any time under or in connection with any Loan Document, and as of the effective date of any advance, continuation or conversion requested above, is true and correct in all material respects (except to the extent any representation or warranty expressly related to an earlier date), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), and (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above.

Well Fargo Capital Finance, LLC, as Agent

Dated:
DELEK REFINING, LTD., a Texas limited partnership, as Borrower
By:
Name:
Title:
Acknowledged by:
WELLS FARGO CAPITAL FINANCE, LLC,
a Delaware limited liability company, as Agent

By:
Name:
Title:

[EXECUTION]
Schedule 1.1
As used in the Agreement, the following terms shall have the following definitions:
“Account” means an account (as that term is defined in the Code).
“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.
“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of a Borrower or its Subsidiaries.
“Acquired Indebtedness” means Indebtedness of a Person whose assets or Equity Interests is acquired by Parent, a Borrower or any Subsidiary of a Borrower in a Permitted Acquisition; provided, however, that, such Indebtedness (a) is either Purchase Money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.
“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Equity Interests of any other Person.
“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.
“Additional Subordinated Indebtedness” means Indebtedness of Borrowers owing to the Junior Creditor (as defined in the Intercompany Subordination Agreement) which (a) is evidenced by the Subordinated Note, (b) constitutes additional funds borrowed by Borrowers from the Junior Creditor after the Closing Date which are payable on terms and conditions substantially similar to those applying to the Indebtedness evidenced by the Subordinated Note, as amended, (c) constitutes Junior Debt under (and as defined in) the Intercompany Subordination Agreement, and (d) is timely reflected in financial statements delivered by Borrowers to Agent pursuant to Section 5.1.
“Administrative Borrower” means Delek Refining, Ltd., a Texas limited partnership, in its capacity as administrative borrower on behalf of itself and the other Borrowers pursuant to Section 2.14 of the Agreement and its successors and assigns.
“Advances” has the meaning specified therefor in Section 2.1(a) of the Agreement.
“Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.
“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 6.12 of the Agreement: (a) any Person which owns directly or indirectly ten (10%) percent or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or ten (10%) percent or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.
“Agent” has the meaning specified therefor in the preamble to the Agreement.
“Agent-Related Persons” means any Co-Collateral Agent or Agent, as applicable, together with its Affiliates, officers, directors, employees, attorneys, and agents.
“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.
“Agent’s Liens” means the Liens granted by any Loan Party to Agent under the Loan Documents.
“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.
“Applicable Amount” has the meaning specified therefor in Section 7 of the Agreement.
“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.
“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.
“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.
“Authorized Person” means any one of the individuals identified on Schedule A-2, as such schedule is updated from time to time by written notice from Administrative Borrower to Agent.
“Availability” means, as of any date of determination, the amount that each Borrower, or all Borrowers in the aggregate, as applicable, may borrow as Advances under Section 2.1 of the Agreement (after giving effect to all then outstanding Obligations (other than Bank Product Obligations)), not to exceed the lesser of (a) the Borrowing Base after taking into account applicable Reserves and (b) the Maximum Credit.
“Availability Condition” means Availability is equal to or greater than the greater of (a) $30,000,000 and (b) sixteen (16%) percent of the lesser of (i) the Borrowing Base and (ii) the Maximum Credit.
“Bank Product” means any financial accommodation provided to any Borrower or its Subsidiaries by a Bank Product Provider (other than pursuant to the Agreement) including: (a) credit cards, (b) stored value cards, (c) credit card processing services, (d) debit cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) ACH Transactions, (g) cash management, including controlled disbursement accounts or services, or (h) transactions under Hedge Agreements.
“Bank Product Agreements” means those agreements entered into from time to time by any Borrower or any Subsidiary of any Borrower with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers in an

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amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations.
“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by a Borrower or any Subsidiary of any Borrower to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all obligations of a Borrower or any Subsidiary of any Borrower to pay or reimburse an Underlying Issuer in respect of Underlying Letters of Credit, and (c) all amounts that any Borrower or any Subsidiary of any Borrower are obligated to reimburse to each Agent or any member of the Lender Group as a result of such Agent or such member of the Lender Group purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to any Borrower or such Subsidiary; provided, that, in order for any item described in clauses (a), (b), or (c) above to constitute “Bank Product Obligations”, (i) if the applicable Bank Product Provider is Wells Fargo or its Affiliates, then, if requested by Agent, Agent shall have received a Bank Product Provider Agreement with respect to the applicable Bank Product or (ii) if the applicable Bank Product Provider is any other Person, Agent shall have received a Bank Product Provider Agreement with respect to the applicable Bank Product. In order for Bank Product Obligations to be included as “Obligations” for purposes of distributions under Section 2.4(b), the applicable Bank Product Provider shall have provided written notice (in the form of a Bank Product Provider Agreement) to Agent of (x) the existence of such Bank Product, and (y) the maximum dollar amount of obligations arising thereunder to be included as a Bank Product Reserve (“Bank Product Amount”). The Bank Product Amount may be changed from time to time upon written notice to Agent by the relevant Bank Product Provider.
“Bank Product Provider” means any Lender or any of its Affiliates; provided, that, no such Person (other than Wells Fargo Bank, N.A. or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent shall have agreed and have received a Bank Product Provider Agreement with such Person and with respect to the applicable Bank Product within ten (10) days after the provision of such Bank Product to Parent or its Subsidiaries, or, if such Bank Product Agreement was entered into prior to the Closing Date or prior to the date on which such Bank Product Provider or its Affiliate, as applicable, became a Lender under the Credit Agreement, within ten (10) days after the Closing Date or ten (10) days after the date on which such Bank Product Provider or its Affiliate, as applicable, first became a Lender under the Credit Agreement, as applicable.
“Bank Product Provider Agreement” means a letter agreement in substantially the form attached hereto as Exhibit B-2, in form and substance satisfactory to Agent, duly executed by the applicable Bank Product Provider, Borrower, and Agent.
“Bank Product Reserve” means, as of any date of determination, the amount of reserves that Co-Collateral Agents have established (based upon the notice received by Co-Collateral Agents of the Bank Product Providers’ reasonable determination of the credit exposure of Borrowers and their Subsidiaries in respect of Bank Products that qualify as Bank Product Obligations pursuant to the requirements of the proviso set forth in the definition of Bank Product Obligations) in respect of Bank Products then provided or outstanding that qualify as Bank Product Obligations pursuant to the requirements of the proviso set forth in the definition of Bank Product Obligations.
“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.
“Base LIBOR Rate” means the rate of interest (rounded upwards, if necessary, to the nearest 1/100th) appearing on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service as determined by Agent) as the London

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interbank offered rate for deposits in US Dollars for a term comparable to the applicable period of one (1), two (2) or three (3) months as selected by a Borrower (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates), and in each case subject to the reserve percentage prescribed by governmental authorities.
“Base Rate” means the greatest of the Federal Funds Rate plus one-half of one (.50%) percent, (a) the Base LIBOR Rate (which rate shall be calculated based upon an Interest Period of one (1) month and shall be determined on a daily basis), plus one and one-half (1.5%) percent, and (b) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.
“Base Rate Loan” means each portion of the Advances that bears interest at a rate determined by reference to the Base Rate.
“Base Rate Margin” means, as of any date of determination (with respect to any portion of the outstanding Advances on such date that is a Base Rate Loan), the applicable margin set forth in the following table that correspond to the most recent Quarterly Average Excess Availability calculation delivered to Agent pursuant to Section 5.1 of the Agreement (the “Quarterly Average Excess Availability Calculation”); provided, that, for the period from the Closing Date through and including August 31, 2010, the Base Rate Margin shall be at the margin set forth in Level III:

Level	Quarterly Average Excess Availability	Base Rate Margin
I	Equal to or greater than $60,000,000	2.00%
II	Greater than or equal to $30,000,000 but less than $60,000,000	2.25%
III	Greater than or equal to $15,000,000 but less than $30,000,000	2.50%
IV	Less than $15,000,000	2.75%
Except as set forth in the foregoing proviso, and as of September 1, 2010 (at which time the Base Rate Margin shall be adjusted based upon the Quarterly Average Excess Availability Calculation for the fiscal quarter ending June 30, 2010), the Base Rate Margin shall be based upon the most recent Quarterly Average Excess Availability Calculation, which will be calculated as of the end of each fiscal quarter. Except as set forth in the foregoing proviso, the Base Rate Margin shall be re-determined quarterly on the first (1st) day of the month following the date of delivery to Agent of the certified calculation of the Quarterly Average Excess Availability pursuant to Section 5.1 of the Agreement; provided, that, if Administrative Borrower fails to provide such certification when such certification is due, the Base Rate Margin shall be set at the margin set forth in Level IV as of the first (1st) day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Base Rate Margin shall be set at the margin based upon the calculations disclosed by such certification. In the event that the information regarding the Quarterly Average Excess Availability contained in any certificate delivered pursuant to Section 5.1 of the Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Base Rate Margin for any period (a “Base Rate Period”) than the Base Rate Margin actually applied for such Base Rate Period,

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then (i) Administrative Borrower shall immediately deliver to Agent a correct certificate for such Base Rate Period, (ii) the Base Rate Margin shall be determined as if the correct Base Rate Margin (as set forth in the table above) were applicable for such Base Rate Period, and (iii) Administrative Borrower shall immediately deliver to Agent full payment in respect of the accrued additional interest as a result of such increased Base Rate Margin for such Base Rate Period, which payment shall be promptly applied by Agent to the Obligations.
“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Loan Party or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six (6) years.
“Board of Directors” means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).
“Borrowers” has the meaning specified therefor in the preamble to the Agreement.
“Borrowing” means a borrowing hereunder consisting of Advances made in accordance with the Agreement by Lenders (or Agent on behalf thereof), or by Swing Line Lender in the case of a Swing Loan, or by Agent in the case of a Protective Advance.
“Borrowing Base” means, as of any date of determination, the result of:
(a) 100% of the net amount of Eligible Qualified Cash, plus
(b) 85% of the net amount of Eligible Accounts (other than Eligible LC Accounts), plus
(c) 100% of the net amount of Eligible LC Accounts, plus
(d) 80% of the value of Eligible Petroleum Inventory; plus
(e) 85% of the value of Eligible Petroleum Inventory-Not-Received; plus
(f) the lesser of (i) 80% of the value of the Eligible Positive Exchange Agreement Balance and (ii) $7,500,000; plus
(g) 100% of the value of Paid But Unexpired Standby Letters of Credit; minus
(h) the sum of (i) the Special Reserve and (ii) the Bank Product Reserve, (iii) the Dilution Reserve, and (iv) the aggregate amount of other Reserves, if any, established by Co-Collateral Agents under Section 2.1(c) of the Agreement.
“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1.
“Borrowing Base Excess” has the meaning set forth in Section 2.4(f)(i).
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of Georgia or the State of New York; except, that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.
“Capital Expenditures” means, with respect to any period, the additions to property, plant and equipment and other expenditures of Parent, Borrowers or any of their respective Subsidiaries that are (or

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would be) set forth on a consolidated statement of cash flows of the Borrowers or Parent for such period prepared in accordance with GAAP; provided, however, that expenditures for or in respect of a Permitted Acquisition shall not constitute Capital Expenditures.
“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.
“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s, (c) commercial paper maturing no more than two hundred seventy (270) days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven (7) days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.
“CFC” means a controlled foreign corporation (as that term is defined in the IRC).
“Change of Control” shall mean the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of a Borrower to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of forty (40%) percent or more of the outstanding shares of the voting stock of a Borrower except to a Person or Persons that is an Affiliate of Permitted Holders, (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of a Borrower by Persons who were neither (i) nominated by the current board of directors nor (ii) appointed by directors so nominated, nor (iii) nominated by Permitted Holders or an Affiliate of Permitted Holders, or (d) Parent fails to own and control, directly or indirectly, one hundred (100%) percent of the Equity Interests of each Loan Party other than Parent and the Specified Entities.
“Closing Date” means the date of the making of the initial Advance (or other extension of credit) hereunder.

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“Co-Collateral Agents” means, collectively, WFCF and Bank of America, N.A., in the capacity of co-collateral agents, together with their successors and assigns in such capacity; individually each, a “Co-Collateral Agent”.
“Code” means the New York Uniform Commercial Code, as in effect from time to time.
“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by each Loan Party in or upon which a Lien is granted by such Person or is otherwise subject to a Lien, in favor of Agent or Lender under any of the Loan Documents.
“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Collateral, in each case, in form and substance reasonably satisfactory to Agent.
“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds).
“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary manner of payment for the purchase price of goods or services by a Borrower or Guarantor in the ordinary course of the business of such Borrower or Guarantor.
“Commitment” means, with respect to each Lender, its Commitment, and, with respect to all Lenders, their Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Parent to Agent.
“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.
“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Borrower or a Subsidiary of a Borrower, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).
“Controlled Account Agreement” has the meaning specified therefor in the Security Agreement.
“Copyright Security Agreement” has the meaning specified therefor in the Security Agreement.
“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.
“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement on the date that it is required to do so under the Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified the Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to

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the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within one (1) Business Day after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement on the date that it is required to do so under the Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
“Defaulting Lender Rate” means (a) for the first three (3) days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).
“Delek Finance” means Delek Finance, Inc., a Delaware corporation.
“Delek Marketing” means Delek Marketing and Supply, Inc., a Delaware corporation.
“Deposit Account” means any deposit account (as that term is defined in the Code).
“Designated Account” means the Deposit Account of Borrower identified on Schedule D-1.
“Designated Account Bank” has the meaning specified therefor in Schedule D-1.
“Dilution” means, as of any date of determination, a percentage, based upon the experience of a period of not less than ninety (90) or more than three hundred sixty-five (365) consecutive days as Agent may determine from time to time, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers’ Accounts during such period, by (b) Borrowers’ billings with respect to Accounts during such period.
“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by one (1) percentage point for each percentage point by which Dilution is in excess of five (5%) percent.
“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof) or upon the happening of any event or condition:
(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;
(b) is convertible or exchangeable at the option of the holder thereof for Indebtedness of, or Equity Interests in, such Person (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interest and cash in lieu of fractional shares of such Equity Interests); or
(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interest and cash in lieu of fractional shares of such Equity Interests) or is

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required to be repurchased by such Person or any of its controlled Affiliates, in whole or in part, at the option of the holder thereof;
in each case, on or prior to the date that is ninety-one (91) days after the Maturity Date; provided, that, an Equity Interest that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” shall not constitute a Disqualified Equity Interest if any such requirement becomes operative upon the Payment in Full of all Obligations.
“Dollars” or “$” means United States dollars.
“EBITDA” means, with respect to any fiscal period, Parent’s consolidated net earnings (or loss), minus extraordinary gains, other non-cash gains and interest income, plus non-cash extraordinary losses, other non-cash expenses or losses, Interest Expense, income taxes, and depreciation and amortization for such period, in each case, determined on a consolidated basis in accordance with GAAP. For the purposes of calculating EBITDA for any period of twelve (12) consecutive fiscal months (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date), Parent or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC) or in such other manner acceptable to Agent as if any such Permitted Acquisition or adjustment occurred on the first (1st) day of such Reference Period.
“Eligible Accounts” means those Accounts created by Borrowers, in the ordinary course of business, that arise out of Borrowers’ sales of goods or rendition of services in the ordinary course of business (including without limitation, from the sale of Renewable Identification Numbers and credits evidenced thereby in an aggregate maximum amount of $2,000,000 outstanding at any one time), that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that, such criteria may be revised from time to time by Co-Collateral Agents in Co-Collateral Agents’ Permitted Discretion to address the results of any field examination performed by Agent from time to time after the Closing Date, and other due diligence or information with respect to the Borrowers’ business or assets of which Agent or Co-Collateral Agents become aware after the date hereof. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:
(a) Accounts that the Account Debtor has failed to pay within ninety (90) days of original invoice date or sixty (60) days after the original due date,
(b) Accounts owed by an Account Debtor (or its Affiliates) where fifty (50%) percent or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,
(c) Accounts with respect to which the Account Debtor is an Affiliate of a Borrower or an employee or agent of a Borrower or any Affiliate of a Borrower (other than Eligible LC Accounts),
(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

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(e) Accounts that are not payable in Dollars or, in the case of Eligible Positive Exchange Agreement Balances, denominated in Dollars,
(f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent,
(g) Accounts with an aggregate face amount in excess of $10,000,000 (and then, only to the extent in excess of $10,000,000) with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrower has complied, to the reasonable satisfaction of Co-Collateral Agents, with the Assignment of Claims Act, 31 USC §3727), or (ii) a state, county or municipality, or a political subdivision or agency thereof and applicable law disallows or restricts an assignment of Accounts with respect to which it is an account debtor,
(h) Accounts with respect to which the Account Debtor is a creditor of a Borrower, or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account; in each case only to the extent of such claim, right of setoff, or dispute,
(i) Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed: (i) with respect to each of ExxonMobil, United States Military Bases in the aggregate, Zippy B Inc., and Murphy Oil USA Inc., twenty (20%) percent of all obligations of Account Debtors owing to Borrowers (and then, only to the extent in excess of such percentage) and (ii) with respect to all other Account Debtors, ten (10%) percent of all obligations of Account Debtors owing to Borrowers (and then, only to the extent in excess of such percentage); except, that, Co-Collateral Agents may accept an account concentration in excess such percentage (not to exceed forty (40%) percent) of all obligations of Account Debtors owing to Borrowers with respect to Account Debtors that are “investment grade” and otherwise acceptable to Co-Collateral Agents in their discretion (such percentage, as applied to a particular Account Debtor, being subject to reduction by Co-Collateral Agents in their Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Co-Collateral Agents based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,
(j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,
(k) Accounts, the collection of which, Co-Collateral Agents, in their Permitted Discretion, believe to be doubtful by reason of the Account Debtor’s financial condition,
(l) Accounts that are not subject to a valid and perfected first priority Agent’s Lien,
(m) Accounts subject to a Lien other than a Permitted Lien under clauses (a), (b) or (c) of the definition of “Permitted Liens”,

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(n) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,
(o) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,
(p) Accounts that represent the right to receive progress payments or other advance billings prior to the completion of performance by Borrowers of the subject contract for goods or services,
(q) Accounts with respect to which the account debtor is located in any state which imposes conditions on the right of a creditor to collect accounts receivable unless the applicable Borrower has either qualified to transact business in such state as a foreign entity or filed a Notice of Business Activities Report or other required report with the appropriate officials in those states for the then current year,
(r) Accounts with respect to which the account debtor is located in a state in which such Borrower is deemed to be doing business under the laws of such state and which denies creditors access to its courts in the absence of qualification to transact business in such state or of the filing of any reports with such state, unless such Borrower has qualified as a foreign entity authorized to transact business in such state or has filed all required reports,
(s) Accounts evidenced by chattel paper or an instrument of any kind, or which have been reduced to judgment,
(t) Accounts arising from the sale of Inventory that is not Eligible Petroleum Inventory, or
(u) Accounts arising from a retail sale of Inventory to a Person who is purchasing the same primarily for personal, family or household purposes.
“Eligible Carrier” means any of the carriers, storage and pipeline companies listed on Schedule E-2 (Eligible Carriers) or otherwise approved from time to time by the Agent in its Permitted Discretion.
“Eligible LC Accounts” means accounts created by a Borrower (including affiliate receivables) that in each case at the time of creation and at all times thereafter satisfy the following criteria: (a) Agent has received a true, correct and complete copy of an irrevocable letter of credit issued or confirmed by a bank satisfactory to Agent sufficient to cover such account, in form and substance satisfactory to Agent, payable at a place acceptable to Agent (provided, that, to the extent that any letters of credit are not transferable by their terms or Agent is not otherwise entitled to draw thereon, no more than $4,000,000 (or such other amount to which such amount may be adjusted in accordance with Section 2.4(c)(v)(E)) of the accounts subject to such letters of credit may be Eligible LC Accounts) and (b) if required by a Co-Collateral Agent at any time a Triggering Event exists or Excess Availability is less than $15,000,000, the original of such letter of credit shall have been delivered to Agent or Agent’s agent and (c) if required by a Co-Collateral Agent at any time a Triggering Event exists, Borrowers shall have caused Agent to become the transferee beneficiary of the letter of credit entitled to draw thereon, (d) Agent shall have received the written agreement of the issuer or any other nominated person obligated to make any payment in respect thereof (including any confirming, correspondent or negotiating bank), in form and substance satisfactory to Agent, consenting to the collateral assignment of the proceeds of the letter of credit to Agent and agreeing to make all payments thereon directly to a specified deposit account of a Borrower, which deposit account is subject to a control agreement by and among such Borrower, Agent and the depository bank where such account is maintained that is in form and substance satisfactory to Agent or as Agent may otherwise direct and (e) Borrower may draw on such letter of

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credit in the event of a default by the account debtor under the account covered by such letter of credit, including upon the failure of the account debtor to make any payment in respect of such account when due and otherwise containing drawing provisions acceptable to Co-Collateral Agents. Any such account shall only be considered an Eligible LC Account to the extent of the amounts owing in respect thereof and available for drawing under the applicable letter of credit, and after reduction for any offsets or other amounts or claims of the account debtor that reduces the amount that may be drawn under the applicable letter of credit, all as determined from time to time by Co-Collateral Agents.
“Eligible Petroleum Inventory” means Petroleum Inventory (including crude oil) and petroleum products, byproducts and intermediate feed stocks, ethanol and bio-diesel products and other energy-related commodities, including any such products combined or to be combined with petroleum, distilled products, blend components and any other fuel in liquid form approved by Co-Collateral Agents, in each case held for ultimate sale in the ordinary course of the business of a Borrower (or, in the discretion of Agent, of Parent; provided, that, as to any Eligible Petroleum Inventory created by Parent (a) such Eligible Petroleum Inventory arises under a written agreement that is freely assignable by its terms to a Borrower and has been so assigned, (b) such Eligible Petroleum Inventory is promptly identified to Agent by Administrative Borrower and (c) the aggregate amount of all such Eligible Petroleum Inventory does not at any time exceed $25,000,000) and which the Co-Collateral Agents, in their Permitted Discretion do not exclude as ineligible based on one or more of the excluding criteria set forth below; provided, that, such criteria may be revised from time to time by Co-Collateral Agents in their Permitted Discretion to address the results of any field examination or appraisal performed from time to time after the Closing Date, and other due diligence or information with respect to the Borrowers’ business or assets of which Agent or Co-Collateral Agents become aware after the date hereof. Eligible Petroleum Inventory shall not include the following:
(d) linefill inventory connecting any process units at the refinery of Borrowers,
(e) unmerchantable inventory,
(f) inventory that fails to satisfy all applicable Federal, State and local regulatory requirements, but only to the extent that such failure renders it (i) unsaleable or (ii) not useful in the ordinary course of the refining process as conducted as of the Closing Date,
(g) inventory that is not at a location (i) owned or leased and operated by a Borrower and set forth on Schedule E-1 or (ii) with or in an Eligible Carrier,
(h) inventory that is not subject to the first priority, valid and perfected security interest of Agent,
(i) inventory subject to a security interest or lien of any other person or entity (other than a person with whom Agent has a satisfactory intercreditor agreement) other than a Permitted Lien under clauses (a), (b), (c), (d) or (k) (and, with respect to (k) only, to the extent subject to Reserves) of the definition of “Permitted Liens”.
“Eligible Petroleum Inventory-Not-Received” means Petroleum Products (including crude oil) and petroleum products, byproducts and intermediate feed stocks, ethanol and bio-diesel products and other energy-related commodities, including any such products combined or to be combined with petroleum, distilled products, blend components and any other fuel in liquid form approved by Co-Collateral Agents, in each case to be held for ultimate sale in the ordinary course of the business of a Borrower that would otherwise constitute Eligible Petroleum Inventory that is purchased or contracted for purchase by a Borrower from a seller for whom such sale is in the ordinary course of business and, as of any date of determination, if such inventory is not owned by a Borrower,

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(a) the unpaid obligation of such Borrower for the purchase of such inventory is supported by (i) a documentary letter of credit issued under the Loan Documents by an Issuing Lender, which documentary letter of credit requires the original bill of lading (or other original document of title) relating to such inventory to be delivered to such Issuing Lender or its designee in connection with a drawing under such letter of credit, or (ii) a standby letter of credit issued under the Loan Documents by an Issuing Lender, which standby letter of credit provides that the beneficiary thereunder is not permitted to make any drawing thereunder until the beneficiary has delivered a certificate to such Issuing Lender certifying that delivery of such inventory has been made by the beneficiary to a Borrower and payment therefor is past due and owing,
(b) in each case such inventory, when owned by a Borrower, will be subject to no security interests, liens or other claims or encumbrances other than Permitted Liens under clauses (a) or (b) of the definition of “Permitted Liens” securing amounts which have been disclosed in writing by Borrowers to Agent for the purposes of calculating any reserve with respect thereto,
(c) Co-Collateral Agents shall each be satisfied with the terms of the arrangements pursuant to which such Borrower shall acquire ownership of such inventory in the event of a draw under such letters of credit, and
(d) Agent shall, at its option, have confirmed with the seller of such inventory the amounts owing, which shall be the same as reported by Borrowers to Agent; provided, that, for purposes of including such inventory in the Borrowing Base, such inventory shall be valued at (i) if the purchase price thereof has been prepaid, the amount so prepaid by a Borrower, or (ii) the face amount of such Letter of Credit issued specifically to support the purchase of such inventory from the applicable supplier thereof, less, without duplicating other reserves, the aggregate amount of the payables owing by a Borrower to such supplier for any such inventory delivered to such Borrower or an Eligible Carrier and Agent shall have received such reports as to such payables as it may request.
“Eligible Positive Exchange Agreement Balance” means, at any date of determination, the amount of the positive balance, valued at a mark to market basis, of the Petroleum Inventory that a Borrower has a right to receive from a trading partner (other than a trading partner determined by a Co-Collateral Agent to be unacceptable in such Co-Collateral Agent’s reasonable discretion) under an Exchange Agreement or money owing to a Borrower in connection with such exchange of Petroleum Inventory under an Exchange Agreement, net of any offsets or counterclaims, and only to the extent such Borrower’s rights in Petroleum Inventory are subject to a valid, first priority (subject only to Permitted Liens that by operation of law have priority), perfected security interest in favor of Agent as security for the Obligations; provided, that, the value of the Eligible Positive Exchange Agreement Balance shall be subject to reserves as determined by Co-Collateral Agents.
“Eligible Qualified Cash” means unrestricted cash or Cash Equivalents of Borrowers that are subject to the valid, enforceable and first priority perfected security interest of Agent in an investment account or Deposit Account or Securities Account at Agent subject to a control agreement in form and substance satisfactory to Agent (and which, among other things, limits the terms of withdrawal of such funds by Borrowers to certain conditions, including the delivery of an updated Borrowing Base Certificate, Excess Availability after giving effect to such withdrawal and the absence of a Triggering Event) and free and clear of any other security interest, pledge, lien, encumbrance or claim (other than a person with whom Agent has a satisfactory intercreditor agreement).
“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $1,000,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of

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$1,000,000,000; provided, that, such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial revolving loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $1,000,000,000, (d) any Affiliate (other than individuals) of a Lender, (e) so long as no Default or Event of Default has occurred and is continuing, any other Person approved by Agent and Administrative Borrower (such approval by Administrative Borrower not to be unreasonably withheld, conditioned or delayed), and (f) during the continuation of a Default or an Event of Default, any other Person approved by Agent. In no event shall any Loan Party, any Affiliate of a Loan Party, any Defaulting Lender or any Affiliate of a Defaulting Lender constitute an Eligible Transferee.
“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest.
“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Parent or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.
“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.
“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.
“Equipment” means equipment (as that term is defined in the Code).
“Equity Interests” shall mean, with respect to any Person, all of the shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity or ownership interests at any time outstanding, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other equity interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other equity interests in) such Person and all warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other equity interests), but excluding (a) any debt security that is convertible into or exchangeable for any such shares (or such other equity interests) and (b) any stock appreciation rights, interests in phantom equity plans or similar rights or interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

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“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Parent or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Parent or any of its Subsidiaries and whose employees are aggregated with the employees of Parent or its Subsidiaries under IRC Section 414(o).
“ERISA Event” means (a) the occurrence of any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the IRC or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the IRC or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Borrowers or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the institution by PBGC of proceedings to terminate any Plan or Plans or to appoint a trustee to administer any Plan; or (f) the receipt by Borrowers or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrowers or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is being terminated or in reorganization, within the meaning of Title IV of ERISA.
“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.
“Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Borrowers and their Subsidiaries aged in excess of historical levels with respect thereto (with due dates determined in accordance with customary practices and other than payables being contested or disputed by Borrowers in good faith) and all book overdrafts of Borrowers and their Subsidiaries in excess of historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.
“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.
“Exchange Agreement” means an agreement under which a Borrower undertakes to deliver goods on behalf of an unaffiliated Person to a customer of such Person in exchange for such Person’s delivery of similar goods to a customer of such Borrower.
“Existing Credit Facility” means the $300,000,000 revolving credit facility provided to Delek Refining, Ltd. and Delek Pipeline Texas, Inc. as set forth in the Second Amended and Restated Revolving Credit Agreement, dated as of October 13, 2006, by and among Borrowers, SunTrust Bank, as collateral and Agent and the lenders party thereto, as amended.
“Existing Letters of Credit” means the letters of credit issued under the Existing Credit Facility and outstanding on the Closing Date, as set forth on Schedule 4.20.
“Extraordinary Receipts” means any cash received by Borrowers or any of their Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(f)(ii) of the Agreement) consisting of (a) proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (b) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not an Affiliate of a Borrower or a Subsidiary of a

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Borrower, or (ii) received by a Borrower or a Subsidiary of a Borrower as reimbursement for any payment previously made to such Person), and (c) any purchase price adjustment (other than a working capital adjustment) received in connection with any purchase agreement.
“Fee Letter” means the fee letter, dated February 3, 2010, by and among Parent, Agent, certain Lenders and certain Affiliates thereof.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.
“Fixed Charge Coverage Ratio” means, with respect to Parent and its Subsidiaries for any period, the ratio (a) of (i) EBITDA for such period, minus (ii) Capital Expenditures (except those financed with borrowed money other than Advances) during such period, minus (iii) all federal, state and local income taxes paid in cash to the extent, if any, in excess of any cash refunds of taxes during such period to (b) the sum of (i) Fixed Charges for such period, and (ii) all principal and interest amounts paid in cash in respect of Permitted Subordinated Indebtedness to the extent, if any, in excess of the aggregate amount of all additional Permitted Intercompany Advances drawn during such fiscal period under the Subordinated Debt Documents.
“Fixed Charges” means, with respect to any fiscal period and with respect to Parent determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense paid in cash during such period, (b) principal payments in respect of Indebtedness (other than Permitted Subordinated Indebtedness and Hedge Agreements) that are required to be paid during such period to the extent accompanied by a permanent reduction of commitments thereunder, other than any prepayments of obligations under the Existing Credit Facility in connection with the closing and funding of Obligations under the Agreement, and (c) all Restricted Junior Payments paid (whether in cash or other property, other than common stock) during such period.
“Force Majeure” means acts of God (including fire, flood, earthquake, storm, hurricane or other natural disaster), war, invasion, act of foreign enemies, hostilities (regardless of whether war is declared), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, blockage or embargo, and similar causes beyond a Person’s reasonable control and occurring without its fault or negligence, but excluding, in any event, labor disputes, strikes, or lockouts.
“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).
“Funded Indebtedness” means, as of any date of determination, all Indebtedness for borrowed money or letters of credit of Borrowers, determined on a consolidated basis in accordance with GAAP, that by its terms matures more than one (1) year after the date of calculation, and any such Indebtedness maturing within one (1) year from such date that is renewable or extendable at the option of a Borrower or a Subsidiary of any Borrower, as applicable, to a date more than one (1) year from such date, including, in any event, but without duplication, with respect to a Borrower or a Subsidiary of any Borrower, the Revolver Usage and the amount of their Capitalized Lease Obligations.
“Funding Date” means the date on which a Borrowing occurs.
“Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.

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“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.
“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
“Guarantors” means (a) each Subsidiary of Borrower (other than any Subsidiary that is not required to become a Guarantor pursuant to Section 5.11), (b) Parent, (c) Delek U.S. Refining GP, LLC, a Texas limited liability company, and (d) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of the Agreement, and “Guarantor” means any one of them; provided, however, that Guarantors shall not include Holdings.
“Guaranty” means that certain general continuing guaranty, dated as of even date with the Agreement, executed and delivered by each Guarantor in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, in form and substance reasonably satisfactory to Agent.
“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
“Hedge Agreement” means any and all agreements or documents now existing or hereafter entered into by a Borrower or any Subsidiary of a Borrower that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging the exposure of a Borrower or any Subsidiary of a Borrower to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices.
“Holdings” means Delek US Holdings, Inc., a Delaware corporation, and the sole shareholder of Parent.
“Holdout Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.
“Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interest, and (h) any obligation

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guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.
“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.
“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.
“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
“Intercompany Subordination Agreement” means the Subordination Agreement, dated on or about the date hereof, among Delek Finance, Borrowers and Agent and acceptable in all respects to Co-Collateral Agents.
“Interest Expense” means, for any period, the aggregate of the interest expense of Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending one (1), two (2) or three (3) months thereafter; provided, however, that, (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first (1st) day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is one (1), two (2) or three (3) months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.
“Inventory” means inventory (as that term is defined in the Code).
“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.
“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

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“Issuing Lender” means Wells Fargo Bank, N.A., Bank of America, N.A. and one other Lender so designated by Administrative Borrower from time to time and acceptable to Agent that agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit or Reimbursement Undertakings pursuant to Section 2.11 of the Agreement; provided, however, that, in no event will there be more than three (3) Issuing Lenders at any time.
“Junior Creditor” means the Junior Creditor as defined in the Intercompany Subordination Agreement as in effect on the date hereof.
“Lender” and “Lenders” have the respective meanings set forth in the preamble to the Agreement, includes the Swing Line Lender, Issuing Lender, and shall include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement.
“Lender Group” means each of the Lenders (including the Issuing Lender) and Agent, or any one or more of them.
“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Parent or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) out-of-pocket fees or charges paid or incurred by Agent and Co-Collateral Agents in connection with the Lender Group’s transactions with Parent or its Subsidiaries under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter), (c) out-of-pocket costs and expenses incurred by Agent in the disbursement of funds to Borrowers or other members of the Lender Group (by wire transfer or otherwise), (d) out-of-pocket charges paid or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable out-of-pocket costs and expenses paid or incurred by the Lender Group in connection with any default or to enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable out-of-pocket field examination fees and expenses (including travel, meals, and lodging) of Agent related to any inspections or field examinations plus a per diem charge at Agent’s then standard rate for Agent’s and Co-Collateral Agents’ examiners in the field and office (which rate as of the date hereof is $1,000 per person per day) to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter, (g) reasonable out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with Parent or any of its Subsidiaries, (h) Agent’s reasonable costs and expenses (including reasonable attorneys fees) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating, or amending the Loan Documents, and (i) Agent’s and each Lender’s reasonable costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Parent or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.
“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.

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“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.
“Letter of Credit” means a letter of credit issued by Issuing Lender or a letter of credit issued by Underlying Issuer, as the context requires.
“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of those Lenders in an amount equal to one hundred five (105%) percent of the then existing Letter of Credit Usage, (b) causing the Letters of Credit to be returned to the Issuing Lender, with instructions to cancel from the beneficiary satisfactory to the Issuing Lender, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to one hundred five (105%) percent of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).
“Letter of Credit Disbursement” means a payment made by Issuing Lender or Underlying Issuer pursuant to a Letter of Credit.
“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn and unreimbursed amount of all outstanding Letters of Credit.
“LIBOR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.
“LIBOR Notice” means a written notice in the form of Exhibit L-1.
“LIBOR Option” has the meaning specified therefor in Section 2.12(a) of the Agreement.
“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) one hundred (100%) percent minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.
“LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.
“LIBOR Rate Margin” means, as of any date of determination (with respect to any portion of the outstanding Advances on such date that is a LIBOR Rate Loan), the applicable margin set forth in the following table that corresponds to the most recent Quarterly Average Excess Availability Calculation; provided, that, for the period from the Closing Date through and including August 31, 2010, the LIBOR Rate Margin shall be at the margin in “Level III”:

Level	Quarterly Average Excess Availability	LIBOR Rate Margin
I	Equal to or greater than $60,000,000	3.50%
II	Greater than or equal to $30,000,000 but less than $60,000,000	3.75%

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Level	Quarterly Average Excess Availability	LIBOR Rate Margin
III	Greater than or equal to $15,000,000 but less than $30,000,000	4.00%
IV	Less than $15,000,000	4.25%
Except as set forth in the foregoing proviso (and as of September 1, 2010, at which time the LIBOR Rate Margin shall be adjusted based upon the Quarterly Average Excess Availability Calculation for the fiscal quarter ending June 30, 2010), the LIBOR Rate Margin shall be based upon the most recent Quarterly Average Excess Availability Calculation, which will be calculated as of the end of each fiscal quarter. Except as set forth in the foregoing proviso, the LIBOR Rate Margin shall be re-determined quarterly on the first (1st) day of the month following the date of delivery to Agent of the certified calculation of the Quarterly Average Excess Availability pursuant to Section 5.1 of the Agreement; provided, that, if Administrative Borrower fails to provide such certification when such certification is due, the LIBOR Rate Margin shall be set at the margin in “Level IV” of the chart above as of the first (1st) day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the LIBOR Rate Margin shall be set at the margin based upon the calculations disclosed by such certification. In the event that the information regarding the Quarterly Average Excess Availability contained in any certificate delivered pursuant to Section 5.1 of the Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher LIBOR Rate Margin for any period (a “LIBOR Rate Period”) than the LIBOR Rate Margin actually applied for such LIBOR Rate Period, then (a) Administrative Borrower shall immediately deliver to Agent a correct certificate for such LIBOR Rate Period, (b) the LIBOR Rate Margin shall be determined as if the correct LIBOR Rate Margin (as set forth in the table above) were applicable for such LIBOR Rate Period, and (c) Administrative Borrower shall immediately deliver to Agent full payment in respect of the accrued additional interest and Letter of Credit fees as a result of such increased LIBOR Rate Margin for such LIBOR Rate Period, which payment shall be promptly applied by Agent to the affected Obligations.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any trust, conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
“Liquidation Adjustment” means the lesser of (i) the direct costs reasonably anticipated to be incurred by or on behalf of Agent or its agents in any sale of Inventory and (ii) $1,000,000.
“Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.
“Loan Documents” means the Agreement, the Bank Product Agreements, any Borrowing Base Certificate, the Security Agreement, the Controlled Account Agreements, the Control Agreements, the Fee Letter, the Guaranty, the Term Loan Intercreditor Agreement, the Intercompany Subordination Agreement, the Letters of Credit, the Patent Security Agreement, , the Trademark Security Agreement, the Copyright Security Agreement, any note or notes executed by Borrower in connection with the Agreement and payable to any member of the Lender Group, any letter of credit application entered into by Borrower in connection with the Agreement, and any other agreement entered into, now or in the future, by Holdings or any of its Subsidiaries in connection with the Agreement.

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“Loan Party” means any Borrower or any Guarantor; provided, that, notwithstanding anything top the contrary set forth in any Loan Document, in no event shall “Loan Party” include Holdings.
“Location Differential” means the premium or discount in Inventory value when comparing price per barrel at the Inventory site to price per barrel at the published trading point, as reasonably determined by Administrative Borrower to reflect the premium or discount attributable to Inventory by virtue of its location.
“Management Agreement” means the Management Agreement dated as of May 4, 2005, between Delek Refining and Mapco Express, Inc.
“Marketing Agreement” means the Marketing Agreement, dated as of October 16, 2006, between Delek Refining and Delek Marketing.
“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse effect on, or with respect to (a) the business, results of operations, financial condition, assets or liabilities of Parent and its Subsidiaries taken as a whole, (b) the ability of the Parent and its Subsidiaries taken as a whole to perform their respective obligations under the Loan Documents, (c) the rights and remedies of the Agent, Issuing Lender, Swing Line Lender, and Lenders under any of the Loan Documents or (d) the legality, validity or enforceability of any of the Loan Documents.
“Material Contract” means, with respect to any Person, (a) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate annual consideration payable to or by such Person or such Subsidiary of $7,500,000 or more (other than with respect to purchase orders or purchases or sales of Inventory in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than sixty (60) days notice without penalty or premium), and (b) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Effect.
“Maturity Date” has the meaning specified therefor in Section 3.3 of the Agreement.
“Maximum Credit” means $300,000,000, as such amount may be adjusted in accordance with Section 2.4(c) and (d) of the Agreement.
“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.
“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds” means:
(a) with respect to any sale or other disposition by Parent or any of its Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of Parent or its Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required

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to be, and is, repaid in connection with such sale or other disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by Parent or such Subsidiary in connection with such sale or disposition and (iii) taxes paid or payable to any taxing authorities by Parent or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, and are properly attributable to such transaction; and
(b) with respect to the issuance or incurrence of any Indebtedness (other than under this Agreement) by Parent or any of its Subsidiaries, or the issuance by Parent or any of its Subsidiaries of any shares of its Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of Parent or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by Parent or such Subsidiary in connection with such issuance or incurrence, (ii) taxes paid or payable to any taxing authorities by Parent or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, and are properly attributable to such transaction.
“Obligations” means (a) all loans, Advances, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), contingent reimbursement or indemnification obligations with respect to Reimbursement Undertaking or with respect to Letters of Credit, premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by Borrowers to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrowers are required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.
“Overadvance” has the meaning specified therefor in Section 2.5 of the Agreement.
“Paid But Unexpired Standby Letters of Credit” means, during a Post Supplier Payment Period, the undrawn amount under an outstanding Standby Letter of Credit issued to support the purchase of Petroleum Inventory of Borrowers as of such date of determination where the supplier of such Petroleum Inventory in connection with which such Standby Letter of Credit was specifically issued has been paid in full and therefore is not otherwise entitled to draw on such Standby Letter of Credit, in whole or in part.
“Parent” has the meaning specified therefor in the preamble to the Agreement.
“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

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“Participant Register” has the meaning set forth in Section 13.1(i) of the Agreement.
“Patent Security Agreement” has the meaning specified therefor in the Security Agreement.
“Patriot Act” has the meaning specified therefor in Section 4.19 of the Agreement.
“Payment in Full” or “payment in full” has the meaning specified therefor in Section 1.4 of the Agreement.
“Payoff Date” means the first date on which all of the Obligations are paid in full and the Commitments of Lenders are terminated.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.
“Permitted Acquisition” means any Acquisition so long as:
(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,
(b) no Indebtedness will be incurred, assumed, or would exist with respect to Parent or its Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under clauses (h), (i) and (p) of the definition of Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of Parent or its Subsidiaries as a result or such Acquisition other than Permitted Liens,
(c) Parent has provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Borrowers and Agent) created by adding the historical combined financial statements of Parent (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Parent and its Subsidiaries (i) would have been in compliance with the financial covenants in Section 7 of the Agreement for the 4 fiscal quarter period ended immediately prior to the proposed date of consummation of such proposed Acquisition (irrespective of whether such covenant was then being tested), and (ii) are projected to be in compliance with the financial covenants in Section 7 for the 4 fiscal quarter period ended one (1) year after the proposed date of consummation of such proposed Acquisition (irrespective of whether such covenant was then being tested),
(d) Parent has provided Agent with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the one (1) year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent,
(e) Borrowers shall have Excess Availability in an amount equal to or greater than $50,000,000 immediately after giving effect to the consummation of the proposed Acquisition,

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(f) the assets being acquired or the Person whose Equity Interests is being acquired did not have negative EBITDA during the twelve (12) consecutive month period most recently concluded prior to the date of the proposed Acquisition,
(g) Parent has provided Agent with written notice of the proposed Acquisition at least fifteen (15) Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than five (5) Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents shall be reasonably acceptable to Agent,
(h) the assets being acquired (other than a de minimis amount of assets in relation to Parent’s and its Subsidiaries’ total assets), or the Person whose Equity Interests is being acquired, are useful in or engaged in, as applicable, the business of Parent and its Subsidiaries or a business reasonably related thereto,
(i) (i) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or (ii) (A) the Person whose Equity Interests is being acquired is organized in a jurisdiction located within the United States and (B) the assets are located in the United States,
(j) the subject assets or Equity Interests, as applicable, are being acquired directly by a Borrower or one of its Subsidiaries that is a Loan Party, and, in connection therewith, such Borrower or the applicable Loan Party shall have complied with Section 5.11 or 5.12, as applicable, of the Agreement and, in the case of an acquisition of Equity Interests, such Borrower or the applicable Loan Party shall have demonstrated to Agent that the new Loan Parties have received consideration sufficient to make the joinder documents binding and enforceable against such new Loan Parties, and
(k) the purchase consideration payable in respect of all Permitted Acquisitions (including the proposed Acquisition and including deferred payment obligations) shall not (exclusive of the amount of any contemporaneous cash equity contribution permitted hereunder, made in contemplation of the payment of such purchase consideration; provided, that, if in connection with the Term Loan, Agent shall have released or subordinated its security interest in any of the Collateral, in no event shall all or any portion of such cash equity contribution consist directly or indirectly of proceeds of Term Loans), exceed $10,000,000 in respect of any single Acquisition or series of related Acquisitions or $25,000,000 with respect to Acquisitions in the aggregate.
“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
“Permitted Dispositions” means:
(a) sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business,
(b) sales of Inventory to buyers in the ordinary course of business including, without limitation, the sale of Petroleum Products pursuant to and accordance with the terms of the Marketing Agreement as in effect on the date hereof,
(c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,

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(d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,
(e) the granting of Permitted Liens,
(f) the sale or discount, in each case without recourse, of Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof,
(g) any involuntary loss, damage or destruction of property,
(h) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,
(i) the leasing or subleasing of assets of Parent or its Subsidiaries in the ordinary course of business (but specifically excluding any sale-leaseback transaction),
(j) the sale or issuance of Equity Interests (other than Disqualified Equity Interest) of Parent that does not result in a Change of Control hereunder,
(k) the lapse of registered patents, trademarks and other intellectual property of any Borrower or Subsidiary of any Borrower to the extent that the continued registration thereof is not economically desirable in the conduct of its business and so long as such lapse is not materially adverse to the interests of Lenders,
(l) the making of a Restricted Junior Payment that is expressly permitted to be made pursuant to the Agreement,
(m) the transfer of the Specified Entities pursuant to and in accordance with the terms of the Agreement,
(n) the making of a Permitted Investment, and
(o) dispositions of assets (other than Accounts, intellectual property, licenses, Equity Interests of Subsidiaries of Borrowers, or Material Contracts) not otherwise permitted in clauses (a) through (m) above so long as made at fair market value and the aggregate fair market value of all assets disposed of in all such dispositions since the Closing Date (including the proposed disposition) would not exceed $1,000,000 in any fiscal year of Parent and its Subsidiaries.
“Permitted Holder” means Delek US Holdings, Inc.
“Permitted Indebtedness” means:
(a) the Obligations, including Indebtedness evidenced by the Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,
(b) Permitted Subordinated Indebtedness;
(c) Indebtedness in respect of Permitted Intercompany Advances;
(d) Indebtedness in respect of the Term Loan Financing;

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(e) Indebtedness set forth on Schedule 4.20 and any Refinancing Indebtedness in respect of such Indebtedness;
(f) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness;
(g) endorsement of instruments or other payment items for deposit;
(h) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of Parent or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness;
(i) unsecured Indebtedness of Parent or any of its Subsidiaries that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Indebtedness is not incurred for working capital purposes, (iii) such unsecured Indebtedness does not mature prior to the date that is twelve (12) months after the Maturity Date, (iv) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Co-Collateral Agents and Agent, and (v) the only interest that accrues with respect to such Indebtedness is payable in kind;
(j) Acquired Indebtedness in an amount not to exceed $10,000,000 outstanding at any one time;
(k) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds;
(l) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Parent or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;
(m) the incurrence by Borrowers or their Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the commodity, interest rate or foreign currency risk associated with Borrowers’ and their Subsidiaries’ operations and not for speculative purposes;
(n) unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business;
(o) unsecured Indebtedness of Parent owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by Parent of the Equity Interests of Parent that have been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $1,000,000, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent;

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(p) unsecured Indebtedness owing to sellers of assets or Equity Interests to a Loan Party that is incurred by the applicable Loan Party in connection with the consummation of one or more Permitted Acquisitions so long as (i) the aggregate principal amount for all such unsecured Indebtedness does not exceed $25,000,000 at any one time outstanding, (ii) is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent, and (iii) is otherwise on terms and conditions (including all economic terms and the absence of covenants) reasonably acceptable to Agent;
(q) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of a Borrower or the applicable Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions;
(r) Indebtedness constituting Permitted Investments;
(s) Unsecured guarantee obligations made in the ordinary course of business by a Loan Party of obligations constituting Permitted Indebtedness of any other Loan Party or other obligations permitted to be incurred hereunder by any other Loan Party, and
(t) other unsecured Indebtedness not referred to above, in an aggregate amount at any time outstanding not to exceed $10,000,000.
“Permitted Intercompany Advances” means (a) loans made, dividends or distributions paid, or Investments made, by a Loan Party to or for the benefit of another Loan Party, (b) loans made, dividends or distributions paid, or Investments made, by a non-Loan Party to or for the benefit of another non-Loan Party, (c) loans made, dividends or distributions paid, or Investments made, by a non-Loan Party to or for the benefit of a Loan Party, so long as, in the case of a loan, the parties thereto are party to the Intercompany Subordination Agreement or another subordination agreement in form and substance satisfactory to Co-Collateral Agents and Agent, and in the case of dividends or distributions or Investments, no amounts in respect thereof are repaid or required to be repaid by a Loan Party prior to the Payment in Full of all Obligations hereunder and the termination of this Agreement in accordance with its terms and (d) loans made by a Loan Party to or for the benefit of a non-Loan Party, so long as (i) the sum of (A) all such loans outstanding at any one time, plus (B) all such dividends or distributions and all such Investments (in the net amount after taking into account all offsetting dividends or distributions and Investments), under clauses (a) and (d) above, does not exceed $25,000,000, (ii) no Event of Default has occurred and is continuing or would result therefrom, and (iii) with respect to such loans, dividends or Investments under clauses (a) and (d) above, the Borrowers have aggregate Excess Availability of $50,000,000 or greater immediately after giving effect to each such loan, dividend, distrubution or Investment. “Permitted Intercompany Advances” shall not include any cash dividends or distributions made pursuant to Section 6.9(a), (b) or (d) of the Agreement.
“Permitted Investments” means:
(a) Investments in cash and Cash Equivalents,
(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,
(c) advances made in connection with purchases of goods or services in the ordinary course of business,
(d) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries

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as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,
(e) Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1,
(f) guarantees permitted under the definition of Permitted Indebtedness,
(g) Permitted Intercompany Advances,
(h) Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,
(i) deposits of cash made in the ordinary course of business to secure performance of operating leases,
(j) non-cash loans to employees, officers, and directors of Borrowers or any of their Subsidiaries for the purpose of purchasing Equity Interests in Parent so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in Parent permitted hereunder,
(k) Permitted Acquisitions,
(l) Investments in the form of capital contributions and the acquisition of Equity Interests made by any Loan Party in any other Loan Party (other than capital contributions to or the acquisition of Equity Interests of Parent),
(m) the incurrence by Borrowers or their Subsidiaries of Investments under Hedge Agreements that are incurred for the bona fide purpose of hedging the commodity, interest rate or foreign currency risk associated with Borrowers’ and their Subsidiaries’ operations and not for speculative purposes, and
(n) so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $1,000,000 in any twelve (12) consecutive calendar month period.
“Permitted Liens” means, as applied to any Person:
(a) Any Lien in favor of an Agent, the Issuing Lender or the Lenders to secure the Obligations;
(b) Liens in favor of Term Loan Agent to secure the obligations under the Term Loan Documents, subject to the terms of the Term Loan Intercreditor Agreement;
(c) (i) Liens on real estate for real estate taxes, assessments, sewer and water charges and/or other governmental charges and levies not yet delinquent and (ii) Liens for taxes, assessments, judgments, governmental charges or levies, or claims not yet delinquent or the non-payment of which is being diligently contested in good faith by customary or appropriate proceedings and for which adequate reserves have been set aside on such Person’s books;

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(d) Liens of mechanics, laborers, suppliers, workers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;
(e) Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance or other types of social security benefits;
(f) Easements, rights-of-way, restrictions, and other similar encumbrances on the use of real property which either (i) are non-monetary in nature and are existing as of the date of this Agreement or (ii) do not materially interfere with the ordinary conduct of the business of such Person;
(g) Purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof, in each case only to the extent permitted by Section 6.1 hereof;
(h) Deposits to secure the performance of bids, trade contracts, tenders, sales, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(i) Liens on assets of a Borrower and/or their Subsidiaries which are set forth on Schedule P-2, attached hereto;
(j) Liens securing Capitalized Lease Obligations; provided, that, such Liens attach only to the assets leased by a Borrower and/or its Subsidiaries and secure only Indebtedness incurred by a Borrower and/or its Subsidiaries in order to lease such assets, but only to the extent permitted by Section 6.1 hereof;
(k) Liens securing rental, storage, throughput, handling or other fees or charges owing from time to time to Eligible Carriers, solely to the extent of such fees or charges;
(l) Liens securing permitted Indebtedness to the extent, if any, such Permitted Indebtedness is expressly permitted to be secured under the definition of Permitted Indebtedness, and
(m) Liens on cash of Borrowers securing Indebtedness incurred by a Borrower in connection with Hedging Transactions permitted under Section 6.1.
“Permitted Protest” means the right of Parent or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment; provided, that (a) a reserve with respect to such obligation is established on Parent’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Parent or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.
“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $35,000,000.

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“Permitted Subordinated Indebtedness” means (a) Indebtedness evidenced by the Subordinated Note, including Additional Subordinated Indebtedness, (b) Subordinated Working Capital Indebtedness, or (c) any other Indebtedness of a Borrower or any Subsidiary that (i) is expressly subordinated to the Obligations on terms satisfactory to the Agent and the Required Lenders in their sole discretion, (ii) matures by its terms no earlier than six (6) months after the Maturity Date, (iii) bears interest at a rate per annum not to exceed ten (10%) percent and (iv) is evidenced by an instrument that is in a form reasonably satisfactory to Agent and the Required Lenders.
“Person” or “person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
“Petroleum Inventory” means Inventory consisting of Petroleum Products.
“Petroleum Products” means petroleum, crude oil and petroleum products, byproducts and intermediate feed stocks, ethanol and bio-diesel products and other energy-related commodities, including, without limitation, any such products combined or to be combined with petroleum, distilled products, blend components and any other fuel in liquid form approved by Co-Collateral Agents.
“Pipelines and Tankage Agreement” means the Pipelines and Tankage Agreement, dated March 31, 2009, between Delek Crude Logistics, LLC and Delek Refining, Ltd.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the IRC or Section 302 of ERISA, and in respect of which a Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Post Supplier Payment Period” shall mean the period commencing on the date on which a Borrower shall have paid in full all amounts owed for the purchase of Petroleum Inventory (the “Full Payment Date”) the payment for which was supported by a Standby Letter of Credit issued specifically for such purpose and ending on the sooner of (a) fifteen (15) days after the Full Payment Date or (b) the date the original of such Standby Letter of Credit is returned to the issuer for cancellation with such instructions for cancellation as such issuer may require.
“Preferred Stock” means, as applied to the Equity Interests of any Person, the Equity Interests of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Equity Interests of any other class of such Person.
“Product Differential” means the price premium or discount associated with feedstock, product slate or product quality when the quality of the inventory is different than the specifications for the reference market price, as reasonably determined by Administrative Borrower from time to time.
“Projections” means Parent’s forecasted consolidated (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
“Pro Rata Share” means, as of any date of determination:

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(a) with respect to a Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances,
(b) with respect to a Lender’s obligation to participate in Letters of Credit and Reimbursement Undertakings, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances; provided, however, that, if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Commitments had not been terminated or reduced to zero and based upon the Commitments as they existed immediately prior to their termination or reduction to zero, and
(c) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment by (z) the aggregate amount of Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances, by (z) the outstanding principal amount of all Advances; provided, however, that, if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Commitments had not been terminated or reduced to zero and based upon the Commitments as they existed immediately prior to their termination or reduction to zero.
“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.
“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within twenty (20) days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.
“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Parent and its Subsidiaries that is in investment accounts, Deposit Accounts or in Securities Accounts, or any combination thereof, and which such investment accounts, Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.
“Quarterly Average Excess Availability” means, for any calendar quarter, the daily average of the aggregate amount of the Excess Availability for such calendar quarter.
“Real Property” means any estates or interests in real property now owned or hereafter acquired by Parent or its Subsidiaries and the improvements thereto.
“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

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(a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,
(b) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of Lenders,
(c) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and
(d) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.
“Refining Agreement” means the Refining Agreement, dated on or about the date hereof, by and between Holdings and Delek Refining, by and through its general partner Delek U.S. Refining GP, LLC.
“Register” has the meaning set forth in Section 13.1(h) of the Agreement.
“Registered Loan” has the meaning set forth in Section 13.1(h) of the Agreement.
“Reimbursement Undertaking” has the meaning specified therefor in Section 2.11(a) of the Agreement.
“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.
“Renewable Identification Number” means mean a thirty-eight (38) character numeric code that is generated by the producer or importer of renewable fuel representing gallons of renewable fuel produced/imported and assigned to batches of renewable fuel that are transferred to others such that a change of ownership is effected.
“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.
“Report” has the meaning specified therefor in Section 15.17 of the Agreement.

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“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under the definition of Pro Rata Shares) exceed fifty (50%) percent.
“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.
“Reserves” means the Special Reserve, the Dilution Reserve, the Bank Product Reserve and other reserves against the Borrowing Base in such amounts, and with respect to such matters, as Co-Collateral Agents in their Permitted Discretion shall deem necessary or appropriate, including, but not limited to, reserves with respect to (a) sums that Parent or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (b) amounts owing by Parent or its Subsidiaries to any Person to the extent secured by a Lien on any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Co-Collateral Agents likely would have a priority superior to Agent’s Liens (such as Liens in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral.
“Restricted Junior Payment” means to (a) declare or pay any dividend or make any other payment or distribution on account of Equity Interests issued by Parent (including any payment in connection with any merger or consolidation involving Parent) or to the direct or indirect holders of Equity Interests issued by Borrowers (other than dividends or distributions payable in Equity Interests (other than Disqualified Equity Interest) issued by Parent or any Borrower), or (b) purchase, redeem, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Parent) any Equity Interests issued by Parent or any Borrower.
“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.
“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.
“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.
“S&P” has the meaning specified therefor in the definition of Cash Equivalents.
“SEC” means the United States Securities and Exchange Commission and any successor thereto.
“Securities Account” means a securities account (as that term is defined in the Code).
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

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“Security Agreement” means the security agreement, dated of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrowers and Guarantors to Agent.
“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.
“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.
“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.
“Special Reserve” means a Reserve in the amount of $15,000,000 as such amount may be adjusted from time to time by Co-Collateral Agents in accordance with the Agreement.
“Specified Entities” has the meaning specified therefor in Section 6.3(d) of the Agreement.
“Standby Letter of Credit” means any Letter of Credit other than a Commercial Letter of Credit.
“Subordinated Debt Documents” means the Intercompany Subordination Agreement, any other subordination agreement applicable thereto, and any indenture, agreement or similar instrument governing any Permitted Subordinated Indebtedness.
“Subordinated Note” means the Second Amended and Restated Subordinated Promissory Note, dated as of the date hereof, in the original principal amount of $175,000,000 referenced in and subject to the Intercompany Subordination Agreement and each other agreement, guaranty, note, instrument or document delivered pursuant to such Subordinated Note, as the same may be modified, supplemented, extended, restated, refinanced or replaced from time to time.
“Subordinated Working Capital Credit Documents” means the Third Amended and Restated Intercompany Loan Agreement, dated as of the date hereof, between Delek Finance and Delek Refining, and each other agreement, guaranty, note, instrument or document delivered pursuant thereto, as the same may be modified, supplemented, extended, restated, refinanced or replaced from time to time.
“Subordinated Working Capital Indebtedness” means Indebtedness of Borrowers owing to Delek Finance under the Subordinated Working Capital Credit Documents.
“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls Equity Interests having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.
“Supermajority Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under the definition of Pro Rata Shares) seventy-five (75%) percent.
“Swing Line Lender” means WFCF or any other Lender that, at the request of Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Line Lender under Section 2.3(b) of the Agreement.
“Swing Loan” has the meaning specified therefor in Section 2.3(b) of the Agreement.
“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

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“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto; provided, however, that, Taxes shall exclude (a) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (b) taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 16(c) or (d) of the Agreement, and (c) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office); except, that, Taxes shall include (i) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16(a) of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (ii) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority.
“Term Loans” means the term loans made pursuant to and in accordance with the Term Loan Documents.
“Term Loan Agent” means the agent acting as administrative and collateral agent for and on behalf of the Term Loan Lenders and any replacement or successor agent thereunder.
“Term Loan Agreement” means a Term Loan and Security Agreement among Term Loan Agent, Term Loan Lenders, and certain Affiliates of Borrowers and the lenders party thereto, as may be entered into in accordance with the terms of this Agreement, with respect to the Term Loan Financing.
“Term Loan Documents” means the Term Loan Agreement, and all agreements, documents and instruments executed and/or delivered in connection therewith.
“Term Loan Financing” means term loans or high yield bonds or notes, in an original principal amount equal to or greater than $100,000,000, entered into after the date hereof, that benefit Borrowers (which benefit could include additional loan draw down capacity in favor of Borrowers in the form of Permitted Subordinated Indebtedness of not less than $50,000,000 in connection therewith); provided, that, the terms of such Term Loan Financing and, except as otherwise expressly set forth herein, all agreements, documents and instruments with respect thereto are in all respects reasonably satisfactory to Required Lenders.
“Term Loan Intercreditor Agreement” means an Intercreditor and Subordination Agreement, as may be entered into in accordance with the terms of this Agreement, between Agent and Term Loan Agent, with respect to the Term Loan Financing, in form and substance satisfactory to Co-Collateral Agents or, if Agent shall have released its security interest in the Equipment in connection therewith, a collateral access agreement in form and substance satisfactory to Agent.
“Term Loan Lenders” means the parties from time to time to the Term Loan Agreement as lenders.

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“Trademark Security Agreement” has the meaning specified therefor in the Security Agreement.
“Triggering Event” means the occurrence and continuance of any Default or Event of Default or of any Material Adverse Effect.
“TTM EBITDA” means, as of any date of determination, EBITDA of Parent determined on a consolidated basis in accordance with GAAP, for the twelve (12) month period most recently ended.
“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine).
“Underlying Issuer” means Wells Fargo Bank, N.A. or one of its Affiliates, Bank of America, N.A. or one of its Affiliates, and one other Lender or one of its Affiliates so designated by Administrative Borrower from time to time and acceptable to Agent that agrees, in such Lender’s sole discretion, to become an Underlying Issuer for the purpose of issuing Letters of Credit or Reimbursement Undertakings pursuant to Section 2.11 of the Agreement; provided, however, that, in no event will there be more than three (3) Underlying Issuers at any time.
“Underlying Letter of Credit” means a Letter of Credit that has been issued by an Underlying Issuer.
“United States” means the United States of America.
“Value” or “value” means, as to each category of Eligible Petroleum Inventory the market price thereof, determined by using the published or reported price created or distributed by Oil Price Information Service, commonly known as OPIS, and/or Platts Oilgram Price Report, commonly known as Platts, and/or the ARGUS base oils price index, commonly known as ARGUS, plus in each case any Location Differential, and Product Differential less any applicable Liquidation Adjustments. In the event OPIS or Platts or ARGUS no longer provides the applicable index, or both Agent and Administrative Borrower determine that either OPIS or Platts or ARGUS no longer accurately provides pricing information for such inventory, after consultation with Administrative Borrower, Co-Collateral Agents shall replace it with another comparable index reasonably acceptable to Administrative Borrower or such other index as is customarily used in the industry for the applicable locations for such purposes. For purposes of the calculation of the Borrowing Base, the value of the inventory shall not include: (a) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or (b) write-ups or write-downs in value with respect to currency exchange rates.
“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.
“WFCF” means Wells Fargo Capital Finance, LLC, a Delaware limited liability company.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

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Schedule 3.1 to Credit Agreement
Conditions Precedent to the Initial Extension of Credit The obligation of each Lender to make its initial extension of credit provided for hereunder, is subject to the fulfillment, to the satisfaction of Agent and each Lender of each of the following conditions precedent:
(a) the representations and warranties of Parent or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);
(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;
(c) Agent shall have received, in form and substance satisfactory to Agent, all releases, terminations and such other documents as Agent may request to evidence and effectuate the termination by the Existing Lenders of their respective financing arrangements with Borrowers and Guarantors and the termination and release by it or them, as the case may be, of any interest in and to any assets and properties of each Borrower and Guarantor, duly authorized, executed and delivered by it or each of them, including, but not limited to, UCC termination statements for all UCC financing statements previously filed by it or any of them or their predecessors, as secured party and any Borrower or Guarantor, as debtor; in form acceptable for recording with the appropriate Governmental Authority;
(d) all requisite corporate action and proceedings in connection with this Agreement and the other Loan Documents shall be satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Agent may have requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation of each Borrower and Guarantor certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate name of such Borrower or Guarantor as is set forth herein and such document as shall set forth the organizational identification number of each Borrower or Guarantor, if one is issued in its jurisdiction of incorporation);
(e) Since December 31, 2008, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect;
(f) Agent shall have completed a field review of the Records and such other information with respect to the Collateral as Agent may require to determine the amount of Loans available to Borrowers (including, without limitation, current perpetual inventory records and/or roll-forwards of Accounts and Inventory through the date of closing and test counts of the Inventory in a manner satisfactory to Agent, together with such supporting documentation as may be necessary or appropriate, and other documents and information that will enable Agent to accurately identify and verify the Collateral), the results of which in each case shall be satisfactory to Agent, not more than three (3) Business Days prior to the date hereof or such earlier date as Agent may agree;
(g) Agent shall have received, in form and substance satisfactory to Agent, all consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Loan Documents, including, without limitation, Collateral Access Agreements;
(h) the Excess Availability as determined by Agent, as of the date hereof shall be not less than $40,000,000 and as projected for the immediately following fourteen (14) consecutive days (i) shall not average less than $40,000,000 with respect to such period and (ii) shall not be less than $30,000,000 on any day during such period, in each case after giving effect to the initial Loans made or to be made and Letters of Credit issued or to be issued in connection with the initial transactions hereunder;
(i) Co-Collateral Agents will be satisfied that after giving pro forma effect to the initial extension of credit and other transactions contemplated hereunder, the consolidated pro forma adjusted EBITDA of Borrowers and Guarantors will be at least $52,000,000 for the twelve (12) months ended as of the most recent month end prior to the date hereof for which financial statements are available;
(j) Agent shall have received, in form and substance satisfactory to Agent, Deposit Account Control Agreements by and among Agent, each Borrower and Guarantor, as the case may be and each bank where such Borrower (or Guarantor) has a deposit account, in each case, duly authorized, executed and delivered by such bank and Borrower or Guarantor, as the case may be (or Agent shall be the bank’s customer with respect to such deposit account as Agent may specify);
(k) Agent shall have received evidence, in form and substance satisfactory to Agent, that Agent has a valid perfected first priority security interest in all of the Collateral;
(l) Agent shall have received and reviewed lien and judgment search results for the jurisdiction of organization of each Borrower and Guarantor, the jurisdiction of the chief executive office of each Borrower and Guarantor and all jurisdictions in which assets of Borrowers and Guarantors are located, which search results shall be in form and substance satisfactory to Agent;
(m) Agent shall have received originals of the shares of the stock certificates representing all of the issued and outstanding shares of the Capital Stock of each Borrower and Guarantor (other than Parent) and owned by any Borrower or Guarantor, in each case together with stock powers duly executed in blank with respect thereto;
(n) Agent shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Loan Documents, in form and substance satisfactory to Agent, and certificates of insurance policies and/or endorsements naming Agent as loss payee;
(o) Co-Collateral Agents shall have received satisfactory evidence of Solvency with respect to each Borrower and with respect to Borrowers and Guarantors taken as a whole, which evidence may take the form of a certificate of the chief financial officer or other principal officer of Borrowers and Guarantors with respect thereto, in form and substance satisfactory to Co-Collateral Agents;
(p) Agent shall have received, in form and substance satisfactory to Agent, such opinion letters of counsel to Borrowers and Guarantors with respect to the Loan Documents and such other matters as Agent may request;
(q) Agent, Lenders and their Affiliates shall have received the payment of all fees required to be paid to them hereunder and under the other Loan Documents as of the date hereof;
(r) the Indebtedness evidenced by the Subordinated Note and the Subordinated Working Capital Indebtedness shall both have been amended, pursuant to amendments in form and substance satisfactory to Agent, to extend the maturity date with respect to the payment of principal amounts thereunder to a date not sooner than one hundred eighty (180) days after the Maturity Date; and
(s) the other Loan Documents, including without limitation the Intercompany Subordination Agreement, and all instruments and documents hereunder and under any other Loan Document shall have been duly executed and delivered to Agent, in form and substance satisfactory to Agent.

Schedule A-1
Agent’s Account

Bank Name:	Wells Fargo Bank, N.A.
City, State:	San Francisco, CA
ABA#:	121-000-248
Account Name:	Wells Fargo Capital Finance Business Finance Division South East
Account #:	4121624316
Reference:	Delek Refining, Ltd.

Schedule A-2
Authorized Persons
1.	Uzi Yemin – Chief Executive Officer for Delek U.S. Refining GP, LLC* and Delek Refining, Inc.

2.	Mark B. Cox – Executive Vice President / Chief Financial Officer for Delek U.S. Refining GP, LLC and Delek Refining, Inc.

3.	Frederec Green – President / Chief Operating Officer for Delek U.S. Refining GP, LLC and Delek Refining, Inc.

4.	Assi Ginzburg – Executive Vice President for Delek U.S. Refining GP, LLC and Delek Refining, Inc.

5.	Greg Intemann – Vice President / Treasurer for Delek U.S. Refining GP, LLC and Delek Refining, Inc.

6.	Joane Walker – Vice President / Chief Accounting Officer for Delek U.S. Refining GP, LLC and Delek Refining, Inc.

7.	J. Charles Williams – Vice President of Trading & Supply for Delek U.S. Refining GP, LLC and Delek Refining, Inc.

*	Delek U.S. Refining GP, LLC is the general partner of Delek Refining, Ltd.

Schedule C-1
Commitments

Lender	Commitment
Wells Fargo Capital Finance, LLC	$64,000,000
Bank of America, N.A.	$62,500,000
SunTrust Bank	$62,500,000
Regions Bank	$50,000,000
PNC Bank, N.A.	$25,000,000
Israel Discount Bank of New York	$16,000,000
RZB Finance LLC	$15,000,000
Bank Leumi USA	$5,000,000

Total	$300,000,000

Schedule D-1
Designated Account
Borrower’s Account No. 4123107963 at Wells Fargo Bank.

Schedule E-1
Eligible Petroleum Inventory Locations
The main facilities of the refinery and substantial Eligible Petroleum Inventory are located at the various parcels that comprise, and are adjacent to, 425 McMurrey Drive, Tyler, Smith County, Texas 75702. However, other than Eligible Petroleum Inventory located at the refinery, the remaining Eligible Petroleum Inventory is located in or is in-transit through terminals and pipelines throughout Texas and Louisiana, including, without limitation, the Delek Crude Oil Pipeline Tankage and the Delek Crude Oil Trunk Pipeline (as such terms are defined in the Pipelines and Tankage Agreement, which is defined in the Credit Facility). In the normal course of business, Eligible Petroleum Inventory is stored in and shipped to terminals or pipelines, respectively, owned or operated by third parties. The following is a list of the parties owning or operating such terminals and pipelines, and their location:
•	Delek Crude Logistics, LLC: McMurrey Pipeline System; Arp, Bradford, Nettleton and LaGloria Tank Farms; Seminole injection point.

•	Sunoco Pipeline, L.P.: West Texas Gulf Pipeline, Mesa Pipeline and Millennium Pipeline.

•	ExxonMobil Pipeline Company: Pipeline from St. James, Louisiana to Longview, Texas.

•	Plains All American: Pipeline from Midland, Texas to Colorado City, Texas and pipeline from Longview, Texas to Tyler refinery.

•	Teppco: Storage facilities in Cushing, Oklahoma and Midland, Texas.

Schedule E-2
Eligible Carriers
1.	Plains All American Pipeline, L.P. and any successor-in-interest – (a) Pipeline running from Longview, TX to Tyler refinery (b) Pipeline running from Midland, TX to Colorado City, TX.

2.	West Texas Gulf Pipeline Company and any successor-in-interest (operated by Sunoco Pipeline L.P. and any successor-in-interest) – West Texas Gulf Pipeline running from Colorado City, TX to Longview, TX.

3.	Sunoco Pipeline, L.P. and any successor-in-interest – (a) Millennium Pipeline (Nederland, TX to Longview, TX); (b) Mesa Pipeline System (Midland, TX to Colorado City, TX)

4.	ExxonMobil Pipeline Company and any successor-in-interest – Pipeline running from St. James, LA to Longview, TX.

5.	Sonoco Pipeline L.P. and any successor-in-interest – Mesa pipeline system (Midland to Big Spring Junction and Colorado City).

6.	Delek Crude Logistics, LLC and any successor-in-interest – (a) McMurrey Pipeline System (Nettleton Station, Longview, TX to Tyler refinery); (b) as lessee under lease with Plains All American Pipeline, L.P. for the pipeline running from Longview, TX to Tyler refinery; (c) LaGloria Tank Farm; (d) Nettleton Tank Farm; (e) Arp Tank Farm; (f) Bradford Tank Farm; and (g) Seminole injection point.

7.	Teppco – Tankage in Cushing, OK and Midland, TX.

Schedule P-1
Permitted Investments
None.

Schedule P-2
Permitted Liens
Lien of Air Liquide Industrial U.S. LP (“Air Liquide”) pursuant to that certain Equipment Sale Agreement dated June 23, 2006, by and between Air Liquide and Borrower. Such lien encumbers the following equipment: 1 inch 316 SS oxynator; and 2 inch 316 SS oxygen flow control assembly supplied complete with isolation valves, pressure regulator, pressure transmitter, flow meter and flow control valve.

Schedule 1.1
Definitions

Schedule 3.1
Conditions Precedent

Schedule 4.1(b)
Capitalization of Borrower
Authorized and Issued Equity Interests of Delek Refining, Ltd.

Delek U.S. Refining GP, LLC:	0.1%

Delek Refining, Inc.:	99.9%

TOTAL:	100%

There are no subscriptions, options, warrants, or calls relating to any of Borrower’s Equity Interests, and no rights of conversion or exchange under any outstanding security or other instrument of Borrower.

Schedule 4.1(c)
Loan Parties’ Subsidiaries; Capitalization of Loan Parties’ Subsidiaries
Loan Parties’ Direct and Indirect Subsidiaries:
Delek U.S. Refining GP, LLC
Delek Refining, Ltd.
Delek Land Texas, Inc.
Delek Pipeline Texas, Inc.
MPC Land Acquisition, Inc.
MPC Pipeline Acquisition, Inc.

(ii)
Number and
Percentage of
	(i)	Outstanding Shares
	Common and Preferred	Owned Directly or
Subsidiary	Stock Authorized	Indirectly by Parent

Delek U.S. Refining GP, LLC:	One Hundred Percent (100%) Membership Interest	One Hundred Percent (100%) Membership Interest owned directly by Parent

Delek Refining, Ltd.:	0.1% General Partnership Interest 99.9% Limited Partnership Interest	99.9% Limited Partnership Interest owned directly by Parent

Delek Land Texas, Inc.:	One Thousand (1,000) shares of Common Stock, par value $0.001 per share	One Thousand (1,000) shares of Common Stock (100%) owned directly by Parent

Delek Pipeline Texas, Inc.:	One Thousand (1,000) shares of Common Stock, par value $0.001 per share	One Thousand (1,000) shares of Common Stock (100%) owned directly by Parent

(ii)
Number and
Percentage of
	(i)	Outstanding Shares
	Common and Preferred	Owned Directly or
Subsidiary	Stock Authorized	Indirectly by Parent

MPC Land Acquisition, Inc.:	One Thousand (1,000) shares of Common Stock, par value $1.00 per share	One Thousand (1,000) shares of Common Stock (100%) owned directly by Delek Land Texas, Inc. and indirectly by Parent

MPC Pipeline Acquisition, Inc.:	One Thousand (1,000) shares of Common Stock, par value $1.00 per share	One Thousand (1,000) shares of Common Stock (100%) owned directly by Delek Pipeline Texas, Inc. and indirectly by Parent
Other than the following, there are no subscriptions, options, warrants, or calls relating to any Equity Interests of Parent or Parent’s Subsidiaries, and no rights of conversion or exchange under any outstanding security or other instrument of Parent or Parent’s Subsidiaries:
Pursuant to an Pipelines and Tankage APA (as defined in Schedule P-1), in the event that (i) MPC Land Acquisition, Inc. and MPC Pipeline Acquisition, Inc. cease to be guarantors under that certain Amended and Restated Revolving Credit Agreement, dated as of May 2, 2005, and (ii) Delek Logistics has not transferred any material portion of the assets subject to such agreement to a third party, then Delek Logistics shall have a unilateral option to purchase one hundred percent (100%) of the outstanding capital stock of MPC Land Acquisition, Inc. from Delek Land Texas, Inc. and one hundred percent (100%) of the outstanding capital stock of MPC Pipeline Acquisition, Inc. from Delek Pipeline Texas, Inc. (the “Stock Option”). The total consideration to be paid for exercising the Stock Option shall be ten dollars ($10.00).

Schedule 4.6(a)
Jurisdiction of Organization

Party	Jurisdiction of Organization

Delek Refining, Inc.:	Delaware

Delek U.S. Refining GP, LLC:	Texas

Delek Refining, Ltd.:	Texas

Delek Land Texas, Inc.:	Texas

Delek Pipeline Texas, Inc.:	Texas

MPC Land Acquisition, Inc.:	Texas

MPC Pipeline Acquisition, Inc.:	Texas

Schedule 4.6(b)
Chief Executive Offices

Party	Chief Executive Office

Delek Refining, Inc.:	7102 Commerce Way Brentwood, Tennessee 37027

Delek U.S. Refining GP, LLC:	7102 Commerce Way Brentwood, Tennessee 37027

Delek Refining, Ltd.:	7102 Commerce Way Brentwood, Tennessee 37027

Delek Land Texas, Inc.:	7102 Commerce Way Brentwood, Tennessee 37027

Delek Pipeline Texas, Inc.:	7102 Commerce Way Brentwood, Tennessee 37027

MPC Land Acquisition, Inc.:	7102 Commerce Way Brentwood, Tennessee 37027

MPC Pipeline Acquisition, Inc.:	7102 Commerce Way Brentwood, Tennessee 37027

Schedule 4.6(c)
Tax Identification and Organizational Identification Numbers

		Organizational
	Tax Identification	Identification
Party	Number	Number

Delek Refining, Inc.:	20-2413527	3930906

Delek U.S. Refining GP, LLC:	20-2415080	800458389

Delek Refining, Ltd.:	20-2415149	800458390

Delek Land Texas, Inc.:	20-2414928	800458388

Delek Pipeline Texas, Inc.:	20-2414864	800458387

MPC Land Acquisition, Inc.:	20-4485093	800483293

MPC Pipeline Acquisition, Inc.:	20-4485161	800483292

Schedule 4.7(b)
Litigation

Action, Suit or Proceeding	Court	Nature/Status of Action and Insurance

Cause No. 08-2890-C

Joseph Lacour, Craig Ryan, Lyman Jackson, John Symank, and Adam Trevino

vs.

Delek Refining, Ltd.; Delek U.S. Refining GP, LLC; Delek Pipeline Texas, Inc.; Delek Land Texas, Inc.; and Delek US Holdings, Inc.
	District Court of Smith County, TX	Tort Claim for an unspecified amount by 5 non-employees claiming damages for injuries they allegedly sustained in the November 20, 2008 refinery accident. This case is currently in the discovery phase. Commercial liability insurance with a $4 million per occurrence deductible is expected to cover this lawsuit. It is expected that the subject of this lawsuit and the subject of Cause No. 09-3065-A below will be considered a single occurrence.

No. 09-3036-B James Rust vs. Delek Refining, Ltd.	District Court of Smith County, TX	Tort Claim for an unspecified amount by a non-employee claiming damages for injuries allegedly sustained while on the refinery property. This case was filed in November 2009.

Cause No. 09-3065-A Jose Z. and Herminia Barrera, et al. vs. Delek Refining, Ltd.; Delek U.S. Refining GP, LLC; Delek Pipeline Texas, Inc.; Delek Land Texas, Inc.; and Delek US Holdings, Inc.	District Court of Smith County, TX	Tort Claim for an unspecified amount by 24 non-employees claiming damages for injuries they allegedly sustained in the November 20, 2008 refinery accident. This case was filed in November 2009. Commercial liability insurance with a $4 million per occurrence deductible is expected to cover this lawsuit. It is expected that the subject of this lawsuit and the subject of Cause No. 08-2890-C above will be considered a single occurrence.

Action, Suit or Proceeding	Court	Nature/Status of Action and Insurance

In the Matter of an Enforcement Action Concerning Delek Refining, Ltd. RN100222512	Texas Commission on Environmental Quality	The Texas Commission on Environmental Quality alleged that Borrower failed, among other things, to maintain certain records, perform certain tests and inspections, submit certain reports and notices. An Order under Docket No. 2006-1433-AIR-E was entered on October 10, 2007 which, among other things, recognized certain corrective measures taken by Borrower and required Borrower to implement and complete two supplemental environmental projects and undertake certain other technical changes. Certain of such requirements are still in process by Borrower. It is expected that any amounts expended to comply with the Order will not be covered by insurance.

United States of America v. Tyler Holding Company, Inc. and Delek Refining, Ltd. Case No. 6:09cv319	Eastern District of Texas, Tyler Division	On September 23, 2009, the Consent Decree filed on August 31, 2009 became effective. Such Consent Decree relates to certain alleged environmental violations at the refinery by its prior owner. It is expected that any amounts expended to comply with the Consent Decree will not be covered by insurance.

N/A	N/A	Matters related to Environmental Laws that, in the ordinary course of business, have been self reported by Borrower or its Affiliates or have been identified in routine inspections by Governmental Authorities.

Schedule 4.14
Intellectual Property
None.

Schedule 4.16
Deposit Accounts and Securities Accounts

		Name of
Party	Account	Institution	Account Number
Delek Refining, Ltd.	Operating Account	SunTrust Bank	10031071581

Delek Refining, Ltd.	Concentration Account	SunTrust Bank	1000032221086

Delek Refining, Ltd.	Overnight Sweep Account	SunTrust Bank	1000032221086-002

Delek Refining, Ltd.	Disbursements Account	SunTrust Bank	8800614599

Delek Refining, Ltd.	Designated Account	Wells Fargo	4123107963

Schedule 4.18
Material Contracts
1. Agreement dated January 2009 by and between Borrower and United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Works International Union and its Local 202.
2. Union Contract dated April 2009 by and between Borrower. and United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Works International Union and its Local 202.
3. The Subordinated Working Capital Credit Documents and the Subordinated Note.
4. The Pipelines and Tankage Agreement.
5. The Marketing Agreement.

Schedule 4.20
Permitted Indebtedness
1. The Existing Letters of Credit as described below, each of which will become a Letter of Credit on the Closing Date:
Issued Letters of Credit as of 2/16/10
$’s

January Crude Purchases	LC amount	Issuing Bank
Atlantic Trading — Jan.	16,500,000	Wachovia Bank,	N.A.
ConocoPhillips	2,640,000	SunTrust Bank
Shell Trading	4,180,000	SunTrust Bank

February Crude Purchases	LC amount	Issuing Bank
Sunoco	4,840,000	SunTrust Bank
Atlantic Trading — Feb.	9,130,000	Wachovia Bank,	N.A.
Shell Trading	6,380,000	SunTrust Bank
Sempra	11,550,000	SunTrust Bank
Chevron	18,810,000	SunTrust Bank
BP	9,130,000	SunTrust Bank
ConocoPhillips	4,290,000	SunTrust Bank

Outstanding LC’s	87,450,000
2. Certain guarantees as described below:

Beneficiary	Guaranty Amount	Guarantor
Texas Commission for Environmental Quality	$4,000,000	Parent

Delek Crude Logistics	All obligations of Sellers under the Pipelines and Tankage APA (as defined in Schedule P-1)	Parent
3. The Subordinated Working Capital Indebtedness.

4. Certain bonds as described below:

					Bond
Bond	Principal	Bond		State Of	Expiration	Subject of	Surety
Number	Name	Amount	Obligee	Obligation	Date	Bond	Name
0133629	Delek Refining LTD.	$25,000.00	State of Louisiana	LA	9/26/2010	Fuel and sales taxes	Berkley Regional Insurance Company
0133630	Delek Refining Inc.	$34,000.00	AEP Southwestern Electric Power Company	VA	9/26/2010	Utility deposit	Berkley Regional Insurance Company
0133633	Delek Refining LTD.	$115,000.00	State of Oklahoma	OK	9/26/2010	Fuel and sales taxes	Berkley Regional Insurance Company
0133634	Delek Refining LTD.	$175,000.00	State of Arkansas	KS	9/26/2010	Fuel and sales taxes	Berkley Regional Insurance Company
4144320	Delek Refining LTD.	$336,637.03	State of Texas	TX	9/26/2010	Fuel and sales taxes	Fidelity and Deposit Company of Maryland
4144321	Delek Refining LTD.	$30,000.00	State of Texas	TX	9/26/2010	Fuel and sales taxes	Fidelity and Deposit Company of Maryland
8672533	Delek Pipeline Texas, Inc.	$25,000.00	Railroad Commission of Texas	TX	10/31/2010	Regulatory requirement	Fidelity and Deposit Company of Maryland
8947851	Delek Refining LTD.	$25,000.00	Railroad Commission of Texas	TX	9/26/2010	Regulatory requirement	Fidelity and Deposit Company of Maryland
8947854	Delek Refining LTD.	$2,000,000.00	State of Louisiana	LA	9/26/2010	Fuel and sales taxes	Fidelity and Deposit Company of Maryland

Schedule 4.30
Locations of Inventory and Equipment
The main facilities of the refinery, along with substantially all of the finished equipment and tangible personal property and substantial Eligible Petroleum Inventory are located at 425 McMurrey Drive, Tyler, Texas, 75702, Smith County, Texas at ZIP code 75702. However, the remaining Eligible Petroleum Inventory is located in or is in-transit through terminals and pipelines throughout Texas and Louisiana, including, without limitation, the pipelines and terminals owned and/or operated by the Eligible Carriers described in Schedule III. In addition, Eligible Inventory Not Received is also located in or is in-transit through terminals and pipelines throughout Texas and Louisiana, including, without limitation, the pipelines and terminals owned and/or operated by the Eligible Carriers described in Schedule III. Delek Refining, Ltd. owns a warehouse, located at 1400 East Commerce Street, Tyler, Texas 75702 that contains an immaterial amount of equipment. Finally, certain of the Loan Parties have made progress payments with respect to certain equipment in the process of being fabricated to be later installed at the Tyler refinery. Such equipment is located with the manufacturers in and around Tulsa County, Oklahoma and Harris County, Texas or is being stored by the Company in Taylor and Jones County, Texas, while it awaits additional fabrication. There is also personal property located at the chief executive offices located at 7102 Commerce Way, Brentwood, TN 37027 (Williamson County).

Schedule 5.1/5.2
Financial Statements, Reports, Certificates, Collateral Reporting, Compliance Certificate
Except as Co-Collateral Agents may otherwise agree, Administrative Borrower shall deliver to Agent and consent to Agent providing to each Lender, in written or electronic form, as Agent may require, each of the following in form and substance satisfactory to Agent:
(a) as soon as possible and in any event within twenty (20) days after the end of each calendar quarter, the Quarterly Average Excess Availability Calculation, as certified to be true, complete and correct by the Chief Financial Officer or other principal executive officer of Parent, together with all supplemental materials related to the calculation thereof,
(b) as soon as available and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Borrowers, an unaudited consolidated balance sheet of Borrowers and its Subsidiaries as of the end of such fiscal quarter and the related unaudited consolidated statements of income and cash flows of Borrowers and their Subsidiaries for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the results for the corresponding quarter and the corresponding portion of Borrowers’ previous fiscal year and setting forth the amount of any accrued and unless otherwise provided as part of the borrowing base reporting under clause (f) below, unpaid ad valorem and excise taxes attributable to Borrowers and their Subsidiaries;
(c) as soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrowers (i) the audited consolidated balance sheet of Parent and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows of Parent and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by a nationally recognized firm of certified public accountants and accompanied by an unqualified opinion to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of Parent and its Subsidiaries for such fiscal year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards, (ii) a detailed list of all customers of each Borrower, including addresses and contact Information known to Borrowers and (iii) Projections for the consolidated business of Borrowers and their Subsidiaries, on an annual basis for the immediately following three (3) calendar years and on a month-by-month basis with respect to the immediately following calendar year, in each case certified by the Chief Financial Officer or other principal executive officer of Parent.
(d) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrowers, the annual audited report for such fiscal year for Holdings and its Subsidiaries, containing a consolidated balance sheet of Holdings and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of Holdings and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by a nationally recognized firm of certified public accountants and accompanied by an unqualified opinion to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of Holdings and its Subsidiaries for such fiscal year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; provided, however, that, so long as Holdings is required to file and has timely filed a 10-K with the SEC, such filing will be deemed to satisfy the foregoing covenant (unless such filings contain a “going concern” or like qualification, exception or explanation and unless such filings contain a qualification or exception as to scope of such audit) and
(e) as soon as available and in any event within thirty (30) days after the end of each calendar month, (i) an unaudited consolidated balance sheet of Borrowers and its Subsidiaries as of the end of such month and the related unaudited consolidated statements of income and cash flows of Borrowers and their Subsidiaries for such month and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding month and the corresponding portion of Borrowers’ previous fiscal year, when applicable, (ii) unless otherwise provided as part of the borrowing base reporting under clause (f) below, a reconciliation to its general ledger of the consolidated accounts receivable of the Borrowers and Guarantors, (iii) unless otherwise provided as part of the borrowing base reporting under clause (f) below, a reconciliation to its general ledger of the consolidated accounts payable of the Borrowers and Guarantors, (iv) unless otherwise provided as part of the borrowing base reporting under clause (f) below, a reconciliation to its general ledger of the consolidated Inventory of the Borrowers and Guarantors, (v) a comparison of the results of interim financials of Borrowers and their Subsidiaries, on a consolidated basis, with the results for such month for the prior calendar year, together year-to date financial results;
(f) concurrently with the delivery of the financial statements and balance sheets referred to in clauses (a), (b), (c), (d) and (e) above, a Compliance Certificate in the form set forth on Schedule 5.2 signed by the Chief Financial Officer or other principal executive officer of Parent, together with calculation of compliance with the financial covenant under Section 7, for any deliveries under clauses (b), (c), (d) and (e) above, irrespective of whether such covenant is then required by its terms to be tested, and any management letters issued by the accounting firm in connection with such financial statements;
(g) no later than four (4) Business Days after the 18th and last day of every month (the “Semi-Monthly Reporting Dates”), so long as the Availability Condition is satisfied and no Triggering Event exists or has occurred and, if the Availability Condition is not satisfied or a Triggering Event exists or has occurred, at the election of any Co-Collateral Agent, not later than the fourth (4th) Business Day of each week; except, that, if after such election as a result of the failure to satisfy the Availability Condition or the occurrence of a Triggering Event, Borrowers satisfy the Availability Condition for thirty (30) consecutive days and so long as no Triggering Event exists, Borrowers may elect to return to the delivery four (4) Business Days after the Semi-Monthly Reporting Dates, as provided above, until such time that the Availability Condition may no longer be satisfied or a Triggering Event shall exist or have occurred and a Co-Collateral Agent has elected to require more frequent delivery thereof: (i) a Borrowing Base Certificate, (ii) a report identifying all accounts receivable of Borrowers, (iii) a list of all claims, offsets or disputes by or with account debtors, identifying the account debtor, Borrower and the applicable amounts, (iv) a detailed report of all cash and Cash Equivalents of Borrowers, identifying any amounts thereof that constitute Eligible Qualified Cash, (v) a detailed accounts receivable aging and roll-forward with supporting details with respect to Borrowers and Guarantors, (vi) a detailed Inventory report with respect to Borrowers and Guarantors, (vii) a detailed accounts payable aging with respect to Borrowers and Guarantors, and (viii) identification of and details with respect to account debtors that are beneficiaries with respect to Letters of Credit;
(h) promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of Borrowers or any Subsidiary as the Agent or any Lender may reasonably request; and
(i) Agent may conduct field examinations and physical verifications of Inventory as a Co-Collateral Agent may from time to time require, but no more than two (2) field examinations in any twelve (12) consecutive month period at the expense of Borrowers and no more than two (2) physical verifications in any twelve (12) consecutive month period at the expense of Borrowers, in each case so long as no Availability Condition exists and no Triggering Event exists, otherwise as Agent may request, but in the event that Excess Availability is less than such amount, no more frequently than three (3) times in any twelve (12) consecutive month period unless a Triggering Event exists, in which event such field examinations and physical verifications shall be provided as often as a Co-Collateral Agent may request.

Schedule 6.6
Nature of Business
Collectively, the Loan Parties operate a high conversion, moderate complexity independent refinery with a design crude distillation capacity of 60,000 bpd, along with associated light products loading facilities and crude storage facilities. The refinery is located in Tyler, Texas. The Tyler refinery is situated on approximately 100 out of a total of approximately 600 contiguous acres of land that the Loan Parties own in Tyler. The Tyler refinery includes a fluid catalytic cracking unit and a delayed coker, enabling the Loan Parties to produce, sell and distribute approximately 95% light products, including primarily a full range of gasoline, diesel, jet fuels, liquefied petroleum gas and natural gas liquids and has a complexity of 9.5. For 2008, gasoline accounted for approximately 54.4% and diesel and jet fuels accounted for approximately 37.4% of the Tyler refinery’s fiscal production.
The Tyler refinery has a crude oil processing unit with a 60,000 bpd atmospheric column and an 18,000 bpd vacuum tower. The other major process units at the Tyler refinery include a 20,200 bpd fluid catalytic cracking unit, a 6,500 bpd delayed coking unit, a 21,000 bpd naphtha hydrotreating unit, a 13,000 bpd gasoline hytrotreating unit, a 22,000 bpd distillate hydrotreating unit, a 17,500 bpd continuous regeneration reforming unit, a 5,000 bpd isomerization unit, and a sulfuric alkylation unit with a capacity of 4,700 bpd. The Tyler refinery is designed to mainly process light, sweet crude oil, which is typically a higher quality, more expensive crude oil than heavier and more sour crude oil. The refinery has access to five crude oil pipeline systems that allow the Loan Parties access to East Texas crude, West Texas Sour, West Texas Intermediate and foreign sweet crude oils. A small amount of local East Texas crude oil is also delivered to the refinery by truck.
Upon delivery to the Tyler refinery, crude oil is sent to a distillation unit, where complex hydrocarbon molecules are separated into distinct boiling ranges. The processed crude oil is then treated in specific units of the refinery, and the resulting distilled and treated fuels are blended to create the desired finished fuel products, including gasoline, diesel/jet fuels, petrochemicals and other products.